As filed with the Securities and Exchange Commission on January 15, 2013.

Registration No. 333-181594

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 9

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Professional Diversity Network, LLC

(Exact name of registrant as specified in its charter)

Illinois	7370	83-0374250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

801 W. Adams Street

Suite 600, Chicago, Illinois 60661

(312) 614-0950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Kirsch

Chief Executive Officer

Professional Diversity Network, LLC

801 W. Adams Street

Suite 600, Chicago, Illinois 60661

(312) 614-0950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael M. Froy, Esq. Brian Lee, Esq. SNR Denton US LLP 233 South Wacker Drive Suite 7800 Chicago, IL 60606-6404 (312) 876-8000	Chadwick I. Buttell, Esq. Natalie T. Crampton, Esq. Patzik, Frank & Samotny Ltd. 150 South Wacker Drive Suite 1500 Chicago, IL 60606 (312) 551-8300	Stephen E. Older, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 (212) 547-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Explanatory Note on Reorganization: Professional Diversity Network, LLC, the registrant whose name appears on the cover of this registration statement, is an Illinois limited liability company. Before the completion of the offering of the shares of common stock subject to this registration statement, Professional Diversity Network will be reorganized into a Delaware corporation and renamed Professional Diversity Network, Inc. Shares of the common stock of Professional Diversity Network, Inc. are being offered by the prospectus.

Explanatory Note on IPO CSOP Prospectus: This Registration Statement contains a prospectus relating to a firm-commitment underwritten offering of shares of our common stock (for purposes of this Explanatory Note, the “firm-commitment prospectus”), together with separate prospectus pages relating to an offering of shares of our IPO Customer Stock Ownership Plan (for purposes of this Explanatory Note, the “IPO CSOP prospectus”). The complete firm-commitment prospectus can be found immediately preceding the IPO CSOP prospectus. Following the firm-commitment prospectus are the following alternative and additional pages for the IPO CSOP prospectus:

•	front cover page, which will replace the front cover page of the firm-commitment prospectus (there will be no back cover page);

•	Table of Contents changed as reflected on page A-[ ];

•

page A-[    ] introductory paragraph of “Prospectus Summary” replaces introductory paragraph in firm-commitment prospectus; and pages A-[    ] through A-[    ] for the “Prospectus Summary – The IPO CSOP Offering” section, which will replace pages [    ] through [    ] of the “Prospectus Summary – The Offering” section of the firm-commitment prospectus;

•	a new subsection on “Specific Risk Factors Relating to Purchases through the IPO CSOP” will be inserted at the end of “Risk Factors”;

•	pages A-[ ] through A-[ ] for the “IPO Customer Stock Ownership Plan,” which will be added immediately following “Risk Factors”.

•	page A-[ ] replaces “Use of Proceeds” in the firm commitment prospectus;

•

“Underwriting and Plan of Distribution” shall be retitled “Plan of Distribution” and the text on pages A-[    ] through A-[    ] shall replace the text of the “Underwriting and Plan of Distribution;” section and

•	page [ ] for the “Legal Matters,” which will replace page [ ] of the firm-commitment prospectus

References to “this offering” and “the offering” in the text retained from the firm-commitment prospectus will be changed to “the initial public offering” and all references to “the underwriters” or “the Underwriters” shall be changed to “the underwriters in the firm-commitment underwritten offering.” References to the section entitled “Underwriting and Plan of Distribution” and the section titled “Concurrent Offering under our Customer Stock Ownership Plan” on page [9] of the firm-commitment prospectus will be deleted.

Each of the complete firm-commitment prospectus and IPO CSOP prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended. The closing of the offering of the firm-commitment prospectus common stock is not conditioned upon the closing of the offering of IPO CSOP shares, but the closing of the offering of IPO CSOP shares is conditioned upon the closing of the offering of the firm-commitment prospectus common stock.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS        SUBJECT TO COMPLETION            DATED [                    ] 2013

1,000,000 Shares of

Common Stock

Professional Diversity Network, Inc. is offering 1,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our common stock. We expect that the initial public offering price will be between $9.00 and $11.00 per share. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “IPDN.”

Concurrently with the offering conducted pursuant to this prospectus, we are offering up to 100,000 shares of common stock in a directed share offering under our Customer Stock Ownership Plan, or “CSOP™” using the platform of LOYAL3 Labs, Inc. and brokerage and other services of LOYAL3 Securities, Inc. We reserve the right to terminate the directed share offering under our Customer Stock Ownership Plan in our absolute discretion.

Investing in our common stock involves a high degree of risk and our directors, executive officers and significant stockholders will continue to hold a significant amount of shares and will continue to have substantial control over corporate matters, and as such we will be deemed a controlled company pursuant to NASDAQ corporate governance requirements. Please read “Risk Factors” beginning on page 17.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act, or JOBS Act. Please read the related disclosure contained on pages [-] and [-] of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Professional Diversity Network (before expenses)	$	$

In connection with this offering, we have also agreed to issue to the underwriter, for $100, a warrant to purchase up to 50,000 shares of our common stock, or 5% of the shares offered by this prospectus (not including any shares sold pursuant to the underwriters’ over-allotment option). If the underwriters exercise the warrant, each share of our common stock may be purchased for $             per share (which is 125% of the price per share of our common stock offered by this prospectus).

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriter.

We have granted the underwriters an option for a period of 45 days to purchase, on the same terms and conditions set forth above, up to an additional              shares of our common stock to cover over-allotments of the shares, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about                      .

Aegis Capital Corp

Merriman Capital, Inc.

Prospectus dated                     , 2013

Professional Diversity Network
Connecting Employers with Diverse Professionals

PDN
AMightyRiver.com
the black professional networking community
iHispano.com
The Professional Latino Network
womenscareerchannel.com
THE WOMENS PROFESSIONAL NETWORKING COMMUNITY
MILITARY2CAREER.COM
AREERS.NET
THE ASIAN PROFESSIONAL NETWORK
OUTPRO.net
OUT PROFESSIONAL NETWORK
ProAble.net

Until                     , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our common stock or (2) our common stock in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

Prospectus Summary

This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. Unless we specify otherwise, all references in this prospectus to “Professional Diversity Network,” “PDN,” “we,” “our,” “us” and “company” refer to Professional Diversity Network, LLC prior to the date Professional Diversity Network, LLC reorganizes into a Delaware corporation, and Professional Diversity Network, Inc. after the date Professional Diversity Network, LLC reorganizes into a Delaware corporation.

Overview

Professional Diversity Network develops and operates online networks dedicated to serving diverse professionals in the United States. To date, we have been particularly focused on Hispanic-American and African-American professionals and recently launched additional websites dedicated to other diverse segments, including women, Asian-American, LGBT (lesbian, gay, bisexual and transgender), differently-abled and military professionals. We currently have more than 1.8 million members and, as of the date of this prospectus, more than 3,000 companies and organizations, including 60% of the Fortune 500 companies, have listed job postings on our websites. Most of these listings have come to us through our exclusive agreement with Monster Worldwide for our recruitment services. Our agreement with Monster Worldwide began in December 2007, expired on December 31, 2012 and was not renewed. On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn, which became effective on January 1, 2013. Pursuant to the LinkedIn arrangement, LinkedIn may resell to its customers diversity-based job postings and recruitment advertising appearing on our websites. Since January 1, 2011, we have had a strategic partnership with the University of Phoenix (through its parent company, the Apollo Group, Inc.), which advertises on our websites. Regardless of the strategic partner we are working with, we believe that our networking platforms provide an effective means to meet the career advancement needs of diverse professionals, the employers that seek to hire them and the advertisers that seek to reach them.

Our major assets are two of our websites – iHispano.com, which has over 1.2 million members in its network and AMightyRiver.com, which has over 600,000 members in its network. In the nine months ended September 30, 2012, iHispano.com had over 3.7 million unique visitors and over 4.3 million visits, while AMightyRiver.com had over 1.0 million unique visitors and over 1.2 million visits.

We define a member of one of our websites as an individual user who has created a member profile on that website as of the date of measurement. If a member is inactive for 24 months, such member will automatically be de-registered from our database.

We calculate unique visitors for each of our websites as users who have visited that particular website at least once regardless of whether they are members. A user who visits one of our websites, regardless of frequency, is only counted as one unique visitor, based on data provided by Google Analytics, a leading provider of digital marketing intelligence.

We define the number of visits for each of our websites as the number of times a user has been to that particular website. If a user is inactive on the website site for 30 minutes or more, any future activity will be counted as a new visit. Users that leave one of our websites and return to the same website within 30 minutes will be counted as part of the original visit.

We recently launched additional online professional networking websites that serve other diverse communities – including women (WomensCareerChannel.com), Asian Americans (ACareers.net), LGBT (OutProNet.com), enlisted and veteran military personnel (Military2Career.com) and differently-abled (ProAble.net) professionals. Although each of these new professional networking websites is fully operational, these websites are, and continue to be, in the early stages of development. Since its inception in September 2011, WomensCareerChannel.com has experienced significant growth in unique visitors, visits and membership. In the nine months ended September 30, 2012, this website had over 700,000 visits and over 600,000 unique visitors. By September 30, 2012, WomensCareerChannel.com had over 75,000 members.

Our company is built on the philosophy of “relationship recruitment,” connecting talent with opportunity within the context of a common culture or affinity. We endeavor to provide an environment that celebrates the identity of our members and fosters a sense of community and trust. We believe we provide value to our members by enabling them to leverage their connections and share beneficial information with other members and employers that participate on our platform, providing access to employment opportunities and offering valuable career resources. At the same time, we believe that our members and their level of engagement is attractive to employers and advertisers that seek to target an audience of diverse professionals for hiring purposes, to increase brand awareness or to market products and services.

We believe our revenue model is aligned with our focus on serving our members. We currently provide members with access to our websites at no cost, a strategy which we believe will allow us to continue to grow our membership base and which promotes high levels of member engagement for the mutual benefit of members, employers and advertisers.

For the nine months ended September 30, 2012, we generated substantially all of our revenue from two customers: Monster Worldwide, which generated approximately 63% of our revenue, and Apollo Group, the corporate parent of the University of Phoenix, which generated approximately 32% of our revenue. For the year ended December 31, 2011, we generated substantially all of our revenue from two customers: Monster Worldwide, which generated approximately 72% of our revenue, and Apollo Group, the corporate parent of the University of Phoenix, which generated approximately 20% of our revenue. See “Risk Factors – Our revenues have been highly dependent on two customers, Monster Worldwide and the University of Phoenix, both of which had an exclusive arrangement with us and we will likely continue to be dependent on a small number of customers.

Recruitment

Direct Sales

Historically we have been dependent on Monster Worldwide for all of our recruitment revenue pursuant to an alliance agreement that expired December 31, 2012. Because our agreement with Monster Worldwide was exclusive in so far as it prohibited us from selling our recruitment services to anyone other than Monster Worldwide, the growth of our company has been dependant on the growth of Monster Worldwide’s diversity recruitment business. We believe that by expanding on the sources of our recruitment revenue, which we are doing by entering into non-exclusive agreements with new strategic business partners or an agreement that provides for limited exclusivity, such as the one we entered into with LinkedIn Corporation in November 2012 (as described below) and by establishing a sales force to commence direct sales of our products and services, we have an opportunity to provide better services to our customers and achieve revenues and margins that are greater than those achieved during the term of our agreement with Monster Worldwide. As discussed in “Use of Proceeds” below, we have budgeted approximately 15% of the net proceeds of the offering for sales and marketing expenses, including approximately 5% in payroll for the addition of employees in our direct sales team.

In anticipation of the expiration of our agreement with the Monster Worldwide, we began developing an internal capacity for direct marketing and sales of recruitment services to companies seeking to hire diverse employees. We are transferring existing employees with diversity recruitment experience from client services to sales and we are hiring additional personnel to expand our direct marketing and sales of recruitment services. Because our agreement with LinkedIn provides for fixed quarterly payments that are approximately half of the fixed quarterly payments we received from Monster Worldwide (as described below), our revenues will decrease significantly unless we are able to generate significant revenues through direct sales.

Monster Worldwide, Inc.

We have an alliance agreement with Monster Worldwide which expired on December 31, 2012 and was not renewed. Pursuant to this agreement, Monster Worldwide has been the exclusive seller of job postings on our websites. Our agreement with Monster Worldwide provides for an annual fixed fee that is subject to adjustment based on certain criteria. To date, since the commencement of our agreement with Monster Worldwide in December 2007, our annual fixed fee payments have not been adjusted, nor have we failed to meet the target number of applicants to job postings each month for six consecutive calendar months.

Following the expiration of our alliance agreement with Monster Worldwide, we expect to experience significant decreases in revenue at least for the first quarter of 2013 because (i) our agreement with LinkedIn provides for fixed quarterly payments that are approximately half of the fixed quarterly payments we received from Monster Worldwide (as described below) and we cannot predict how much commission revenue, if any, we will earn through LinkedIn and (ii) our sales force will require time to generate sales because we cannot begin to market and sell our recruitment services until January 2, 2013.

Under our agreement with Monster Worldwide, we have agreed to provide limited support and access to data to permit Monster Worldwide to continue to meet certain obligations to its customers in 2013. With respect to job postings that Monster sold prior to the expiration of our agreement on December 31, 2012, we are permitting Monster to maintain such postings on our websites until the earlier of (a) the date that Monster Worldwide’s obligation to maintain such posting expires or (b) December 31, 2013. In addition, we will continue to provide Monster with access to our data until December 31, 2013. We expect to incur only de minimis additional labor and de minimis additional costs, and will not receive any additional payments from Monster Worldwide subsequent to the expiration of our agreement. For additional information about our business arrangements with Monster Worldwide, please see the section entitled “Business - Monster Worldwide.”

LinkedIn

On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn, which became effective on January 1, 2013. Pursuant to our agreement, LinkedIn may resell to its customers diversity-based job postings and recruitment advertising on our websites. Our agreement with LinkedIn provides that LinkedIn make fixed quarterly payments to us that are approximately half of the fixed quarterly payments we received from Monster Worldwide and a percentage commission for sales of our services in excess of certain thresholds. The fixed quarterly payments are payable regardless of sales volumes or any other performance metric. Although such fixed quarterly payments are significantly less than the fixed quarterly payments that we receive from Monster Worldwide, we believe that we have the potential to exceed our revenues from our previous agreement with Monster Worldwide because (i) we may earn additional commission payments with LinkedIn if certain sales levels are achieved, and (ii) we may earn revenue by selling our services directly, as described above. Under our agreement with LinkedIn, we will receive (i) no commissions on the first $10 million of LinkedIn’s revenue from the sale of our services during 2013, (ii) 20% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $10 million and less than $50 million, and (iii) 15%

commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $50 million. However, there can be no assurance that we will meet or exceed revenues earned through Monster Worldwide in prior periods.

During the term of our agreement with LinkedIn, we may not permit any competitor of LinkedIn to resell our diversity-based recruitment services. Our agreement does not prohibit LinkedIn from selling its own or any third party’s diversity recruitment services, however, during the term of our agreement with LinkedIn and for a period of one year thereafter, we may not sell our diversity-based recruitment services, directly or indirectly, to any of the 1,000 companies on LinkedIn’s restricted account list. The companies in such restricted accounts list are of varying sizes, operate in diverse geographical locations and conduct business in different sectors. We believe LinkedIn designated these particular companies in its restricted account list because LinkedIn has established business relationships with these companies and feels that these companies are potential purchasers of diversity recruitment services. We are permitted, however, to market and sell our products to any company that is not on such restricted account list after our exclusive agreement with Monster Worldwide expired on December 31, 2012.

The term of our agreement with LinkedIn is three years, subject to LinkedIn’s right, in its sole and absolute discretion, to terminate our agreement on the six-month anniversary of the effective date upon not less than 30 days’ prior notice and during the fourth calendar quarter of the first and second years of the term of our agreement upon not less than 90 days’ prior notice. If not terminated sooner, the term of our agreement with LinkedIn will automatically renew for successive one-year terms unless either party delivers a notice of non-renewal with 90 days’ prior notice. For additional information about our business arrangements with LinkedIn, please see the section entitled “Business – LinkedIn.”

Advertising

University of Phoenix

On January 11, 2011, we entered into a marketing media services agreement with Apollo Group, Inc. The agreement provides the framework for our relationship with Apollo Group. It has no expiration date but could be terminated by either party upon thirty days prior written notice. During the term of the agreement, we could not perform advertising services for any other institution of higher education, whether for-profit or non-profit, other than Apollo Group. The agreement required us to enter into separate purchase orders or statements of work, referred to as “media schedules,” which describe the services we provided to Apollo Group on a project basis and the compensation we were paid. We entered into two media schedules with Apollo Group. The first media schedule was a trial run that by its terms covered a period of six months ending June 30, 2011, but which Apollo Group and we agreed to extend until August 31, 2011, and provided for fees to us in the amount of $664,000. Thereafter, based on Apollo Group’s satisfaction with our performance, we entered into a media schedule which expanded the scope of our services and covered a longer period than the term of the first media schedule, ending September 11, 2012, and provided for fees to us in the amount of $1,550,000. Pursuant to the agreement and related media schedules, we received fees for placing advertising media on our websites to promote Apollo Group’s University of Phoenix and for creating, maintaining and operating the “Education to Career” and “Education to Education” networking portal websites. Most of our advertising revenue is derived from our agreement with Apollo Group. In 2011, we recognized revenue of $1.1 million in respect of fees from Apollo Group for our services. This constituted 20% of our total revenue and 72% of our revenue from consumer media advertising and marketing solutions. On June 11, 2012, we agreed to an insertion order with Apollo Group. The insertion order now governs our agreement with Apollo Group with respect to the “Education to Education” networking portal websites, and it provides for payment to us of up to $150,000 per month during a twelve-month term commencing July 1, 2012 and ending July 1, 2013, based upon the number of persons we refer to the University of Phoenix who express an interest in obtaining information about attending the University of Phoenix. There is no guaranteed payment associated with this insertion order and for the nine months ended September 30, 2012, PDN generated $313,000 of revenue pursuant to the insertion order. On October 1, 2012, we entered into a revised and restated master services agreement with Apollo Group to replace our original marketing media services agreement. Our new agreement now governs our agreement with Apollo Group with respect to “Education to Careers” networking portal website, and it provides for monthly payments of $116,667 during a six-month term ending March 31, 2013. For additional information about our business arrangements with Apollo Group, please see the section entitled “Business - the University of Phoenix.”

We generate a small percentage of our advertising revenue from advertisers that promote their brands and advertise their products and services to our members. One of our key goals is to grow the consumer media advertising portion of our business. We believe that advertisers are attracted to our network of members as an effective means to reach a diverse professional market.

Financial Performance

We have been profitable each year since 2006. Our revenue for the nine months ended September 30, 2012 increased 14% from the nine months ended September 30, 2011, from approximately $4.17 million to $4.74 million, while our net income in such period decreased 6.6% from $2.15 million to $2.01 million. From 2010 to 2011, our revenue increased 27%, from approximately $4.4 million to $5.6 million, while our net income in such period increased 47% from $1.9 million to $2.7 million.

Our Mission

Our mission is to be an important factor in the career development of diverse professionals who have traditionally faced obstacles to reaching their full potential. We believe that the work we do, and the power of our online network to connect talent with opportunity, can improve the career and financial prospects of our members by empowering them to invest in their professional development, creating employment opportunities, and enabling them to achieve higher levels of professional success.

Our Values and Company Culture

As a company, we celebrate diversity. We endeavor to capture the distinct inspirational culture of each community we serve. We strive to put our members first in every decision we make and with every new product we build. We are dedicated to helping fulfill the professional aspirations of those we serve in order to secure the financial futures of our members and their families.

We believe our creative team is skilled in communicating in a culturally relevant manner the messaging of the employers that participate on our platform, and we are similarly dedicated to helping them achieve their hiring goals to create a more diverse workforce.

Industry Background and Our Opportunity

We believe that we are well-positioned for growth because our business takes advantage of the following emerging trends:

•	Increasing Socialization of the Internet

Online social and professional networking websites are increasingly becoming a powerful tool to connect people with one another on a large scale.

•	Growing Ethnic Diversity of the U.S. Population and Labor Force

As ethnic minorities represent growing share of the overall population according to the 2010 United States census, diversity hiring is increasingly becoming a common, if not standard, business practice of major employers. According to a job report published on February 5, 2010 by the U.S. Equal Employment Opportunity

Commission, or EEOC, the percentage of private sector minority employment in the U.S. compared to overall employment tripled between 1966 and 2008, from 11% to 34%, with Hispanic-Americans exhibiting the fastest growth rate (from 2.5% in 1966 to more than 13% in 2008) of all minority groups. According to the Monthly Labor Review published in January 2012 by the Bureau of Labor Statistics, Hispanic-Americans are also expected to account for the vast majority – 74% – of the 10.5 million workers added to the labor force in the U.S. from 2010 to 2020.

•	Regulatory Environment Favorable to Promoting Diversity in the Workplace

As outlined in Executive Order 13583, signed by President Obama on August 18, 2011, companies considering contracting with the federal government must be prepared to demonstrate the diversity of their workforce, and the Department of Labor under the Obama Administration is placing a greater emphasis on promoting diversity employment in the private sector.

•	Rising Spending Power of Ethnic Population

The spending power of diverse groups is expected to continue to grow in the United States. According to a January 2011 report by the Kenan-Flagler Business School at the University of North Carolina, by 2014, the buying power of Hispanic Americans will have grown by 613% since 1990, a higher rate than any other ethnic group.

•	Acceptance and Growth of Online Recruitment and Advertisement.

Businesses now recognize and seek to take advantage of the socialization of the Web for recruitment and for brand management, marketing and advertising. The market for advertising on online social networks in the United States is also expected to continue to grow rapidly from $2.54 billion in 2011 to an estimated $3.63 billion in 2012 and $5.59 billion by 2014, according to an article published by eMarketer, Inc. on February 24, 2012.

Because of these emerging trends, we believe there is great opportunity for growth. Ninety-four companies in the Fortune 100 feature diversity hiring on their company online career centers. The online diversity recruitment market is highly fragmented. We believe that we can consolidate this market and maximize shareholder value through strategic acquisitions and organic growth.

See “Business — Industry Background and Our Opportunity” below.

Our Solutions

We offer a variety of solutions to meet the needs of diverse professionals, the employers that seek to hire them and the advertisers that seek to reach them.

Solutions for Members

We offer our members a variety of online professional networking and career placement solutions, including the following:

•	Talent recruitment communities,

•	Job postings and company information search capability,

•	Identity and contact management,

•	Networking tools,

•	Mentoring program,

•	Career tools and skill-based content

•	E-Newsletter and national event information.

Solutions for Employers and Recruiters

We post job listings of employers through our strategic partnership with LinkedIn. These employers include large corporations, small and medium-sized businesses, educational institutions, government agencies, non-profit organizations and other enterprises. The hiring solutions we offer include:

•	Talent recruitment communities,

•	Single and multiple job postings,

•	Resume database,

•	Hiring campaign marketing and advertising,

•	Research on products and services and

•	Employment Recruitment Intelligence Compliance Assistance (ERICA).

Solutions for Advertisers

•

Advertising Campaign Services.  Our platform also enables advertisers to target and reach large audiences of diverse professionals and connect them to relevant services. We assist advertisers in building campaigns and provide additional creative services. Our branding and marketing platform employs email marketing, social media, search engines, traffic aggregators and strategic partnerships.

Our Competitive Strengths

We believe the following elements give us a competitive advantage in accomplishing our mission:

•

Dedicated Focus on Diverse Professionals.  We believe that our focus on providing career opportunities for diverse professionals differentiates us from other online social networking websites, such as Facebook. We believe our websites have a distinctly career-oriented feel and utility when compared with other online social networking websites. We believe that users prefer to manage their professional and social identities and contacts separately. While other online professional networking websites, such as LinkedIn Corporation, or LinkedIn, also have a professional focus, we are singularly focused on diverse professionals in the United States.

•

Platform That Harnesses the Power of Web Socialization.  We believe that our membership base will continue to grow virally and that our platform will be an increasingly powerful tool, enabling our members to leverage their connections and shared information for the collective benefit of all the participants on our platform. We believe that we are the first online professional network to focus on the diversity recruitment sector.

•

Relationships with Strategic Partners.  We believe that our relationships with strategic partners are difficult to replicate, and give us a competitive advantage in the networking opportunities, career tools and resources we can offer to our members, as well as the diverse audiences we can access for employers and advertisers.

•	Relationships with Professional Organizations. Our team has experience working with multicultural professional organizations such as The Association of Latino Professionals in Finance and Accounting.

•

Customized Technology Platform.  Our technology platform has been custom-designed and built to facilitate networking engagement and job search. We believe that it would be costly and time consuming for a new entrant into the online professional networking space to replicate a technology platform with comparable functionality.

Our Key Metrics

We monitor several key metrics, including number of members, unique visitors, and visits, in order to assess our business, identify challenges and opportunities, produce financial forecasts, formulate strategic plans and make business decisions.

	As at September 30,	As at December 31,
	2012	2011	2010	2009
iHispano.com Members[1]	1,205,005	1,116,790	667,499	234,572
AMightyRiver.com Members[1]	689,935	606,844	339,915	80,283
Members in Our Other Networks[1]	104,585	18,590	152	-

Total Members Across Our Networks[1]	1,999,525	1,742,224	1,007,566	314,855

1	The reported number of members is higher than the number of actual individual members because some members have multiple registrations, other members have died or become incapacitated and others may have registered under fictitious names. Although members who have been inactive for 24 months will be automatically deleted from our member database, a substantial majority of our members do not visit our websites on a monthly basis. Please see our risk factor entitled “The reported number of our members is higher than the number of actual individual members, and a substantial majority of our visits are generated by a minority of our members” on page [ ].

We believe the number of members is a key indicator of the growth of our online network and our ability to monetize the benefits resulting from such growth to the businesses and professional organizations to which we sell recruitment and marketing solutions. To date, our member base has, in large part, grown virally through users and members who invite colleagues and peers to join their network. Growth in our member base depends, in part, on our ability to successfully develop and market our solutions to professionals who have not yet become members of our network.

	Nine Month Total	Annual Total
	Period ended September 30,	For the year ended December 31,
	2012	2011	2010	2009
Unique visitors to iHispano.com	3,705,264	4,711,780	4,580,489	3,488,075
Unique visitors to AMightyRiver.com	1,073,137	3,632,160	2,840,572	1,953,152
Unique visitors to our other networks	922,475	209,941	1,264	-

Total unique visitors across our networks	5,700,876	8,553,881	7,422,325	5,441,227

Visits to iHispano.com[1]	4,377,541	6,107,939	6,516,086	4,746,758
Visits to AMightyRiver.com[1]	1,226,277	4,844,004	3,892,309	2,593,147
Visits to our other networks[1]	1,060,636	247,185	5,946	-

Total visits across our networks[1]	6,664,454	11,199,128	10,414,341	7,339,905

1	A substantial majority of visits are generated by a minority of our members and users. Please see our risk factor entitled “The reported number of our members is higher than the number of actual individual members, and a substantial majority of our visits are generated by a minority of our members” on page [ ].

We view visits and unique visitors as key indicators of growth in our brand awareness among users and whether we are providing our members with useful products and features. The unique visitor metric reflects our ability to attract new users, which is crucial to increasing the number of our members. The visits metric indicates our ability to keep our users and members engaged. Because we believe our member base has, in large part, grown virally through users and members who invite colleagues and peers to join their network, we expect that an increase in the number of unique visitors will result in an increase in the number of members, and vice versa. We plan to make improvements to features and products that we believe will also increase visits, unique visitor and member traffic to our websites. During 2010, our websites had a total of over 7 million unique visitors and over 10 million visits, respectively, which increased to over 8 million unique visitors and 11 million visits, respectively, during 2011.

Our Strategy

Our strategy for accomplishing our mission involves the following elements:

•

Launch and Acquire Additional Minority Professional Networking Websites.  We believe that we can significantly expand our member base by launching our own new websites and acquiring other online professional networking websites focused on Hispanic Americans and African Americans and other diverse communities.

•

Employ Marketing Campaigns that Increase Traffic and Membership.  We believe that we can increase our users and members through enhanced marketing efforts, such as media conferences, sponsored events, email marketing and ongoing search engine optimization.

•	Grow Consumer Advertising Revenue. We plan to build a sales and marketing team that can focus on selling our advertising.

•

Grow our Recruitment Platform.  We plan on investing in our recruitment platform by adding additional services that enhance the user and recruiter experience. Our product roadmap builds upon our relationship recruitment platform.

•

Develop and Strengthen Relationships with Strategic Partners.  We are working to strengthen our relationships with existing strategic partners and develop new relationships with online networking websites and professional organizations, with a view toward increasing traffic to our websites and broadening our membership base and our hiring and marketing solutions.

•

Direct Recruitment Sales.  Starting in January 2013 we will seek to develop sales of diversity recruitment products and services directly to employers that are not among the companies exclusive to LinkedIn.

•	Hire Strategically. We intend to hire experienced individuals in sales, marketing and technology.

•

Add Functionality to Increase Member Value and Generate Revenue.  We are working to enhance the functionality of our websites, improve our applications, tools and resources and more efficiently and effectively utilize information captured on our websites.

Risks Associated with Our Business

Our business is subject to a number of risks discussed under the heading “Risk Factors” and elsewhere in this prospectus, including, but not limited to, the following:

•

Our revenues have been highly dependent on two customers - Monster Worldwide, and the University of Phoenix, both of which have an exclusive arrangement with us, and we will likely continue to be dependent on a small number of customers.

•	Our agreement with Monster Worldwide expired on December 31, 2012, and it is uncertain when, if ever, we can replace the revenues we received through our agreement with Monster Worldwide.

•	Our ability to grow our advertising revenue is dependent on our relationship with and the performance of Apollo Group.

•	We face risks associated with our agreement with LinkedIn.

•

We are seeking to generate revenue by selling recruitment services directly to employers, except the 1,000 companies that are on the restricted account list pursuant to our agreement with LinkedIn. We have no history selling recruitment services directly to employers, and our failure to successfully develop this capability could materially and adversely affect our business, operating results and financial condition.

•

We began our operations in the online professional diversity networking business in 2007 and online professional networking within specific segments of the population is a new and unproven business concept. Our limited operating history and business concept makes it difficult to effectively assess our future prospects. Our business and prospects must be considered in light of the significant risks, expenses, and difficulties frequently encountered by Internet companies, especially those dedicated to the social and/or online professional network sector, in their early stage of development.

•

We expect to face increasing competition in the market for online professional networks from other professional or social networking websites and Internet job search companies such as Facebook, and Doostang among others. We will face competition from Monster Worldwide beginning in 2013.

•

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could materially harm our business.

•

Our directors, executive officers and significant stockholders currently control all the outstanding equity interests of the company, and assuming the completion of this offering (but not the underwriters’ over-allotment option) and that no shares of our common stock are purchased in a directed share offering under our newly established customer stock ownership plan, will hold [    ]% of the outstanding shares of our common stock and continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including changes of control.

You should carefully consider these factors, as well as all of the other information set forth in this prospectus, before making an investment decision.

Company Information

Substantially simultaneously with the effectiveness of the registration statement of which this prospectus is a part, we will restructure by reorganizing into a Delaware corporation. Our principal executive offices are located at 801 W. Adams Street, Chicago, Illinois 60661. Our telephone number is (312) 827-6440, and our corporate website is www.prodivnet.com. The information contained in or connected to our corporate website, and the websites of our online networks, including iHispano.com, AMightyRiver.com, WomensCareerChannel.com, ACareers.net, OutProNet.com, Military2Career.com and ProAble.net are not incorporated by reference into, and should not be considered part of, this prospectus. iHispano®, AMightyRiver.com, WomensCareerChannel.com, ACareers.net, OutProNet.com, Military2Career.com and ProAble.net and other intellectual property and trademarks or service marks of Professional Diversity Network appearing in this prospectus are our property. Trade names, trademarks and service marks of other companies appearing in or incorporated by reference into this prospectus are the property of the respective holders.

Concurrent Offering under our Customer Stock Ownership Plan

Concurrently with the offering conducted pursuant to this prospectus, we are offering up to 100,000 shares of common stock in a directed share offering under our Customer Stock Ownership Plan, or “CSOP,™” using the platform of LOYAL3 Labs, Inc. and brokerage and other services of LOYAL3 Securities, Inc. The shares being offered under the CSOP are offered under a separate prospectus and this prospectus does not relate to the CSOP offering.

The Offering

Price per share of common stock offered by us	We currently estimate that the initial public offering price will be between $9.00 and $11.00 per share.

Common stock offered by us	1,000,000 shares

Common stock outstanding prior to this offering	5,163,368 shares(1)

Common stock to be outstanding immediately after this offering	6,163,368 shares

Use of proceeds	We expect the net proceeds to us from this offering will be approximately $8.2 million, after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense reimbursement of up to 1.5% of the gross proceeds from the sale of the firm shares and estimated offering expenses, assuming an initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus. We intend to use approximately 15% of the net proceeds of this offering for sales and marketing (which, includes approximately 5% for additional payroll for additional employees in our direct sales team), 25% of the net proceeds for product development, 40% of the net proceeds for strategic acquisitions, and reserve the remaining 20% of the net proceeds for future growth opportunities which may include additional investments in sales and marketing, products and/or strategic acquisitions and for general working capital. Although from time to time, we may meet with and identify acquisition targets, we currently have no agreements or commitments with respect to material acquisitions or investments in other companies. See “Use of Proceeds” on page [ ] of this prospectus.

Over-allotment option	We have granted the underwriter an option for a period of 45 days to purchase, on the same terms and conditions set forth above, up to an additional 150,000 shares to cover over-allotments.

Underwriters’ warrant	In connection with this offering, we have also agreed to issue to the underwriter, for $100, a warrant to purchase up to 50,000 shares of our common stock, or 5% of the shares offered by this Prospectus (not including shares sold, if any, pursuant to the over-allotment option). If the underwriter exercises the warrant, each share of our common stock may be purchased for $ per share (which is 125% of the price per share of our common stock offered by this prospectus).

Lock-up agreements	The Company’s directors and officers and any other holder of outstanding shares of our common stock will enter into customary “lock-up” agreements in favor of the underwriter pursuant to which

(1)	Consists of 5,000,000 shares to be issued in our corporate reorganization and 163,368 shares to be issued in connection with the conversion of our debt. See “Certain Relationships and Related Party Transactions – Agreements with Directors and Executive Officers” on page [ ].

such persons and entities will agree, for a period of 180 days from the closing date of this offering, that they will be subject to a lock-up agreement prohibiting any sales, transfers or hedging transactions of any securities of the company owned by them without the underwriter’s prior written consent.

Nasdaq Capital Market listing	Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “IPDN.”

Exchange of insider debt for equity	Our outstanding promissory notes are currently non-convertible. However, in connection with this offering, we have an understanding with our founding members that the outstanding notes will be exchanged for shares of our common stock at a price per share equal to the offering price, without payment of any additional consideration. We anticipate that immediately prior to the consummation of this offering, Ferdinando Ladurini, Daniel Ladurini and James R. Kirsch will enter into a debt exchange agreement whereby our three outstanding promissory notes in the principal amounts of $1,341,676, $142,000 and $37,143 inclusive of accrued interest owed to them, respectively, will be exchanged for shares of common stock at a price per share equal to the offering price. Such shares will be subject to the lock-up agreements entered into with the underwriter in connection with this offering and may not be sold until the expiration of the lock-up period thereunder.

Controlled company	Ladurini Family Trust, our largest stockholder, may continue to hold a majority of our outstanding common stock immediately after this offering. If that is the case, we will be a “controlled company” and Ladurini Family Trust will have sufficient voting power to effectively control all matters submitted to our stockholders, including a merger, consolidation or other business combination. As a “controlled company” within the meaning of the NASDAQ rules, we will qualify for exemptions from certain corporate governance requirements. However, we do not intend to rely on such corporate governance exemptions, and following the effectiveness of this registration statement and our corporate reorganization, we will have a board of directors comprised of a majority of independent directors and board committees comprised solely of independent directors. Please see our risk factor entitled, “We are a ‘controlled company’ within the meaning of the NASDAQ rules and, as a result, will qualify for exemptions from certain corporate governance requirements.”

Corporate reorganization

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will reorganize from an Illinois limited liability company to a Delaware corporation. The Delaware corporation will succeed to the obligations of the Illinois limited liability company. The limited liability company board of managers will be dissolved and replaced with a board of directors. Of the five members on the board of managers, only James Kirsch will serve as a member of our board of the directors following our reorganization.

Rudy Martinez will continue to be Executive Vice President and Chief Executive Officer of our iHispano.com division, but will not be on our board of directors. Daniel Ladurini, Ferdinando Ladurini and Daniel Kirsch will not be employed by or serve our company in any capacity.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page [ ] of this prospectus.

Concurrent directed share offering	Concurrently with the offering conducted pursuant to this prospectus, we are offering up to 100,000 shares of common stock in a directed share offering under our Customer Stock Ownership Plan, or “CSOP™” using the platform of LOYAL3 Labs, Inc. and brokerage and other services of LOYAL3 Securities, Inc. We reserve the right to terminate the directed share offering under our Customer Stock Ownership Plan in our absolute discretion.

Smaller Reporting Company and Emerging Growth Company

Following this offering, we will continue to be a “smaller reporting company,” as defined in Regulation S-K of the Securities Act of 1933 and an “emerging growth company” under the JOBS Act.

Outstanding Shares

The number of shares of our common stock that will be outstanding immediately after this offering is based on 6,163,368 shares outstanding as of the date of this prospectus and excludes:

•	500,000 additional shares of common stock reserved and available for future issuances under our 2013 Equity Compensation Plan which we intend to adopt prior to the commencement of the offering; and

•

50,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering that will remain outstanding after this offering at an exercise price equal to 125% of the initial public offering price.

Unless otherwise indicated, this prospectus:

•

assumes the completion of the company’s reorganization, pursuant to which each holder of an outstanding membership interest in the company will contribute to the company all of the right, title and interest in and to such holder’s entire ownership interest in the company in exchange for a proportionate number of shares of common stock of the company immediately after conversion into a Delaware corporation;

•	assumes no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan;

•	assumes an initial public offering price of $10.00 per share, the midpoint of the estimated initial public offering price range, set forth on the cover page of this prospectus; and

•	assumes no exercise of the underwriter’s option to purchase up to an additional 150,000 shares of our common stock.

Summary Financial Data

The following tables summarize our financial data. We have derived the statements of operations data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2011 from our audited financial statements appearing elsewhere in this prospectus. The unaudited consolidated statements of operations data for the nine months ended September 30, 2012 and September 30, 2011, and the unaudited consolidated balance sheet data as of September 30, 2012, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be experienced in the future. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes, all included elsewhere in this prospectus.

	Nine Months Ended September 30, (unaudited)		Year Ended December 31, (audited)
	2012	2011	2011	2010
Revenues:
Recruitment services	$3,000,000	$3,000,000	$4,000,000	$4,000,000
Consumer advertising and consumer marketing solutions	1,736,470	1,166,593	1,569,342	384,654

Total revenues	4,736,470	4,166,593	5,569,342	4,384,654

Costs and expenses:
Cost of services	679,233	597,864	817,254	722,003
Sales and marketing	1,094,645	709,599	1,021,839	657,811
General and administrative	743,952	510,965	723,093	897,221
Depreciation and amortization	84,823	81,134	108,592	88,030

Total costs and expenses	2,602,653	1,899,562	2,670,778	2,365,065

Income from operations	2,133,817	2,267,031	2,898,564	2,019,589

Other income (expense)
Interest and other income	9,192	15,209	17,540	17,403
Interest expense	(129,939)	(127,543)	(170,452)	(171,685)

Other expense, net	(120,747)	(112,334)	(152,912)	(154,282)

Net income	$2,013,070	$2,154,697	$2,745,652	$1,865,307

Unaudited Pro Forma Income Tax Computation for Assumed Conversion to a Corporation:
Historical Net Income	$2,013,070	$2,154,697	$2,745,652	$1,865,307
Pro-forma Income Tax Provision	833,421	877,095	1,127,491	745,465

Pro forma Net Income	$1,179,649	$1,277,602	$1,618,161	$1,119,842

Pro forma net income per common share(1):
Basic and diluted	.23	.25	.31	.22
Shares used in computing pro forma net income per share(1)	5,163,368 (2)	5,163,368 (2)	5,163,368 (2)	5,163,368 (2)
Basic and diluted

(1)

Unaudited pro forma basic and diluted income per share is computed by dividing net income for each period by the shares of common stock to be issued following our conversion from a limited liability company to a corporation immediately prior to the closing of this offering. Such shares will be assumed to be outstanding for all periods presented. The shares used in this computation exclude the shares issuable under our newly established Customer Stock Ownership Plan. There will be no potentially dilutive securities. There is no other impact to the financial statements as a result of reorganizing from a limited liability company to a corporation, because our historical financial statements have included a pro forma provision for income taxes and related deferred income taxes.

(2)	5,163,368 shares consist of 5,000,000 shares to be issued in our corporate reorganization and 163,368 shares to be issued in connection with the conversion of our debt. See “Certain Relationships and Related Party Transactions – Agreements with Directors and Executive Officers” on page [ ].

The following table sets forth selected balance sheet data as of September 30, 2012 and as of December 31, 2011 on:

•	an actual basis;

•

on a pro forma basis to reflect the completion of our corporate reorganization pursuant to which Professional Diversity Network, LLC is reorganized as a Delaware corporation and renamed Professional Diversity Network, Inc., and on a pro forma basis to reflect the conversion of promissory notes in the aggregate principal amount of $1,520,819 plus accrued interest in the amount of $112,862 owed to certain affiliates of the company into shares of common stock at a price per share equal to the offering price. Our outstanding promissory notes are currently non-convertible. However, in connection with this offering, we have an understanding with our founding members that the promissory notes will be exchanged into shares of our common stock at a price equal to the public offering price, without payment of any additional consideration; and

•

on a pro forma as adjusted basis to reflect the receipt of the net proceeds from the sale of 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us. You should read the selected balance sheet data together with our financial statements and the related notes appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus.

	September 30, 2012
	Actual	Pro forma(1)	Pro forma as adjusted(2)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,898,440	$1,898,440	$10,739,413
Deferred IPO costs	632,030	632,030	-
Working capital	3,562,619	3,562,619	12,403,592
Total assets	5,459,375	5,459,375	13,668,318
Notes payable	1,477,428	(1,477,428)	-
Total members’ equity	3,682,064	-	-
Total stockholders’ equity	$-	$5,159,492	$13,368,455

	December 31, 2011
	Actual	Pro forma(1)	Pro forma as adjusted(2)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,254,431	$2,254,431	$10,490,274
Deferred IPO costs	26,900	$26,900	-
Working capital	3,829,383	3,829,383	12,065,226
Total assets	5,180,531	5,180,531	13,389,474
Notes payable	1,491,488	-	-
Total members’ equity	3,284,369	-	-
Total stockholders’ equity	$-	$4,775,857	$12,984,800

(1)	on a pro forma basis to reflect the completion of our corporate reorganization where Professional Diversity Network, LLC is reorganized as a Delaware corporation and renamed Professional Diversity Network, Inc., and on a pro forma basis to reflect the conversion of promissory notes in the aggregate principal amount of $1,520,819 plus accrued interest in the amount of $112,862 owed to certain founding members of the company into shares of common stock at a price per share equal to the offering price. Our outstanding promissory notes are currently non-convertible. However, in connection with this offering, we have an understanding with our founding members that the promissory notes will be exchanged into shares of our common stock at a price equal to the public offering price, without payment of any additional consideration; and

(2)	Pro forma as adjusted to reflect the sale of 1,000,000 shares of our common stock in this offering at an assumed initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease pro forma as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ equity by $0.915 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Risk Factors

Investing in our common stock involves a great deal of risk. You should carefully consider the following information about risks, together with the other information contained in this prospectus, before making an investment in our common stock. If any of the circumstances or events described below actually arises or occurs, our business, results of operations, cash flows and financial condition could be materially harmed. In any such case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Strategy

Our revenues are highly dependent on two customers, and we will likely continue to be dependent on a small number of customers.

Two of our customers, Monster Worldwide and Apollo Group, accounted for 63% and 32%, respectively, of our total revenues for the nine months ended September 30, 2012 and 72% and 19%, respectively, of our total revenues for the nine months ended September 30, 2011. Monster Worldwide and Apollo Group, accounted for 72% and 20%, respectively, of our total revenues for the year ended December 31, 2011 and 91% and 0%, respectively, of our total revenues for the year ended December 31, 2010.

Following the expiration of our agreement with Monster Worldwide, we will be substantially dependent on revenues generated by our agreements with LinkedIn and the University of Phoenix, at least until we are able to generate significant revenues from a large number of customers through our direct sales efforts. Therefore, we are, and will likely continue to be, dependent on a small number of customers, and the loss of any such customer would materially and adversely affect our business, operating results and financial condition. Furthermore, as a result of our reliance on a limited number of customers, we could face pricing and other competitive pressures which may have a material adverse effect on our business, operating results and financial condition.

Our agreement with Monster Worldwide expired on December 31, 2012, and it is uncertain when, if ever, we can replace the revenues we received through our agreement with Monster Worldwide.

Our agreement with Monster Worldwide expired on December 31, 2012 and was not renewed. Beginning January 1, 2013, we will no longer have in place the agreement with Monster Worldwide that has generated a substantial majority of our revenue. We expect to experience significant decreases in revenue in early 2013 because (i) our agreement with LinkedIn provides for fixed quarterly payments that are approximately half of the fixed quarterly payments we received from Monster Worldwide and we cannot predict how much commission revenue, if any, we will earn through LinkedIn and (ii) our sales force will require time to generate sales. It will be difficult for us to continue our current operations unless we are able to replace such lost revenues in a timely manner, and failure to do so would materially and adversely affect our business, operating results and financial condition.

We will be seeking to generate recruitment revenue through direct sales to customers, which is a new and uncertain initiative.

As a result of the expiration of our exclusive arrangement with Monster Worldwide on December 31, 2012, which was not renewed, our revenue and our success will be dependent on an internal direct marketing and sales capability that still under development. We have the right to sell our services directly to any employer, except the 1,000 companies that are on the restricted account list pursuant to our agreement with LinkedIn. Under the terms of the agreement, we will not enter into additional reseller agreements during the term of our agreement with LinkedIn. While we intend to sell recruitment services to companies not subject to the exclusivity restrictions of the LinkedIn agreement, we are currently developing our direct sales team and our ability to successfully develop such a sales function that is successful and cost effective is uncertain. Furthermore, we have no prior experience in selling our services, and we cannot predict how much revenue we will be able to generate through direct sales. Therefore, there is no assurance that we will be successful in selling our services directly to employers.

We face risks associated with our agreement with LinkedIn.

In November 2012, we entered into an agreement with LinkedIn Corporation. The LinkedIn agreement provides LinkedIn with the right to sell our services to its customers. LinkedIn will have the exclusive right to sell our services to a restricted account list of 1,000 companies selected by LinkedIn. The agreement with LinkedIn provides for quarterly payments that are approximately half of the fixed quarterly payments that we receive under our agreement with Monster Worldwide and provides for a percentage commission for sales of our services in excess of certain thresholds. There is no assurance that LinkedIn will be successful in selling our services, and we may not receive any commission revenue from our agreement with LinkedIn.

Our agreement with LinkedIn restricts our ability to sell our recruitment services. During the term of our agreement with LinkedIn, we cannot permit any competitor of LinkedIn to resell our diversity-based recruitment services. We cannot sell our diversity services to any employer that is listed on the restricted account list pursuant to our agreement with LinkedIn during the term of the agreement and for one year thereafter. While the term of the LinkedIn agreement is three years, LinkedIn has the right to terminate the agreement on the six-month anniversary of the effective date, and during the fourth calendar quarter of the first and second years of the term of the agreement. Termination or failure to renew or extend the LinkedIn agreement could materially harm our ability to successfully generate recruitment revenue.

Our ability to grow advertising revenue is dependent on our relationship with and the performance of Apollo Group.

Our marketing media services agreement with Apollo Group provides the framework for our relationship. It has no expiration date but may be terminated by either party upon thirty days’ prior written notice. The agreement requires us to enter into separate purchase orders or statements of work, referred to as “media schedules,” which describe the services we provide to Apollo Group on a project basis and the compensation we are paid. To date, we have entered into two media schedules with Apollo Group. The first media schedule was a trial run that by its terms covered a period of six months ending June 30, 2011. Thereafter, based on Apollo Group’s satisfaction with our performance, we entered into a media schedule which expanded the scope of our services and covers a longer period than the term of the first media schedule, ending March 31, 2013. On October 1, 2012 we entered into a third media schedule which is effective until October 1, 2013. On June 11, 2012, we agreed to an insertion order with Apollo Group. The insertion order provides for payment to us of up to $150,000 per month for a period of 12 months, based upon the number of persons we refer to the University of Phoenix who express an interest in obtaining information about attending the University of Phoenix. There is no guaranteed payment associated with this insertion order and for the nine months ended September 30, 2012, PDN generated $313,000 of revenue. Further, during the term of our agreement with Apollo Group, we may not perform advertising services for any other institution of higher education, whether for-profit or non-profit, other than Apollo Group. Because we have an exclusivity arrangement with Apollo Group, our growth in this area of revenue is therefore dependent on the volume of students interested in, and the success of, Apollo Group’s University of Phoenix.

There can be no assurance that Apollo Group will not terminate its agreement with us or will enter into additional media schedules with us, or that the terms on which our agreements may be proposed to be renewed or continued will be acceptable to us. In addition, there are a number of factors, including those that are not within our control, that could cause our agreement with Apollo Group to be terminated or not expanded, extended or otherwise continued. Apollo Group may face financial difficulties and may not be able to pay for our services, or Monster Worldwide may develop its own diversity platform that would replace or compete with us. Furthermore, if Apollo Group seeks to negotiate media schedules for future services under its agreement with us, on terms less favorable to us and we accept such unfavorable terms, or if we seek to negotiate better terms, but are unable to do so, then our business, operating results and financial condition would be materially and adversely affected. In addition, our customer concentration may subject us to perceived or actual leverage that our customers may have given their relative size and importance to us.

In the event our agreement with Apollo Group does not continue on terms favorable to us, our business, operating results and financial condition would be materially and adversely affected and we will require substantial human and capital resources to generate other sources of revenue, and if we are unable to generate other sources of revenue, our business may fail.

We have a limited operating history in the online professional networking business, which is a new and unproven market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We began our operations in the online professional diversity networking business in 2007 and online professional networking within specific segments of the population is a new and unproven business concept . Therefore a market for our services may not develop as expected, if at all. This limited operating history and novel business concept makes it difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and difficulties we encounter in this rapidly evolving market, which are further described elsewhere in these risk factors disclosed in this section. We may not be able to successfully address these risks and difficulties.

We expect to face increasing competition in the market for online professional networks from social networking websites and Internet search companies, among others.

We face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for online professional networks.

Our industry is rapidly evolving and is becoming increasingly competitive. Larger and more established online professional networking companies, such as LinkedIn, may focus on the online diversity professional networking market and could directly compete with us. Upon expiration of arrangements with Monster Worldwide, they will compete with us. Rival companies or smaller companies, including application developers, could also launch new products and services that compete with us and that could gain market acceptance quickly. Individual employers have and may continue to create and maintain their own network of diverse candidates.

We also expect that our existing competitors will focus on professional diversity recruiting. A number of these companies may have greater resources than we do, which may enable them to compete more effectively. For example, our competitors with greater resources may partner with wireless telecommunications carriers or other Internet service providers that may provide Internet users, especially those that access the Internet through mobile devices, incentives to visit our competitors’ websites. Such tactics or similar tactics could decrease the number of our visits, unique visitors and number of users and members, which would materially and adversely affect our business, operating results and financial condition.

Additionally, users of online social networks, such as Facebook, may choose to use, or increase their use of, those networks for professional purposes, which may result in those users decreasing or eliminating their use of our specialized online professional network. Companies that currently do not focus on online professional diversity networking could also expand their focus to diversity networking. A current strategic partner, LinkedIn, may develop its own proprietary online diversity network and compete directly against us. To the extent LinkedIn terminates its relationship with us and develops its own network or establishes alliances and relationships with others, our business, operating results and financial condition could be materially harmed. Finally, other companies that provide content for professionals could develop more compelling offerings that compete with us and adversely impact our ability to keep our members, attract new members or sell our solutions to customers.

We process, store and use personal information and other data, which subjects us to governmental regulation, enforcement actions and other legal obligations or liability related to data privacy and security, and our actual or perceived failure to comply with such obligations could materially harm our business.

We receive, store and process personal information and other member data, and we enable our members to share their personal information with each other and with third parties. There are numerous federal, state, local and foreign laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other member data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and adhere to the terms of our privacy policies and privacy-related obligations to third parties (including voluntary third-party certification bodies such as TRUSTe). We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to users or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other member data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our members and customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws or our policies, such violations may also put our members’ information at risk and could in turn have an adverse effect on our business.

The effect of significant declines in our ability to generate revenue may not be reflected in our short-term results of operations.

We recognize revenue from sales of our hiring solutions over the term of an agreement, which is typically 12 months. As a result, a significant portion of the revenue we report in each quarter is generated from agreements entered into during previous quarters. Consequently, an adjustment, termination or non-renewal of our agreement with LinkedIn, or a termination or decline in purchase orders pursuant to our agreement with Apollo Group, in any one quarter may not significantly impact our revenue in that quarter but will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our fixed costs in response to reduced revenue. Accordingly, the effect of significant declines in our ability to generate revenue may not be reflected in our short-term results of operations.

Our growth strategy may fail as a result of ever-changing social trends.

Our business is dependent on the continuity of certain social trends, some of which may stop abruptly. In particular, increased privacy concerns may jeopardize the growth of online social and professional network websites. Furthermore, it is possible that people may not want to identify in online social or professional networks with a focus on diversity at all. Or alternatively, people who belong to more than one diversity group (such as Hispanic-American females, among others) may not be drawn to our websites, which singularly focus on one specific diversity group. Our strategy may fail as a result of these changing social trends, and if we do not timely adjust our strategy to adapt to changing social trends, we will lose members, and our business, operating results and financial condition would be materially and adversely affected.

The regulatory environment favorable to promoting diversity in the workplace may change.

Federal and state laws and regulations require certain companies engaged in business with governmental entities to report and promote diverse hiring practices. Repeal or modification of such laws and regulations could decrease the incentives for employers to actively seek diverse employee candidates through networks such as ours and materially affect our revenues.

The widespread adoption of different smart phones, smart phone operating systems and mobile applications, or apps, could require us to make substantial expenditures to modify or adapt our websites, applications and services.

The number of people who access the Internet through devices other than personal computers, including personal digital assistants, smart phones and handheld tablets or computers, has increased dramatically in the past few years and we believe this number will continue to increase. Each manufacturer or distributor of these devices may establish unique technical standards, and our services may not work or be viewable on these devices as a result. Furthermore, as new devices and new platforms are continually released, it is difficult to predict the problems we may encounter in developing versions of our services for use on these alternative devices and we may need to devote significant resources to the creation, support, and maintenance of such devices. For example, we currently have a mobile application, or app, for the iPhone and plan to build apps for other mobile devices and will need to continually adapt our website and apps to be user-friendly to different operating systems and platforms. If we are slow to develop products and technologies that are compatible with such devices, we might fail to capture a significant share of an increasingly important portion of the market for our services.

We rely heavily on our information systems and if our access to this technology is impaired, or we fail to further develop our technology, our business could be significantly harmed.

Our success depends in large part upon our ability to store, retrieve, process and manage substantial amounts of information, including our database of our members. To achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our information systems. Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our information systems to evolving industry standards and to improve the performance and reliability of our information systems. This may require the acquisition of equipment and software and the development, either internally or through independent consultants, of new proprietary software. Our inability to design, develop, implement and utilize, in a cost-effective manner, information systems that provide the capabilities necessary for us to compete effectively would materially and adversely affect our business, financial condition and operating results.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our websites are accessible within an acceptable load time.

An element that is key to our continued growth is the ability of our members and other users that we work with to access any of our websites within acceptable load times. We call this website performance. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our websites simultaneously, and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time.

If any of our websites are unavailable when users attempt to access it or does not load as quickly as they expect, users may seek other websites to obtain the information or services for which they are looking, and may not return to our websites as often in the future, or at all. This would negatively impact our ability to attract members and other users and increase engagement on our websites. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be materially and adversely affected.

Our systems are vulnerable to natural disasters, acts of terrorism and cyber attacks.

Our systems are vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, cyber attacks and similar events. We have implemented a disaster recovery program, maintained by a third party vendor, which allows us to move production to a back-up data center in the event of a catastrophe. Although this program is functional, it does not yet provide a real-time back-up data center, so if our primary data center shuts down, there will be a period of time that such website will remain shut down while the transition to the back-up data center takes place. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services. Furthermore, we do not carry business interruption insurance or cyber security insurance. Therefore, we will not be compensated by third party insurers in the event of service interruption or cyber attack, and we face the risk that our business may never recover from such an event.

If our security measures are compromised, or if any of our websites are subject to attacks that degrade or deny the ability of members or customers to access our solutions, members and customers may curtail or stop use of our solutions.

Our members provide us with information relevant to their career seeking experience with the option of having their information become public or private. If we experience compromises to our security that result in website performance or availability problems, the complete shutdown of our websites, or the loss or unauthorized disclosure of confidential information, our members may lose trust and confidence in us, and will use our websites less often or stop using our websites entirely. Further, outside parties may attempt to fraudulently induce employees, members or customers to disclose sensitive information in order to gain access to our information or our members’ or customers’ information. Because the methods used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these methods or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new members and increase engagement by existing members, cause existing members to close their accounts or existing customers to cancel their contracts, subject us to lawsuits, regulatory fines or other action or liability, thereby materially and adversely affecting our reputation, our business, operating results and financial condition.

The reported number of our members is higher than the number of actual individual members, and a substantial majority of our visits are generated by a minority of our members and users.

The reported number of members in our networks is higher than the number of actual individual members because some members have multiple registrations, other members have died or become incapacitated, and others may have registered under fictitious names. Given the challenges inherent in identifying these accounts, we do not have a reliable system to accurately identify the number of actual members, and thus we rely on the number of members as our measure of the size of our networks. Further, a substantial majority of our members do not visit our websites on a monthly basis, and a substantial majority of our visits are generated by a minority of our members and users. If the number of our actual members does not meet our expectations or we are unable to increase the breadth and frequency of our visiting members, then our business may not grow as fast as we expect, which would materially and adversely affect our business, operating results and financial condition.

If our member profiles are out-of-date, inaccurate or lack the information that users and customers want to see, we may not be able to realize the full potential of our networks, which could adversely impact the growth of our business.

If our members do not update their information or provide accurate and complete information when they join our networks or do not establish sufficient connections, the value of our networks may be negatively impacted because our value proposition as diversity professional networks and as a source of accurate and comprehensive data will be weakened. For example, our hiring solutions customers may not find that certain members misidentify their ethnic, national, cultural, racial, religious or gender classification, which could result in mismatches that erode customer confidence in our solutions. Similarly, incomplete or outdated member information would diminish the ability of our marketing solutions customers to reach their target audiences and our ability to provide research data to our customers. Therefore, we must provide features and products that demonstrate the value of our networks to our members and motivate them to add additional, timely and accurate information to their profile and our networks. If we fail to successfully motivate our members to do so, our business, operating results and financial condition could be materially and adversely affected.

Public scrutiny of Internet privacy issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our members and customers, thereby materially harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain on-line tracking and targeted advertising practices. In addition, various government and consumer agencies have also called for new regulations and changes in industry practices.

Our business could be adversely affected if legislation or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices or that require changes to these practices, the design of our websites, products, features or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to use the data that our members share with us in accordance with each of our website privacy policies and terms of use. Therefore, our business, operating results and financial condition could be materially and adversely affected by any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of data our members choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that our members voluntarily share with us.

Our business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and which could subject us to claims or otherwise materially harm our business.

We are subject to a variety of laws and regulations in the United States, including laws regarding data retention, privacy and consumer protection, that are continually evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject. See the discussion included in “Government Regulation” beginning on page [    ] of this prospectus.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would materially and adversely affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could materially harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could materially and adversely affect our business, financial condition and results of operations.

The existing global economic and financial market environment has had, and may continue to have, a negative effect on our business and operations.

Demand for our services is sensitive to changes in the level of economic activity. Many companies hire fewer employees when economic activity is slow. Since the financial crisis in 2008, unemployment in the U.S. has increased and hiring activity has been limited. If the economy does not fully recover or worsens, or unemployment remains at high levels, demand for our services and our revenue may be reduced. In addition, lower demand for our services may lead to lower prices for our services.

The volatility in global financial markets may also limit our ability to access the capital markets at a time when we would like, or need, to raise capital, which could have an impact on our ability to react to changing economic and business conditions. Accordingly, if the economy does not fully recover or worsens, our business, results of operations and financial condition could be materially and adversely affected.

We may seek to acquire or merge with other businesses, which exposes us to certain risks.

As discussed elsewhere in this prospectus, we intend to use approximately 40% of the net proceeds of this offering for strategic acquisitions. Although we currently have no agreements or commitments with respect to material acquisitions or investments in other companies, we may, from time to time, explore opportunities to acquire or consolidate some of the companies in our industry. Depending on the nature of the acquired entity or operations, integration of acquired operations into our present operations may present substantial difficulties. Even where material difficulties are not anticipated, there can be no assurance that we will not encounter such difficulties in integrating acquired operations with our operations, which may result in a delay or the failure to achieve anticipated synergies, increased costs and failures to achieve increases in earnings or cost savings. The difficulties of combining the operations of acquired companies may include, among other things:

•	possible conflicts and inconsistencies in information technology, or IT, infrastructures, which could make it costly or impossible to integrate our IT with the IT of our target;

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between us and an acquired entity;

•	difficulties in the retention of existing customers and attraction of new customers;

•	difficulties in retaining key employees;

•	the identification and elimination of redundant and underperforming operations and assets;

•	diversion of management’s attention from ongoing business concerns;

•	the possibility of tax costs or inefficiencies associated with the integration of the operations; and

•	loss of customer goodwill.

For these reasons, we may fail to successfully complete the integration of an acquired entity, or to realize the anticipated benefits of the integration of an acquired entity. Actual cost savings and synergies which may be achieved from an acquired entity may be lower than we expect and may take a longer time to achieve than we anticipate. Also, there may be overlap of users and such members of an acquired entity and one of our websites that would adversely affect anticipated benefits from such acquisition. One or more of such acquisition-related risks, if realized, could have a material and adverse effect on our business, operating results and financial condition.

Our revenue growth rate may decline as our costs increase and we may not be able to maintain our profitability over the long term.

Our revenue grew from approximately $4.17 million for the nine months ended September 30, 2011 to $4.74 million for the nine months ended September 30, 2012, which represented a period over period increase of

14%. However, net income decreased during the same period. From 2010 to 2011, our revenue grew from approximately $4.4 million to $5.6 million, which represented a year over year increase of 27%. In the future, even if our revenue continues to increase, our revenue growth rate may decline over time, and we may not be able to generate sufficient revenue to sustain our profitability. Moreover, a substantial majority of our historical revenue was generated through our arrangements with Monster Worldwide which expired on December 31, 2012 and would likely reduce our revenue significantly or any subsequent revenue growth rate. We also expect our costs to increase in future periods, which could negatively affect our future operating results. In particular, in 2012, our strategy is to continue to invest for future growth and we will incur additional expenses associated with being a publicly traded company, and as a result we may not be profitable in 2012. In particular, we expect to continue to expend substantial financial and other resources on:

•	our technology infrastructure, including website architecture, development tools scalability, availability, performance and security, as well as disaster recovery measures;

•	product development, including investments in our product development team and the development of new features;

•	sales and marketing; and

•	general administration, including legal and accounting expenses related to being a public company.

These investments may not result in increased revenue or growth in our business. If we fail to continue to grow our revenue and overall business, our business, operating results and financial condition will be harmed. If we fail to effectively manage our growth, our business and operating results could be materially harmed.

Our business depends on strong brands, and any failure to maintain, protect and enhance our brands would hurt our ability to retain or expand our base of members, enterprises and professional organizations, or our ability to increase their level of engagement.

We believe we have developed strong brands, particularly “iHispano” and “A Mighty River,” which we believe have contributed significantly to the success of our business. Maintaining, protecting and enhancing our brands is critical to expanding our base of members, advertisers, corporate customers and other strategic partners and users, and increasing their engagement with our websites, and will depend largely on our ability to maintain member trust, be a technology leader and continue to provide high-quality solutions, which we may not do successfully. An inability to successfully maintain strong brands would materially and adversely affect our business, financial condition and results of operations.

Failure to protect or enforce our intellectual property rights could materially harm our business and operating results.

We regard the protection of our intellectual property as critical to our success. In particular, we must maintain, protect and enhance our brands. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. In the ordinary course, we enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information and customized technology platform. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We pursue the registration of our domain names, trademarks, and service marks in the United States and in certain locations outside the United States. Effective trademark, trade dress and domain names are expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. We are seeking to protect our trademarks and domain names, a process that is expensive and may not be successful.

Litigation may be necessary to enforce our intellectual property rights or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our brands. If we fail to maintain, protect and enhance our intellectual property rights, our business, operating results and financial condition would be materially and adversely affected.

We may in the future be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially and adversely affect our business results or operating and financial condition.

We may be party to lawsuits in the normal course of business. Litigation in general is often expensive and disruptive to normal business operations. We may face in the future, allegations and lawsuits that we have infringed the intellectual property and other rights of third parties, including patents, privacy, trademarks, copyrights and other rights. For example, TQP Development, LLC recently filed claims against LinkedIn, Monster Worldwide and other Internet job recruitment and software companies alleging infringement of its patent covering data encryption technology. Litigation, particularly intellectual property and class action matters, may be protracted and expensive, and the results are difficult to predict. Adverse outcomes may result in significant settlement costs or judgments, require us to modify our products and features while we develop non-infringing substitutes or require us to stop offering certain features.

From time to time, we may face claims against companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our solutions, any of which would have a negative effect on our business and operating results.

Our success depends in large part upon our management and key personnel. Our inability to attract and retain these individuals could materially and adversely affect our business, results of operations and financial condition.

We are highly dependent on our management and other key employees, including our founder, Mr. Rudy Martinez and our Chief Executive Officer, Mr. Jim Kirsch. The skills, knowledge and experience of these individuals, as well as other members of our management team, are critical to the growth of our company. Our future performance will be dependent upon the continued successful service of members of our management and key employees. We do not maintain key man life insurance for any of the members of our management team or other key personnel. Competition for management in our industry is intense, and we may not be able to retain our management and key personnel or attract and retain new management and key personnel in the future, which could materially and adversely affect our business, results of operations and financial condition.

If Internet search engines’ methodologies are modified or our search result page rankings decline for other reasons, our member engagement and number of members and users could decline.

We depend in part on various Internet search engines, such as Google, Bing and Yahoo!, to direct a significant amount of traffic to our websites. Our ability to maintain the number of visitors directed to our websites is not entirely within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If search engine companies modify their search algorithms in ways that are detrimental to our new user growth or in ways that make it harder for our members to use our websites, or if our competitors’ SEO efforts are more successful than ours, overall growth in our member base could slow, member engagement could decrease, and we could lose existing members. These modifications may be prompted by search engine companies entering the online professional networking market or aligning with competitors. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our websites would materially harm our business and operating results. Our platform includes connectivity across the social graph, including websites such as Facebook, Google+, LinkedIn and Twitter. If for any reason these websites discontinue or alter their current open platform policy it could have a negative impact on our user experience and our ability to compete in the same manner we do today.

Wireless communications providers may give their customers greater access to our competitors’ websites.

Wireless communications providers may provide users of mobile devices greater access to websites which compete with our websites at more favorable rates or at faster download speeds. This could have a material adverse effect on PDN’s business, operating results and financial condition. Creation of an unequal playing field in terms of Internet access could significantly benefit larger and better capitalized companies competing with us.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to increase our sales and marketing efforts and product development and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuance of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, operating results and financial condition may be materially harmed.

Risks Related to Our Common Stock and this Offering

Our directors, executive officers and significant stockholders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including changes of control.

We anticipate that our directors and executive officers and their affiliated entities will, in the aggregate, beneficially own 32.55% of our outstanding common stock following the completion of this offering, assuming no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan and the underwriter does not exercise its option to purchase additional shares. In particular, Daniel L. Ladurini GST Trust (“Ladurini Family Trust”) which beneficially owns 48.19%, together with Mr. Kirsch, our Chairman and Chief Executive Officer and Mr. Martinez, our Executive Vice President and founder, will beneficially own 80.73% of our outstanding common stock following the completion of this offering, together will be able to control or influence significantly all matters requiring approval by our stockholders. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. This concentration of ownership also limits the number of shares of stock likely to be traded in public markets and therefore will adversely affect liquidity in the trading of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, will qualify for exemptions from certain corporate governance requirements.

Upon completion of this offering, Ladurini Family Trust may continue to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another company is a “controlled company” and need not comply with certain requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirements that our compensation and nominating committees be comprised entirely of independent directors. We do not intend to rely on these exemptions. However, in the future, we may decide to avail ourselves of such exemptions and if in the future we choose to do so, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

The market price for our securities may be subject to wide fluctuations and our common stock may trade below the initial public offering price.

The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriter, based on numerous factors, including factors discussed under the “Underwriting” section of this prospectus. This price may not be indicative of the market price of our common stock after this offering. We cannot assure you that you will be able to resell your common stock at or above the initial public offering price. The securities of technology companies, especially Internet companies, have experienced wide fluctuations subsequent to their initial public offerings, including trading at prices below the initial public offering prices. Factors that could affect the price of our common stock include risk factors described in this section. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. For example, the capital and credit markets have been experiencing volatility and disruption for more than 12 months. Starting in September 2008, the volatility and disruption have reached extreme levels, developing into a global crisis. As a result, stock prices of a broad range of companies worldwide, whether or not they are related to financial services, have declined significantly. These market fluctuations may also have a material adverse effect on the market price of our common stock. The aggregate value of the shares of common stock offered by us is relatively small and may result in relatively low trading volumes in our common stock, making it more difficult for our stockholders to sell their shares.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

We have a small public float relative to the total number of shares of our common stock that are issued and outstanding and a substantial majority of our issued and outstanding shares are currently restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers. Immediately following the consummation of this offering and a directed share offering under our newly established Customer Stock Ownership Plan, we may have up to 6,263,368 shares of common stock outstanding.

All 1,000,000 shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. Upon the release of the underwriter’s lock-up from this offering, expected to occur 180 days after the date of this prospectus, approximately 5,163,368 additional shares will be eligible for sale, subject in some cases to volume and other restrictions of Rule 144 under the Securities Act. Sales of substantial amounts of our common stock in the public market following the release of lock-up restrictions or otherwise, or the perception that these sales could occur, could cause the market price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value of your investment and may experience further dilution in the future.

The offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our outstanding common stock prior to this offering. Consequently, when you purchase our common stock in this offering assuming an offering price per share of $10.00, the midpoint of the range listed on the front cover of this prospectus, you will incur immediate dilution of $7.90 per share.

Nasdaq may delist our common stock from quotation on its exchange which could limit investors’ ability to trade our common stock and subject our shares to additional trading restrictions.

We are seeking to list our common stock on the Nasdaq Capital Market, and we will not offer our common stock unless we are approved for listing on a national securities exchange. However, we cannot assure you that our common stock will meet the continued listing requirements to be listed on Nasdaq in the future.

If, following this offering, Nasdaq decides to delist our common stock from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our proposed amended and restated certificate of incorporation and amended and restated bylaws that we intend to adopt prior to the consummation of this offering may have the effect of delaying or preventing a change of control or changes in our management. Our proposed amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to [ ] shares of undesignated preferred stock;

•

establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors, and also specify requirements as to the form and content of a stockholder’s notice;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that our directors may be removed only for cause and only by the affirmative vote of at least a majority of the total voting power of our outstanding capital stock, voting as a single class; and

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock voting in any election of directors to elect all of the directors standing for election, if they should so choose).

These provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in

Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

We intend to use approximately 15% of the net proceeds of this offering for sales and marketing (which, includes approximately 5% for additional payroll for additional employees in our direct sales team), 25% of the net proceeds for product development, 40% of the net proceeds for strategic acquisitions and reserve the remaining 20% of the net proceeds for future growth opportunities. Although from time to time, we may meet with and identify acquisition targets, we currently have no agreements or commitments with respect to material acquisitions or investments in other companies. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or the market value of our securities. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

We are obligated to develop and maintain proper and effective internal controls over financial reporting. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may have one or more material weaknesses, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. We would be required to perform the annual review and evaluation of our internal controls no later than for the fiscal year ending December 31, 2013. However, we initially expect to qualify as a smaller reporting company and as an emerging growth company, and thus, we would be exempt from the auditors’ attestation requirement until such time as we no longer qualify as a smaller reporting company and an emerging growth company. We would no longer qualify as a smaller reporting company if the market value of our public float exceeded $75 million as of the last day of our second fiscal quarter in any fiscal year following this offering. We would no longer qualify as a emerging growth company at such time as described in the risk factor immediately below.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to evaluate and correct a material weakness in internal controls needed to comply with Section 404. The material weakness relates to our being a small company with a limited number of employees which limits our ability to assert the controls related to the segregation of duties. During the evaluation and testing process, if we identify one or more additional material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

We have taken the first step towards remediating our material weakness relating to segregation of duties by hiring a Chief Financial Officer with public company reporting experience. We intend to hire additional accounting personnel prior to management’s first required review and evaluation of internal controls for the fiscal year ending December 31, 2012. The costs relating to remediating this material weakness will primarily consist of additional employment costs, which we do not expect to have a material effect on our results of operations.

While we currently qualify as an “emerging growth company” under the JOBS Act, we will lose that status at the latest by the end of 2017, which will increase the costs and demands placed upon our management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer,’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million on the last day of our second fiscal quarter in any fiscal year following this offering, which would disqualify us as a smaller reporting company.

We are an “emerging growth company” and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits “emerging growth companies” like us to rely on some of the reduced disclosure requirements that are already available to smaller reporting companies, which are companies that have a public float of less than $75 million. As long as we qualify as an emerging growth company or a smaller reporting company, we would be permitted to omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above and are also exempt from the requirement to submit “say-on-pay”, “say-on-pay frequency” and “say-on-parachute” votes to our stockholders and may avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will cease to be an emerging growth company at such time as described in the risk factor immediately above. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could cause our stock price to decline.

We do not intend to pay dividends for the foreseeable future.

Following the completion of our offering, we do not intend to declare or pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Special Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-

looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

•

our dependence on two customers, Monster Worldwide and Apollo Group, with whom we have exclusive arrangements, and our ability to maintain these two customers, increase our revenues from these two customers, and develop other sources of revenue;

•	our limited operating history in a new and unproven market;

•	increasing competition in the market for online professional networks;

•	our ability to comply with increasing governmental regulation and other legal obligations related to privacy;

•	our ability to adapt to changing technologies and social trends and preferences;

•	our ability to attract and retain, a sales and marketing team, management and other key personnel;

•	our ability to obtain and maintain intellectual property protection for our intellectual property;

•	any future litigation regarding our business, including intellectual property claims;

•	general and economic business conditions; and

•	any other risks described under “Risk Factors” in this prospectus.

These factors could cause actual results to differ materially from the results anticipated by these forward-looking statements. You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all.

You should read this prospectus completely. Other than as required by law, we undertake no obligation to update these forward-looking statements, even though our situation may change in the future. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

Use of Proceeds

Assuming an initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, we estimate our net proceeds from the sale of 1,000,000 shares of our common stock in this offering will be $8.2 million, assuming no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan and after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance of up to 1.5% of the gross proceeds from the sale of the firm shares and estimated offering expenses payable by us.

If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds from this offering will be $8.2 million, after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease the net proceeds to us from this offering by $0.96 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us.

The expected use of net proceeds from this offering represents our current intentions, based upon our present plans and business conditions; however, our plans and business conditions are subject to change and there may be circumstances where a reallocation of funds is necessary. The amount and timing of our actual expenditures depend on numerous factors, including fluctuations in corporate hiring, economic conditions and availability of opportunities. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies.

We intend to use approximately 15% of the net proceeds of this offering for sales and marketing (which includes approximately 5% for additional payroll for additional employees in our direct sales team), 25% of the net proceeds for product development, 40% of the net proceeds for strategic acquisitions and reserve the remaining 20% of the net proceeds for future growth opportunities which may include additional investments in sales and marketing, products and/or strategic acquisitions and for general working capital. Although from time to time, we may meet with and identify acquisition targets, we currently have no agreements or commitments with respect to material acquisitions or investments in other companies. Management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Dividend Policy

Following the completion of this offering, we intend to retain the net proceeds of the offering and our future earnings, if any, to finance the further development and expansion of our business and do not intend or expect to pay cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, outstanding indebtedness and plans for expansion and restrictions imposed by lenders, if any.

Capitalization

The following table sets forth our capitalization as of September 30, 2012 on:

•	an actual basis;

•

on a pro forma basis to reflect the completion of our corporate reorganization pursuant to which Professional Diversity Network, LLC is reorganized as a Delaware corporation and renamed Professional Diversity Network, Inc., and on a pro forma basis to reflect the conversion of promissory notes in the aggregate principal amount of $1,520,819 plus accrued interest in the amount of $112,862 owed to certain affiliates of the company into shares of common stock at a price per share equal to the offering price. Our outstanding promissory notes are currently non-convertible. However, in connection with this offering, we have an understanding with our founding members that the promissory notes will be exchanged into an estimated 163,368 shares of our common stock at a price equal to the public offering price, without payment of any additional consideration; and

•

on a pro forma as adjusted basis to reflect the receipt of the net proceeds from the sale of [            ] shares of common stock in this offering at an assumed initial public offering price of $[        ] per share, the midpoint of the range on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us. You should read this capitalization table together with our financial statements and the related notes appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus.

	As of September 30, 2012
	Actual		Pro forma	Pro forma as adjusted(1)
Stockholders’ equity:	$			$-

[Undesignated preferred stock, $[ ] par value, [ ] shares authorized, no shares designated, issued or outstanding, actual and pro forma as adjusted]		-

Notes payable		1,477,428	(1,477,428)	-

Common stock, $[ ] par value, [ ] shares authorized, [ ] shares issued and outstanding, actual; [ ] shares authorized, issued and outstanding pro forma and pro forma as adjusted		-	51,634	61,634

Members Equity		3,682,064	(3,682,064)	-

Additional paid-in capital		-	5,107,858	13,306,801

Total stockholders’ equity		-	5,159,492	13,368,435

Total capitalization		$5,159,492	$5,159,492	$13,368,435

(1)	A $1.00 increase or decrease in the assumed initial public offering price would result in an approximately $0.915 million increase or decrease in pro forma as adjusted additional paid-in capital, pro forma as adjusted total stockholders’ equity and pro forma as adjusted total capitalization, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same, no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan and after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us.

The outstanding share information in the table above is based on the number of shares outstanding as of September 30, 2012 (the same number of shares are outstanding as of the date of this prospectus), and excludes:

•	500,000 additional shares of common stock reserved and available for future issuances under the 2013 Equity Compensation Plan; and

•

50,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering that will remain outstanding after this offering at an exercise price equal to 125% of the initial public offering price.

•	100,000 shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan.

Dilution

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

As of September 30, 2012, we had a net tangible book value of $3,598,475, or $0.70 per share of common stock on a pro forma basis giving effect to the completion of our reorganization. Net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less our total liabilities divided by the number of shares of common stock outstanding.

After giving effect to our sale of shares of common stock at an assumed initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us, the pro forma as adjusted net tangible book value of our common stock, as of September 30, 2012, would have been $12.5 million, or $2.02 per share. This amount represents an immediate increase in net tangible book value to our existing stockholders of $1.32 per share and an immediate dilution to new investors of $7.98 per share.

The following table illustrates this dilution on a per share basis assuming (1) no purchases of shares in the IPO CSOP and (2) full subscription of $1,000,000 of shares in the IPO CSOP:

Assumed initial public offering price per share	$10.00	(1)	$10.00	(2)
Historical net tangible book value per share as of September 30, 2012 on a pro forma basis giving effect to the completion of our reorganization.	$0.70		$0.70
Pro forma increase in net tangible book value per share attributable to new investors purchasing shares in this offering	$1.32		$1.45

Pro forma as adjusted net tangible book value per share after this offering	$2.02		$2.15

Dilution per share to new investors in this offering	$7.98		$7.85

A $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease, respectively, our pro forma as adjusted net tangible book value by $0.915 million, the pro forma as adjusted net tangible book value per share by $0.15 per share and the dilution in the net tangible book value to investors in this offering by $0.15 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and estimated offering expenses payable by us.

The following table summarizes, as of the date of this prospectus, on a pro forma as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors, based upon an assumed initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, and before deducting estimated underwriting discounts and commissions, the underwriter’s accountable expense allowance and offering expenses payable by us.

	Shares Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	5,163,368	84%	$5,315,745	35%	$1.03
New investors (assuming no shares sold in IPO CSOP)	1,000,000	16	10,000,000	65%	10.00

	6,163,368	100%	$15,315,745		2.49

	Shares Purchased		Total Consideration		Weighted Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	5,163,368	82%	$5,315,745	33%	$1.03
New investors (assuming no shares sold in IPO CSOP)	1,000,000	16	10,000,000	61	10.00
New investors (assuming fully subscribed IPO CSOP)	100,000	2	1,000,000	6	10.00

Total (assuming fully subscribed IPO CSOP)	6,263,368	100%	$16,315,745	100%	$2.61

A $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders by approximately $0.915 million, assuming that the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same.

In the preceding tables, the shares of common stock outstanding exclude, as of the date of this prospectus:

•	500,000 additional shares of common stock reserved and available for future issuances under the 2013 Equity Compensation Plan;

•	150,000 shares of our common stock that may be purchased by the underwriter to cover over-allotments, if any; and

•

50,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering that will remain outstanding after this offering at an exercise price equal to 125% of the initial public offering price.

If the underwriter exercises its option to purchase additional shares in full:

•	the number of shares of our common stock held by existing stockholders would decrease to 82% of the total number of shares of our common stock outstanding after this offering;

•	the number of shares of our common stock held by new investors would increase to 18% of the total number of shares of our common stock outstanding after this offering; and

•

our pro forma as adjusted net tangible book value at September 30, 2012 would have been $13.8 million, or $2.19 per share of common stock, representing an immediate increase in pro forma as adjusted net tangible book value of $1.40 per share of common stock to our existing stockholders and an immediate dilution of $7.81 per share to investors purchasing shares in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Summary Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results will likely differ materially from those contained in the forward-looking statements. Please read “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus for additional information regarding forward-looking statements used in this prospectus. For purposes of this prospectus, unless the context clearly dictates otherwise, all references in this prospectus to “professionals” mean persons interested in the company’s websites presumably for the purpose of career advancement or related benefits offered by the company, whether or not such person is employed and regardless of the level of education or skills possessed by such person. The company does not impose any selective or qualification criteria on membership and the term “professional(s)” as used in this prospectus should be interpreted accordingly. In addition, the company does not verify that any member of a particular website qualifies as a member of the ethnic, cultural or other group identified by that website. References to “user(s)” means any person who visits one or more of our websites and “our member(s)” means an individual user who has created a member profile on that website as of the date of measurement. If a member is inactive for 24 months then such person will be automatically de-registered from our database. The term “diverse” (or “diversity”) is used throughout this prospectus to include communities that are distinct based on a wide array of criteria which may change from time to time, including ethnic, national, cultural, racial, religious or gender classification.

Overview

We generate revenue through two sources – recruitment and advertising. Our principal customer in the recruitment sector has been Monster Worldwide. However, our agreement with Monster Worldwide expired on December 31, 2012, and was not renewed. On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn, which became effective on January 1, 2013. Pursuant to our agreement, LinkedIn may resell to its customers diversity-based job postings and recruitment advertising on our websites. Our principal customer in the advertising sector is Apollo Group.

Recruitment.  Historically we have generated all of our recruitment revenue through our exclusive recruitment relationship with Monster Worldwide. That arrangement expired on December 31, 2012. Pursuant to our agreement with Monster Worldwide, we post the job opportunities of certain employers that work with Monster Worldwide on our websites and on the websites of diverse professional organizations with which we have cross-posting agreements. During the term of our agreement with Monster Worldwide, we are prohibited from selling products or services competitive with Monster Worldwide or enabling any competitor of Monster Worldwide (e.g., CareerBuilder or any other provider of job search services) to post jobs on our websites or otherwise provide content to, or derive content or advertising from, us. Please see the section entitled “Business - Monster Worldwide” for further information about our business arrangement with Monster Worldwide.

Following the termination of our agreement with Monster Worldwide on December 31, 2012, we will seek to market our diversity recruitment services directly to employers who are not subject to the restricted account list of 1,000 companies selected by LinkedIn.

Market Directly to Recruiters

Given the uncertainty of whether we would enter into a new arrangement with Monster Worldwide, we have commenced development of an internal business plan to market diversity recruitment services to businesses directly. We anticipate using certain existing employees as well as to hire additional personnel to focus on these direct marketing activities.

We believe favorable market conditions will be necessary for us to succeed in our new relationship with LinkedIn and our direct marketing initiative. We have begun to develop our internal sales force in order to be operational on January 2, 2013. We will need lead time to develop the new sales group and it will require significant additional investments to successfully market and sell our recruiting services directly to employers and our ability to succeed is uncertain.

We have segmented the diversity recruitment market into three sectors:

•	Federal, state and local governments and companies and contractors who serve these governmental entities.

•	Small and medium sized businesses as defined by companies with less than 2,500 employees

•	Large enterprises with greater than 2,500 employees.

Our sales team will approach these markets using a combination of telephone and email marketing as well as, in some cases, personal visits to companies and or their recruitment agencies. We also plan to attend major recruitment conferences where diversity recruitment recruiters are in attendance. Our sales team will not have the ability to sell to any of the 1,000 companies that are listed on the restricted account list pursuant to our agreement with LinkedIn. The companies in such restricted accounts list are of varying sizes, operate in diverse geographical locations and conduct business in different sectors. We believe LinkedIn designated these particular companies in its restricted account list because LinkedIn has established business relationships with these companies and feels that these companies are potential purchasers of diversity recruitment services. We are permitted, however, to market and sell our products to any company that is not on such restricted account list after our exclusive agreement with Monster Worldwide expired on December 31, 2012. Our agreement with Monster Worldwide requires us to maintain the diversity-based job postings that originated from Monster Worldwide prior to December 31, 2012. We are not restricted to sell those companies any additional products or services nor are we prevented from selling those companies directly upon the end of the fulfillment period.

We have begun to invest in our direct sales infrastructure and expect to continue to do so in the future. We have budgeted approximately 15% of the net proceeds of the offering for sales and marketing expenses, including approximately 5% for additional payroll for additional employees in our direct sales team. These costs are primarily for sales personnel and to support the sales team with tools such as client relationship management systems, personal computers and travel expenses. The sales expenses are variable and can be adjusted to meet market conditions. However, there is a risk that we will not successfully sell our products and services directly to employers at a level that supports the cost of providing those services.

We will not be able to generate any recruitment revenue unless and until we are able to market our diversity recruitment services to businesses directly, or alternatively, successfully develop our relationship with LinkedIn Corporation.

Revenue from our recruitment sector will be impacted positively and negatively by certain general macroeconomic conditions, such as the national unemployment rate. An increase in demand for employees should create market conditions favorable to recruitment companies like ourselves. Conversely, a weak employment environment should have a negative impact. We believe that our focus on diverse professionals mitigates this risk because of the social and political environment in the United States. We believe recent trends indicate an increased focus by companies on hiring diverse Americans for both compliance and business reasons. For example, as the Hispanic population grows and companies seek to conduct business with this population, we expect companies will hire aggressively within the Hispanic community, resulting in a robust demand for bilingual English/Spanish speakers and writers. Because of our specialization and focus in diversity recruitment, as opposed to general recruitment, we have not yet experienced negative pricing pressure associated with product commoditization (which is the act of making a product or service easy to obtain by making it as uniform, plentiful and affordable as possible).

LinkedIn

On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn, which became effective on January 1, 2013. Pursuant to our agreement, LinkedIn may resell to its customers diversity-based job postings and recruitment advertising on our websites. Our agreement with LinkedIn provides that LinkedIn make fixed quarterly payments to us that are approximately half of the fixed quarterly payments we received from Monster Worldwide and a percentage commission for sales of our services in excess of certain thresholds. The fixed quarterly payments are payable regardless of sales volumes or any other performance metric. Although such fixed quarterly payments are significantly less than the fixed quarterly payments that we receive from Monster Worldwide, we believe that we have the potential to exceed our revenues from our previous agreement with Monster Worldwide because (i) we may earn additional commission payments with LinkedIn, if certain sales levels are achieved, and (ii) we may earn revenue by selling our services directly, as described above. Under our agreement with LinkedIn, we will receive (i) no commissions on the first $10 million of LinkedIn’s revenue from the sale of our services during 2013, (ii) 20% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $10 million and less than $50 million, and (iii) 15% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $50 million. However, there can be no assurance that we will meet or exceed revenues earned through Monster Worldwide in prior periods.

During the term of our agreement with LinkedIn, we may not permit any competitor of LinkedIn to resell our diversity-based recruitment services. Our agreement does not prohibit LinkedIn from selling its own or any third party’s diversity recruitment services, However, during the term of our agreement with LinkedIn and for a period of one year thereafter, we may not sell our diversity-based recruitment services, directly or indirectly, to any of the 1,000 companies on LinkedIn’s restricted account list. The companies in such restricted accounts list range are of varying sizes, operate in diverse geographical locations and conduct business in different sectors. We believe LinkedIn designated these particular companies in its restricted account list because LinkedIn has established business relationships with these companies and feels that these companies are potential purchasers of diversity recruitment services. We are permitted, however, to market and sell our products to any company that is not on such restricted account list after our exclusive agreement with Monster Worldwide expired on December 31, 2012.

The term of our agreement with LinkedIn is three years, subject to LinkedIn’s right, in its sole and absolute discretion, to terminate our agreement on the six-month anniversary of the effective date upon not less than 30 days’ prior notice and during the fourth calendar quarter of the first and second years of the term of our agreement upon not less than 90 days’ prior notice. If not terminated sooner, the term of our agreement with LinkedIn will automatically renew for successive one-year terms unless either party delivers a notice of non-renewal with 90 days’ prior notice. For additional information about our business arrangements with LinkedIn, please see the section entitled “Business - LinkedIn.”

Advertising.  We generate most of our advertising revenue from our exclusive advertising relationship with Apollo Group, for which we place advertising on our websites and to whose website we direct our members to help advance their education. Under our agreement with Apollo Group, we may not provide advertising services for any other institution of higher education, whether for-profit or non-profit, other than Apollo Group. Because we have an exclusivity arrangement with Apollo Group, our revenue growth in this market segment is dependent on the volume of students interested in, and the success of, Apollo Group’s University of Phoenix and their use of our websites. Please see the section entitled “Business - University of Phoenix” for further information about our business arrangement with Apollo Group.

The majority of our advertising revenue from Apollo Group is recognized based upon fixed fees with certain minimum monthly website visits or fixed fee for revenue sharing agreements in which payment is required at the time of posting. Unless we earn additional advertising revenue from clients outside of the higher education sector, our ability to generate additional advertising revenue is limited, unless we are able to negotiate more favorable terms with Apollo Group.

We believe that we have an opportunity for long-term growth with Apollo Group. In the short term, we are focused on maintaining our relationship with Apollo Group. If our relationship with Apollo Group is discontinued, we would suffer a loss in advertising revenue in the short-term. However, in the long-term, we feel that the for-profit education market sector is large enough and competitive enough to allow us to positively adjust to the potential loss of this client because we believe our target audience of diverse professionals is highly sought after. We believe we have significant opportunities to grow our advertising revenue from clients outside of the education sector.

Cost of Growth

In the nine months ended September 30, 2012, we began to increase our sales and marketing, as well as, product development expenses. Such expenses will not be capitalized under our financial statements, and we do not expect to see increased revenues resulting from these investments until the first quarter of 2013 at the earliest. Therefore, as we execute our strategy to increase advertising and recruitment revenue by hiring additional personnel, expanding our marketing efforts and building a sales team, our profitability has declined and may continue to decline in the short-term. We may increase our office space to accommodate additional personnel.

Results of Operations

The following tables set forth our results of operations for the periods presented (certain items may not foot due to rounding). The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of the Nine Months Ended September 30, 2012 with the Nine Months Ended September 30, 2011

	Nine Months Ended September 30,		September 30, 2011 to 2012 % change
	2012	2011
	(in thousands)
Revenue:
Recruitment services	$3,000	$3,000	-
Consumer advertising and consumer marketing solutions	1,736	1,167	48.8

Total revenue	4,736	4,167	13.7

Operating expenses:
Cost of services	679	598	13.6
Sales and marketing	1,095	710	54.3
General and administrative	744	511	45.6
Depreciation and amortization	85	81	4.5

Total operating expenses	2,603	1,900	37.0

Income from operations	2,134	2,267	(5.9)

Other income (expense):
Interest and other income	9	15	(39.6)
Interest expense	(130)	(128)	1.9

Other expense, net	(121)	(112)	6.9%

Net income	$2,013	$2,155	(6.5)%

Key Components of Our Results of Operations

Revenue

The following tables set forth our results of operations for the periods presented as a percentage of revenue for those periods (certain items may not foot due to rounding). The period to period comparison of financial results is not necessarily indicative of future results.

	Nine Months Ended September 30,
	2012	2011
Percentage of revenue by product:
Recruitment revenue	63	72
Consumer advertising and consumer marketing solutions revenue	37	28

Total revenue was $4,736,470, an increase of $569,877, or 14%, for the nine months ended September 30, 2012, compared to $4,166,593 for the nine months ended September 30, 2011. Revenue from our recruitment solutions remained flat as our base fixed fee pursuant to our contract with Monster Worldwide did not change from 2011 to 2012. Revenue from our consumer advertising and consumer marketing solutions was $1,736,470, an increase of $569,877, or 49%, for the nine months ended September 30, 2012 compared to $1,166,593 for the nine months ended September 30, 2011. The period over period increase was a result of three amendments to our agreements with Apollo Group; the Apollo Education to Careers Agreement that commenced in the third quarter of 2011, which resulted in additional revenue of $269,333, an agreement entered into with Apollo Group to provide advertising and promotion services for its Education to Education Affinity Networking Portal Site, which resulted in additional revenue of $150,000 and an insertion order from Apollo Group which resulted in additional revenue of $313,321 based upon the number of persons we referred to the University of Phoenix who expressed an interest in obtaining information about attending the University of Phoenix. These increases were offset by a $120,395 decrease in advertising revenue and a $42,382 decrease in media-partner revenue. The reasons for these decreases was that we allocated additional advertising inventory to the Monster Worldwide recruitment channel, which is covered by our flat fee arrangement with Monster Worldwide, and demand for media partner services is slightly softer in 2012 than 2011.

Operating Expenses

Cost of services expense:  Our cost of services expense for the nine months ended September 30, 2012 was $679,233, an increase of $81,369, or 13.6%, as compared to $597,864 for the nine months ended September 30, 2011. The period over period increase was primarily attributable to a net increase of $11,000 related to the maintenance and operation of our systems and websites consisting of computer programmer services expense increase of $31,000 and web hosting expense increase of $25,000, both due to increased traffic and functionality for our websites, offset by a decrease in web development expense $45,000 as we brought more of those expenses in-house in 2012 and this amount is now included in salaries and wages. Also contributing to the increase in cost of services was an increase in media expense related to our Apollo Group agreement which increased $47,000, and an increase in salaries and benefits of $67,000 resulting from hiring additional operations personnel in the fourth quarter of 2011 to support our revenue and traffic growth. The increase in cost of services expense was offset by a $45,000 decrease in revenue sharing costs as we focused our advertising and recruitment efforts on our Monster and Apollo agreements and less on promoting partner advertising revenue.

Sales and marketing expense:  Sales and marketing expense for the nine months ended September 30, 2012 was $1,094,645, an increase of $385,046, or 54.3%, as compared to $709,599 for the nine months ended September 30, 2011. The period over period increase consisted of $148,000 in sales and marketing salaries and benefits which resulted from hiring additional staff in the third and fourth quarters of 2011 to support our revenue growth, a $227,000 increase in online marketing expense to generate and support additional website traffic, a $4,000 investment in customer database management tools and $6,000 to support our commitment to the University of Phoenix for student scholarships.

General and administrative expense:  Our general and administrative expenses for the nine months ended September 30, 2012 were $743,952, an increase of $232,987, or 45.6%, as compared to $510,965 for the nine months ended September 30, 2011. The period over period increase in general and administrative expense was primarily due to an increase in audit and accounting fees of approximately $119,000 increases in personnel expenses of $77,000 related to the hiring of additional personnel to support our planned initial public offering and a $49,000 increase in bad debt expense as we determined the outstanding balance of certain advertising revenue invoices were uncollectible, offset by a decrease in public relations expense of $10,000 as we scaled back our press release efforts due to the IPO process.

Depreciation and amortization expense:  Depreciation and amortization expense for the nine months ended September 30, 2012 was $84,823, an increase of $3,689, or 4.5%, as compared to $81,134 for the nine months ended September 30, 2011. The period over period increase in depreciation and amortization expense was due to a $1,500 increase in depreciation expense and an increase of $2,189 in amortization expense for capitalized software.

Other Expenses and Income

Interest and other income:  Interest and other income for the nine months ended September 30, 2012 decreased $6,017 or (39.6%), to $9,192, as compared to $15,209 for the nine months ended September 30, 2011. The period over period decrease was attributable to a decrease in interest and dividend income on our cash balances as we have liquidated our bond investments and currently hold only one exchange traded fund and the majority of our investments are in a money market account.

Interest expense :  Interest expense relates to the interest on our notes payable to certain note holders of the company. The increase in interest expense of $2,396, or 1.9%, to $129,939 for the nine months ended September 30, 2012, compared to $127,543 for the nine months ended September 30, 2011, was attributable to an increase in the accrued interest balance of the notes payable to our note holders. Interest expense includes the amortization of a discount of $54,971 and $49,317 at September 30 2012 and September 30, 2011, respectively, for the note payable to one of our note holders pursuant to which we made monthly payments. Payments on the discounted note were $144,000 for each of the nine months ended September 30, 2012 and September 30, 2011.

Comparison of the Year Ended December 31, 2011 with the Year Ended December 31, 2010

	Year Ended December 31,		December 31, 2010 to 2011 % change
	2011	2010
	(in thousands)
Revenue:
Recruitment services	$4,000	$4,000	-
Consumer advertising and consumer marketing solutions	1,569	385	308

Total revenue	5,569	4,385	27.0

Operating expenses:
Cost of services	817	722	13.2
Sales and marketing	1,022	658	55.3
General and administrative	723	897	(19.4)
Depreciation and amortization	109	88	23.9

Total operating expenses	2,671	2,365	12.9

Income from operations	2,898	2,020	43.5

Other income (expense):
Interest and other income	18	17	0.8
Interest expense	(170)	(172)	(0.7)

Other expense, net	(152)	(154)	(0.9)

Net income	$2,746	$1,865	47.0%

Revenue

The following tables set forth our results of operations for the periods presented as a percentage of revenue for those periods (certain items may not foot due to rounding). The period to period comparison of financial results is not necessarily indicative of future results.

	2011	2010
Percentage of revenue by product:
Recruitment revenue	72	91
Consumer advertising and consumer marketing solutions revenue	28	9

Total revenue was $5,569,342, an increase of $1,184,688, or 27%, for the year ended December 31, 2011 compared to $4,384,654 for the year ended December 31, 2010. Revenue from our recruitment solutions remained flat as our base fixed fee pursuant to our contract with Monster did not change from 2010 to 2011 and, although we continued to exceed our contract minimums, we did not exceed the number of applications required to receive additional revenue from Monster. Revenue from our consumer advertising and consumer marketing solutions was $1,569,342, an increase of $1,184,688, or 308%, for the year ended December 31, 2011 compared to $384,654 for the year ended December 31, 2010, primarily due to $1,130,667 of revenues derived from the agreement entered into with Apollo and to a lesser extent a $54,021 increase in partner advertising revenue due to an overall increase in professional hiring demand and further market penetration of our consumer advertising and consumer marketing solutions.

Operating Expenses

Cost of services expense:  Our cost of services expense for the year ended December 31, 2011 was $817,254, an increase of $95,251, or 13.2%, as compared to $722,003 for the year ended December 31, 2010. The year over year increase was primarily attributable to an increase of approximately $66,000 related to the maintenance and operation of our systems and websites, an increase of $12,000 in operations salaries and benefits and a decrease of $26,000 in our revenue sharing costs related to the number of advertisements placed on partner websites in 2011.

Sales and marketing expense:  Sales and marketing expense the year ended December 31, 2011 was $1,021,839, an increase of $364,028, or 55.3%, as compared to $657,811 for the year ended December 31, 2010. The year over year increase primarily consisted of $223,000 of online marketing and public relations expenses related to our revenue growth in the consumer advertising and marketing solutions and a $141,000 increase in marketing salaries and benefits resulted from hiring additional sales and marketing staff in 2011 to support our revenue growth.

General and administrative expense:  Our general and administrative expense for the year ended December 31, 2011 were $723,093, a decrease of $174,128, or 19.4%, as compared to $897,221 for the year ended December 31, 2010. The year over year decrease in general and administrative expense was primarily due to a decrease of $243,000 in additional compensation payments paid to one of the members. The decrease in additional compensation payments consists of $221,679 for a down payment and earnest money paid in 2010 for a condominium apartment in Miami, Florida which was primarily used by the company and a decrease of $21,425 in expenses related to the condominium (please see “Agreements with Directors and Executive Officers” for further information regarding the additional compensation payments), offset by an increase of $7,000 in personnel expenses primarily related to payroll, an increase of $29,000 as we incurred additional occupancy costs as a result of staffing increases, $17,000 of increased travel expense related to our revenue growth, $10,000 of increased office expense to support additional staff and $13,000 for increased legal and accounting services, also related to our revenue growth.

Depreciation and amortization expense:  The $21,000 increase in depreciation and amortization expense for the year ended December 31, 2011, as compared to the year ended December 31, 2010 was due to a $21,000 increase in amortization expense for additions to capitalized software related to updates and enhancements to our technology platforms.

Other Expenses and Income

Interest and other income:  Interest and other income for the year ended December 31, 2011 increased $137, or 0.8%, to $17,540, as compared to $17,403 for the year ended December 31, 2010. The change was attributable to a decrease in interest income of approximately $14,000 on our cash balances due to lower interest rates and lower balances on our interest bearing accounts offset by an increase in dividend income of $13,000 on our marketable securities and cash equivalents.

Interest expense: The decrease in interest expense of $1,000, or 0.7%, to $170,452 for the year ended December 31, 2011, compared to $171,685 for the year ended December 31, 2010, was attributable to a reduction in the accrued interest balance of the note payable to one of the note holders. Interest expense includes the amortization of a discount of $66,259 and $62,376 at December 31, 2011 and 2010, respectively, for the note pursuant to which we made a principal reduction payment. Payments on the notes were $192,000 for the years ended of December 31, 2011 and 2010.

Critical Accounting Policies and Estimates

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting standards applicable to public companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period for complying with such new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Upon issuance of new or revised accounting standards that apply to our financial statements, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting guidelines.

Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.

While our significant accounting policies are more fully described in Note 3 to our financial statements included at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Accounts Receivable

Our policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. We periodically reviews our accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Goodwill and Intangible Assets

We account for goodwill and intangible assets in accordance with Accounting Standards Codification (“ASC”) 350 Intangibles - Goodwill and Other (“ASC 350”). ASC 350 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

We evaluate goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows.

Pursuant to recent authoritative accounting guidance, we elect to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. We are not required to calculate the fair value of a reporting unit unless we determine that it is more likely than not that its fair value is less than its carrying amount. If we determine that it is more likely than not that its fair value is less than its carrying amount, then we will perform the two-step goodwill impairment test. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying value exceeds its fair value, the second step would need to be conducted; otherwise, no further steps are necessary as no potential impairment exists. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of that goodwill. Any excess of the goodwill carrying value over the respective implied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

Capitalized Technology Costs

We account for capitalized technology costs in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 350-40 Internal-Use Software, we capitalize certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are amortized over the estimated useful lives of the software assets on a straight-line basis, generally not exceeding three years.

Included in capitalized software at September 30, 2012 are internal personnel costs and external costs which were properly capitalized in accordance with SoP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and/or FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

We update our technology platform continuously, with new releases occurring approximately every 3 – 4 days. The majority of the costs incurred to create these updates are personnel costs for which we have a dedicated team of employees. A portion of the salaries & benefits for these employees are the costs that are capitalized. We continuously document all changes and enhancements made to our software platforms, track the internal hours incurred to complete such changes and enhancements and capitalize changes and enhancements that meet the criteria under SoP 98-1 or FASB Statement No. 86.

From time to time, we incur significant consulting costs and/or costs for materials that are related to major site enhancements or platform upgrades. These costs are typically 50% to 80% of our total new annual capitalized software costs. Consulting costs are also capitalized in accordance with the above pronouncements.

Revenue Recognition

Our principal sources of revenue are recruitment revenue and consumer marketing and consumer advertising revenue. Our recruitment revenue is derived from our strategic partnership agreement with Monster Worldwide.

Consumer marketing and consumer advertising revenue is recognized either based upon a fixed fee for revenue sharing agreements in which payment is required at the time of posting, or billed based upon the number of impressions (the number of times an advertisement is displayed) recorded on the websites as specified in the customer agreement.

We apply the revenue recognition principles set forth in Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition” with respect to all of its revenue. Accordingly, the company records revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of its services has occurred, (iii) fees for services are fixed or determinable, and (iv) collectability of the sale is reasonably assured.

Fair Value Measurement

U.S. GAAP establishes a hierarchal disclosure framework which ranks the “observability” of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.

The three-level hierarchy for fair value measurement is defined as follows:

Level I — inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The type of financial instruments included in Level I include unrestricted securities, including equities and derivatives, listed in active markets. We do not adjust the quoted price for these instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

Level II — inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The type of financial instruments in this category includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

Level III — inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately-held entities, non-investment grade residual interests in securitizations, collateralized loan obligations, and certain over-the-counter derivatives where the fair value is based on unobservable inputs. Investments in fund of funds are generally included in this category.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to any of our fair value measurements requires judgment and considers factors specific to each relevant investment where the fair value is based on unobservable inputs.

Income Taxes

Prior to reorganization, the company was a limited liability company that elected to be taxed as a partnership. As such the company’s income or loss is required to be reported by each respective member on its separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements. In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on an evaluation of the company’s tax positions, management believes all positions taken would be upheld under an examination.

Liquidity and Capital Resources

The following table summarizes our liquidity and capital resources as of and for each of the nine months ended September 30, 2012 and September 30, 2011 and years ended December 31, 2011 and 2010, respectively, and is intended to supplement the more detailed discussion that follows:

	Nine Months Ended September 30,		Year Ended December 31,
Liquidity and Capital Resources	2012	2011	2011	2010
	(in thousands)		(in thousands)
Cash and cash equivalents	$1,898	$1,595	$2,254	$913
Short-term investments	254	481	375	753
Working capital	3,563	3,342	3,829	2,714

Our principal sources of liquidity are our cash and cash equivalents, marketable securities and cash generated from operations. Our payment terms for our two primary customers are 45 and 60 days, respectively. Average days to pay are 57 and 75 days, respectively. We consider the difference between the payment terms and payment receipts a result of transit time for invoice and payment processing and to date have not experienced any liquidity issues as a result of the payments extending past the specified terms. Cash and cash equivalents and short term investments consist primarily of cash on deposit with banks and investments in money market funds, corporate and municipal debt and U.S. government and U.S. government agency securities.

The non-renewal of our agreement with Monster Worldwide will have a material impact on revenue and cash flow. Under our agreement with Monster Worldwide, we have agreed to provide limited support and access to data to permit Monster Worldwide to continue to meet certain obligations to its customers in 2013. With respect to job postings that Monster sold prior to the expiration of our agreement on December 31, 2012, we are permitting Monster to maintain such postings on our websites until the earlier of (a) the date that Monster Worldwide’s obligation to maintain such posting expires or (b) December 31, 2013. In addition, we will continue to provide Monster with access to our data until December 31, 2013. We expect to incur only de minimis additional labor and de minimis additional costs, and will not receive any additional payments from Monster Worldwide subsequent to the expiration of our agreement. Additionally, as of January 1, 2013, we will be permitted to sell our products and services directly to employers, except for those identified as restricted to LinkedIn.

We currently anticipate that our available funds and cash flow from operations will be sufficient to meet our working capital requirements for the next twelve months.

	Nine Months Ended September 30,		Year Ended December 31
Cash Flow Data	2012	2011	2011	2010
	(in thousands)		(in thousands)
Cash provided by (used in):
Operating activities	$2,025	$2,161	$2,852	$1,655
Investment activities	18	143	262	29
Financing activities	(2,399)	(1,621)	(1,772)	(1,914)

Net increase (decrease) in cash and cash equivalents	$(356)	$683	$1,342	$(230)

Cash and Cash Equivalents

The company considers cash and cash equivalents to include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Restricted Cash – In connection with an operating lease agreement, the company was required to maintain a certificate of deposit in a restricted account in the amount of $45,288 at September 30, 2011. The certificate matured in October, 2011. Restricted cash held as security under this arrangement amounted to $0 at September 30, 2012.

In connection with an operating lease agreement, the company was required to maintain a certificate of deposit in a restricted account in the amount of $45,288 at December 31, 2010. The certificate matured in 2011. Restricted cash held as security under this arrangement amounted to $0 and $45,288 at December 31, 2011 and December 31, 2010, respectively.

Net Cash Provided by Operating Activities

Net cash provided by operating activities during the nine months ended September 30, 2012 was $2,024,935, primarily due to our increased revenue and increase in operating performance. The cash flow provided from operations in the nine months ended September 30, 2012 was due to changes in our assets and liabilities consisting of an increase in accounts receivable of $120,906, a decrease in deferred revenue of $150,000, an increase in prepaid expenses of $31,823 and an increase in accounts payable and accrued expenses of $45,211. Accounts receivable increased approximately 4.5% in the nine months ended September 30, 2012 while our revenue grew 13.7%. The increase in accounts receivable was primarily due to increased revenue related to our June 11, 2012 insertion order from Apollo Group, the increase in prepaid expenses consisted of prepaid business and health insurance while the increase in accounts payable and accrued expenses of $45,211 consists of an increase of approximately $55,000 related to accrued public offering costs and a decrease of approximately $10,000 related to operating expenses. We had net income in the nine months ended September 30, 2012 of $2,013,070 which included non-cash depreciation and amortization of $84,822 and non-cash interest and accretion added to our notes payable of $129,939 and $49,462 of bad debt expense.

Net cash provided by operating activities for the nine months ended September 30, 2011 was $2,160,945, primarily due to our increased revenue. The cash flow provided by operating activities in the nine months ended September 30, 2011 was primarily a result of changes to our assets and liabilities consisting of an increase in accounts receivable of $242,879, a decrease in prepaid expenses of $5,882 and a decrease in accounts payable and accrued expenses of $20,242. The increase in accounts receivable was due to receivables related to additional revenue from our Apollo agreements entered into in 2011, the decrease in prepaid expense consists of prepaid rent at December 31, 2010 and the increase in accounts payable and accrued expenses is a result of timing of payments related to the growth of our business activities. In the nine months ended September 30, 2011 we had net income of $2,154,697 which included non-cash expenses for depreciation and amortization of $81,134, a net loss in the value of investments of $14,327 and non-cash interest and accretion added to our notes payable of $127,542.

Net cash provided by operating activities during the year ended December 31, 2011 was $2,851,921, which primarily resulted from our increased revenue. The cash flow from operations provided in 2011 was primarily due to changes in our assets and liabilities consisting of an increase in accounts receivable of $478,000, partially offset by an increase in deferred revenue of $150,000, an increase in other assets of $5,882 and an increase in accounts payable of $126,281. Accounts receivable, adjusted for deferred revenue in accounts receivable, increased approximately 20% in 2011 while our revenue grew 27%. The increase in accounts receivable and deferred revenue was due to our revenue growth in 2011 as compared to 2010. We had net income in 2011 of $2,745,652 which included non-cash depreciation and amortization of $108,592, a non-cash net loss on the sale of investments of $32,588 and non-cash interest and accretion added to our notes payable of $170,452.

Net cash provided by operating activities in the year ended December 31, 2010 was $1,655,603, which primarily resulted from our increased revenue. The cash flow from operating activities in 2010 was primarily a result of changes to our assets and liabilities consisting of an increase in accounts receivable of $459,803 and a decrease in accounts payable and accrued expenses of $30,411. The increase in accounts receivable was due to our revenue growth in 2010 over 2009 and a decrease in accounts payable and accrued expenses as a result of timing of payments related to the growth of our business activities. In 2010 we had net income of $1,865,307 which included non-cash expenses for depreciation and amortization of $88,030, a non-cash gain on the sale of investments of $308 and non-cash interest and accretion added to our notes payable of $171,686.

Net Cash Provided by Investment Activities

Net cash provided by investing activities for the nine months ended September 30, 2012 was $18,204. The cash provided by investing activities consisted of $150,796 in proceeds from the sale of investments offset by $132,592 invested in developed technology as we incurred costs to update and enhance our websites.

Net cash provided by investing activities for the nine months ended September 30, 2011 was $142,582. Cash provided by investing activities included $225,154 of net proceeds from marketable securities investments offset by $73,492 invested in developed technology and $9,080 for purchases of computer hardware.

Net cash provided by investment activities for the year ended December 31, 2011 was $262,061. The cash provided by investment activities consisted of an increase of $325,155 in the net proceeds from our investments in marketable securities and the release of restricted cash related to our operating lease of $45,288, offset by an increased investment of $92,658 in developed technology as we incurred increased costs to update and enhance our websites and $15,724 for purchases of computer hardware.

Net cash provided by investment activities for the year ended December 31, 2010 was $28,654. Cash provided by investment activities included $138,320 in net proceeds from the sale and purchase of marketable securities offset by $100,277 invested in developed technology and $9,389 for purchases of computer hardware.

Net Cash Used in Financing Activities

Net cash used in financing activities was $2,399,130 for the nine months ended September 30, 2012. The cash used in financing activities consisted of $1,650,000 in distributions to members of the company, $144,000 in payments on our notes payable to founding members of the company and $605,130 of our public offering costs, which were deferred.

Net cash used in financing activities for the nine months ended September 30, 2011 was $1,621,010 and consisted of $1,465,010 in distributions to the members of the company, $144,000 of payments on our notes payable to founding members of the company and $12,000 of deferred public offering costs.

Net cash used in financing activities was $1,772,192 for the year ended December 31, 2011. The cash used in financing activities for 2011 consisted of $1,553,292 in distributions to members of the company, $192,000 in principal payments on our notes payable to founding members of the company and $26,900 of our public offering costs, which were deferred.

Cash used in financing activities for the year ended December 31, 2010 was $1,914,000 and consisted of $1,722,000 in distributions to the members of the company and $192,000 of principal payments on our notes payable to founding members of the company.

Off-Balance Sheet Arrangements

Since inception, we have not engaged in any off-balance sheet activities as defined in Regulation S-K Item 303(a)(4).

Recent Accounting Pronouncements

Recent Accounting Pronouncements - In June 2011, the Financial Accounting Standards Board (“FASB”) issued amended standards that eliminated the option to report other comprehensive income in the statement of stockholders’ equity and require companies to present the components of net income and other comprehensive income as either one continuous statement of comprehensive income or two separate but consecutive statements. The amended standards do not affect the reported amounts of comprehensive income. In December 31, 2011, the FASB deferred the requirement to present components of reclassifications of other comprehensive income on the face of the income statement that had previously been included in the June 2011 amended standard. These amended standards are to be applied retrospectively for interim and annual periods beginning after December 15, 2011. The company adopted these standards on January 1, 2012 and the adoption will not impact the company’s financial results or disclosures, but will have an impact on the presentation of comprehensive income.

In September 2011, the FASB issued amended standards to allow entities the option to first perform a qualitative assessment as to whether goodwill impairment indicators exist, before undertaking the existing two-step test. The objective of the qualitative assessment is to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is more likely than not, the two-step test must still be performed. The amended standards are intended to reduce costs of evaluating annual goodwill impairment. These amended standards are to be applied for annual periods beginning after December 15, 2011, with early adoption permitted. The company elected to early adopt these standards in the year ended December 31, 2011, and the adoption did not have a material impact on the company’s financial results or disclosures.

In May 2011, the FASB issued amended standards to achieve common fair value measurements and disclosures between GAAP and International Financial Reporting Standards. The standards include amendments that clarify the intent behind the application of existing fair value measurements and disclosures and other amendments which change principles or requirements for fair value measurements or disclosures. The amended standards are to be applied prospectively for interim and annual periods beginning after December 15, 2011. The company adopted these standards on January 1, 2012 and the adoption of this guidance did not have a material impact on the company’s financial position, results of operations or disclosures.

In July 2012, the FASB amended the standards for testing indefinite-lived intangible assets for impairment to guidance that is similar to the guidance for goodwill impairment testing. An entity will have the option not to calculate annually the fair value of an indefinite-lived intangible asset if an entity determines that it is more likely than not that the asset is impaired. The objective of the amendment is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. These amended standards are to be applied for fiscal years beginning after September 15, 2012, including interim periods with early adoption permitted. The company has elected to early adopt these standards for the year ending December 31, 2012. The adoption of this pronouncement did not have a material impact on the company’s financial results or disclosures.

Business

Overview

Professional Diversity Network develops and operates online networks dedicated to serving diverse professionals in the United States. To date, we have been particularly focused on Hispanic-American and African-American professionals and recently launched additional websites dedicated to other diverse professional segments, including women, Asian-American, LGBT (lesbian, gay, bisexual and transgender), differently-abled and military professionals. We currently have more than 1.9 million members and, as of the date of this prospectus, more than 3,000 companies and organizations, including 60% of the Fortune 500 companies, have listed job postings on our websites. Most of these listings have come to us through our exclusive agreement with Monster Worldwide for our recruitment services. Our agreement with Monster Worldwide began in December 2007, expired on December 31, 2012, and was not renewed. On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn, which became effective on January 1, 2013. Pursuant to the LinkedIn arrangement, LinkedIn may resell to its customers diversity-based job postings and recruitment advertising appearing on our websites. Since January 1, 2011, we have had a strategic partnership with the University of Phoenix (through its parent company, the Apollo Group, Inc.), which advertises on our websites. Regardless of the strategic partner we are working with, we believe that our networking platforms provide an effective means to meet the career advancement needs of diverse professionals, the employers that seek to hire them and the advertisers that seek to reach them.

Our major assets are two of our websites – iHispano.com, which has over 1.2 million members in its network and AMightyRiver.com, which has over 600,000 members in its network. In the nine months ended September 30, 2012, iHispano.com had over 3.7 million unique visitors and over 4.3 million visits, while AMightyRiver.com had over 1.0 million unique visitors and over 1.2 million visits.

We calculate unique visitors for each of our websites as users who have visited that particular website at least once regardless of whether they are members. A user who visits one of our websites, regardless of frequency, is only counted as one unique visitor, based on data provided by Google Analytics, a leading provider of digital marketing intelligence.

We define the number of visits for each of our websites as the number of times a user has been to that particular website. If a user is inactive on the website site for 30 minutes or more, any future activity will be counted as a new visit. Users that leave one of our websites and return to the same website within 30 minutes will be counted as part of the original visit.

We recently launched additional online professional networking websites that serve other diverse communities – including women (WomensCareerChannel.com), Asian-Americans (ACareers.net), LGBT (OutProNet.com), enlisted and veteran military personnel (Military2Career.com) and differently-abled (ProAble.net) professionals. Although each of these new professional networking websites is fully operational, these websites are and continue to be in the early stages of development. Since its inception in September 2011, WomensCareerChannel.com has experienced significant growth in terms of unique visitors, visits and membership. In the nine months ended September 30, 2012, this website had over 700,000 visits and over 600,000 unique visitors. By September 30, 2012, WomensCareerChannel.com had over 75,000 members.

Our company is built on the philosophy of “relationship recruitment,” connecting talent with opportunity within the context of a common culture or affinity. We provide an environment that celebrates the identity of our members and fosters a sense of community and trust. We believe that we provide value to our members by enabling them to leverage their connections and share beneficial information with other members and employers that participate on our platform, providing access to employment opportunities and valuable career resources. At the same time, we believe that our members and their level of engagement is attractive to employers and advertisers that seek to target an audience of diverse professionals for hiring purposes, to increase brand awareness or to market products and services.

We believe our revenue model is aligned with our focus on serving our members. We currently provide members with access to our websites at no cost, a strategy which we believe will allow us to continue to grow our membership base and promote high levels of member engagement for the mutual benefit of members, employers and advertisers. For the year ended December 31, 2011, we generated all of our revenue from two sources: recruitment, which generated approximately 72% of our revenue, and advertising services, which generated approximately 28% of our revenue. See Risk Factor – “Our revenues are highly dependent on two customers, both of which have an exclusive arrangement with us, and the loss of either major customer would materially and adversely affect our business, operating results and financial condition.”

We were founded on October 23, 2003 under laws of the state of Illinois as IH Acquisition LLC, for the purpose of acquiring the assets, consisting primarily of an online job board for Hispanic professionals. On February 4, 2004, we changed our name to iHispano.com LLC. In 2007, we changed our business platform and implemented technology to operate our business as communities of professional networking sites for diverse professionals, and we have continued with this business platform ever since. In September 2008, we began to brand ourselves as Professional Diversity Network. On March 15, 2012, we changed our name from iHispano.com LLC to Professional Diversity Network, LLC.

Recruitment Revenue

Direct Sales to Employers

We are developing our capabilities to market and sell recruitment services directly to employers that are not subject to the LinkedIn restricted account list. We have segmented the diversity recruitment market into three sectors:

•	Federal, state and local governments and companies and contractors who serve these governmental entities.

•	Small and medium sized businesses as defined by companies with less than 2,500 employees

•	Large enterprises with greater than 2,500 employees.

Our sales team expects to approach these markets using a combination of telephone and email marketing as well as in some cases personal visits to companies and or their recruitment agencies. We also plan to attend major recruitment conferences where diversity hiring recruiters are in attendance. Our sales team will not have the ability to sell to any of the 1,000 companies that is on the restricted account list pursuant to our agreement with LinkedIn. Our alliance agreement with Monster requires us to maintain the diversity-based job postings that originated from Monster Worldwide prior to December 31, 2012. We are not restricted in selling those companies any additional products or services nor are we prevented from selling those companies directly upon the end of the fulfillment period.

We have begun to invest in our direct sales infrastructure and expect to continue to do so in the future. These costs are primarily for sales personnel and to support the sales team with tools such as client relationship management systems, personal computers and travel expenses. The sales expenses are variable and can be adjusted to meet market conditions. However, there is a risk that we will not successfully sell our products and services directly to employers at a level that supports the cost of providing those services.

LinkedIn

On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn, which became effective on January 1, 2013. Pursuant to our agreement, LinkedIn may resell to its customers diversity-based job postings and recruitment advertising on our websites. Our agreement with LinkedIn provides that LinkedIn make fixed quarterly payments to us that are approximately half of the fixed quarterly payments we received from Monster Worldwide and a percentage commission for sales of our services in excess of certain thresholds. The fixed quarterly payments are payable regardless of sales volumes or any other performance metric. Although such fixed quarterly payments are significantly less than the fixed quarterly payments that we receive from Monster Worldwide, we believe that we have the potential to exceed our revenues from our previous agreement with Monster Worldwide because (i) we may earn additional commission payments with LinkedIn if certain sales levels are achieved, and (ii) we may earn revenue by selling our services directly, as described above. Under our agreement with LinkedIn, we will receive (i) no commissions on the first $10 million of LinkedIn’s revenue from the sale of our services during 2013, (ii) 20% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $10 million and less than $50 million, and (iii) 15% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $50 million. However, there can be no assurance that we will meet or exceed revenues earned through Monster Worldwide in prior periods.

During the term of our agreement with LinkedIn, we may not permit any competitor of LinkedIn to resell our diversity-based recruitment services. Our agreement does not prohibit LinkedIn from selling its own or any third party’s diversity recruitment services, however, during the term of our agreement with LinkedIn and for a period of one year thereafter, we may not sell our diversity-based recruitment services, directly or indirectly, to any of the 1,000 companies on LinkedIn’s restricted account list. The companies in such restricted accounts list range are of varying sizes, operate in diverse geographical locations and conduct business in different sectors. We believe LinkedIn designated these particular companies in its restricted account list because LinkedIn has established business relationships with these companies and feels that these companies are potential purchasers of diversity recruitment services. We are permitted, however, to market and sell our products to any company that is not on such restricted account list after our exclusive agreement with Monster Worldwide expired on December 31, 2012.

The term of our agreement with LinkedIn is three years, subject to LinkedIn’s right, in its sole and absolute discretion, to terminate our agreement on the six-month anniversary of the effective date upon not less than 30 days’ prior notice and during the fourth calendar quarter of the first and second years of the term of our agreement upon not less than 90 days’ prior notice. If not terminated sooner, the term of our agreement with LinkedIn will automatically renew for successive one-year terms unless either party delivers a notice of non-renewal with 90 days’ prior notice.

Monster Worldwide

Historically, all of our recruitment revenue has been derived from our exclusive strategic partnership with Monster Worldwide, through which we posted job opportunities for employers on our websites and on the websites of diverse professional organizations with which we have cross-posting agreements. As of the date of this prospectus, more than 3,000 companies and organizations, including 60% of the Fortune 500 companies, have listed job postings on our websites.

Our alliance agreement with Monster Worldwide expired on December 31, 2012 and was not renewed. Pursuant to this agreement Monster Worldwide is the exclusive seller of job postings on our websites. Monster Worldwide sells, among other services, diversity and inclusion recruitment solutions (including job postings, resume search services and recruitment media advertising) to employers that seek diverse job candidates and maintains a database of resumes from applicants seeking employment opportunities. Pursuant to our agreement with Monster Worldwide, Monster Worldwide posted job opportunities of certain of these employers on our websites and on the websites of diverse professional organizations with which we have cross-posting arrangements. Also, we posted resumes of our members who also wished to have their resume posted in Monster Worldwide’s resume database. We also provided resume search services, recruitment media advertising, talent recruitment communities, basic and premier corporate memberships, hiring campaign marketing and advertising, e-newsletter marketing and research and outreach services to employers secured by Monster Worldwide as customers of its diversity and inclusion recruitment solutions.

Our agreement with Monster Worldwide provided for an annual fixed fee that is subject to adjustment based on certain criteria, e.g. The flat fee might be decreased by 10% for any calendar quarter where the ratio of our job applicants to jobs posted falls below a certain threshold. The flat fee might be increased if Monster Worldwide’s gross revenue from diversity and inclusion services (e.g., job postings, resume search services and recruitment media advertising) exceeded a certain threshold. Monster Worldwide’s gross revenue subject to our agreement was monitored through an automated daily export of views and applications related to the postings to ensure that contract minimums are met or additional fees are to be billed. To date, the flat fee payable by Monster Worldwide did not decrease or increase for failing to meet or exceeding applicable thresholds. We derived 72% of our total revenue for the year ended December 31, 2011, and 91% of our total revenue for the year ended December 31, 2010, from our agreement with Monster Worldwide. For the nine months ended September 30, 2012, 63% of our revenue was generated from our agreement with Monster Worldwide.

Following the expiration of our alliance agreement with Monster Worldwide, we expect to experience significant decreases in revenue at least for the first quarter of 2013 because (i) our agreement with LinkedIn provides for fixed quarterly payments that are approximately half of the fixed quarterly payments we received from Monster Worldwide (as described below) and we cannot predict how much commission revenue, if any, we will earn through LinkedIn and (ii) our sales force will require time to generate sales because we cannot begin to market and sell our recruitment services until January 2, 2013.

During the term of the agreement, we are prohibited from selling products or services competitive with Monster Worldwide or enabling any competitor of Monster Worldwide (e.g., CareerBuilder or any other provider of job search services) to post jobs on our websites or otherwise provide content to, or derive content or advertising from, us. We are not restricted from selling consumer media advertising and marketing solutions, and our agreement with Monster Worldwide expressly provides that we will develop and maintain a network of “media partners” (such as Apollo Group) and permits us to fulfill sales of recruitment media on our media partners’ websites and provide other services as further described in the immediately following section. See the section entitled “- University of Phoenix.” We derived 28% of our revenue for the year ended December 2011, and 9% of our total revenue for the year ended December 2010, from sales of such consumer media advertising and marketing solutions.”

Although our agreement with Monster Worldwide was in place since 2007, and was renewed for the last five years, it expired on December 31, 2012 and was not renewed. Under our agreement with Monster Worldwide, we have agreed to provide limited support and access to data to permit Monster Worldwide to continue to meet certain obligations to its customers in 2013. With respect to job postings that Monster sold prior to the expiration of our agreement on December 31, 2012, we are permitting Monster to maintain such postings on our websites until the earlier of (a) the date that Monster Worldwide’s obligation to maintain such posting expires or (b) December 31, 2013. In addition, we will continue to provide Monster with access to our data until December 31, 2013. We expect to incur only de minimis additional labor and de minimis additional costs, and will not receive any additional payments from Monster Worldwide subsequent to the expiration of our agreement.

Advertising Revenue - University of Phoenix

In January 2011, we entered into a marketing media services agreement with Apollo Group, which is the parent of the University of Phoenix. The agreement provides the framework for our relationship with Apollo Group. It has no expiration date but may be terminated by either party upon thirty days’ prior written notice. During the term of the agreement, we may not perform advertising services for any other institution of higher education, whether for-profit or non-profit, other than Apollo Group. The agreement requires us to enter into separate purchase orders or statements of work, referred to as “media schedules,” which describe the services we provide to Apollo Group on a project basis and the compensation we are paid. To date, we have entered into two media schedules with Apollo Group. The first media schedule by its terms covered a period of six months ending June 30, 2011, which Apollo Group and we agreed to extend until August 31, 2011, and provided for fees to us in the amount of $664,000. It was our trial run for the “Education to Career” networking portal site, or E2C Site, and related services. The E2C Site is intended to enhance the University of Phoenix’s career placement services by linking to our websites and allowing users from the University of Phoenix website to join a group with privileged access to information regarding a featured employer, including job opportunities and descriptions, and the employer’s community.

Based on Apollo Group’s satisfaction with the E2C Site and our related services, we entered into a media schedule which covers a longer period than the term of the first media schedule, ending March 31, 2013, and provides for fees to us in the amount of $116,666 per month. The media schedule expanded the scope of our services to also include the “Education to Education” networking portal site, or E2E Site, and related services. The E2E Site is intended to drive visitors from our iHispano.com and AMightyRiver.com websites to the University of Phoenix website. The E2E Site provides visitors with information regarding the University of Phoenix (including program information, degree requirements, tuition, financial assistance and counselors), the value of education and other educational topics, feature stories regarding University of Phoenix graduates and students and scholarship and other programs. We promote the University of Phoenix on our websites and on the E2E Site as our exclusive education partner. We promote the E2E Site and University of Phoenix through advertising banners, email blasts and blogs focused on education. With respect to the E2E Site and E2C Site that we are required to maintain, our agreement with Apollo Group provides that such sites must be functional no less than 99.9% of the time in any given month, exclusive of certain pre-scheduled down times. To date, we have satisfied this requirement.

Pursuant to our agreement with Apollo Group and related media schedules, we receive fees for placing advertising media on our websites to promote the University of Phoenix and for creating, maintaining and operating the E2C Site and E2E Site. In 2011, we recognized revenue of $1.1 million in respect of fees from Apollo Group for our services. This constituted 20% of our revenue and 72% of our revenue from consumer media advertising and marketing solutions for the year ended December 31, 2011. For the nine months ended September 30, 2012, 32% of our revenue was generated from our agreement with Apollo Group. On June 11, 2012, we agreed to an insertion order with Apollo Group. The insertion order provides for payment to us of up to $150,000 per month for a period of 12 months based upon the number of persons we refer to the University of Phoenix who express an interest in obtaining information about attending the University of Phoenix. There is no guaranteed payment associated with this insertion order and for the nine months ended September 30, 2012, PDN generated $313,000 of revenue.

Our Mission

Our mission is to serve as an important factor in the career development of diverse professionals who have traditionally faced obstacles to reaching their full potential. We believe that the work we do, and the power of our online network to connect talent with opportunity, can improve the career and financial prospects of our members by empowering them to invest in their professional development, creating employment opportunities for our members, and enabling them to achieve higher levels of professional success.

Our Values and Company Culture

As a company, we celebrate diversity. We endeavor to capture the distinct inspirational culture of each community we serve. We strive to put our members first in every decision we make and with every new product we build. We are dedicated to helping fulfill the professional aspirations of those we serve. We aspire to help secure the financial futures of our members and their families.

We believe our creative team is skilled in communicating in a culturally relevant manner the messaging of the employers that participate on our platform, and we are dedicated to helping them reach their hiring goals to create a more diverse workforce that better reflects our nation is demographic.

Industry Background and Our Opportunity

We believe that we are well-positioned for growth because our business benefits from several emerging trends – the increasing socialization of the Internet, the growing ethnic diversity of the United States population and labor force, a regulatory environment that promotes diversity in the workplace, the growing ethnic population’s spending power and the acceptance and growth of online recruitment and advertising.

Increasing Socialization of the Internet

The Internet has revolutionized how information is created and communicated – a wealth of information is readily accessible by browsing the Internet anonymously. However, we believe the social aspect of the Internet is emerging as an increasingly powerful influence on our lives. While an individual’s interpersonal connections traditionally have not been visible to others, social and professional networking websites enable members to share, and thereby unlock, the value of their connections by making them visible. Today, personal connections and other information, such as online social and professional networking websites, are increasingly becoming a powerful tool for a growing population of users to connect with one another.

Growing Ethnic Diversity of the U.S. Population and Labor Force

According to the 2010 U.S. Census, the Hispanic-American population grew 43% from 35.3 million in 2000 to 50.5 million in 2010. The Hispanic-American population accounted for 56% of America’s population growth from 2000 to 2010. Not surprisingly, diversity hiring is increasingly becoming a common, if not standard, business practice by major employers. According to a job report published on February 5, 2010 on private sector hiring in 2008 by the U.S. Equal Employment Opportunity Commission, or EEOC, the percentage of minority employment in the U.S. compared to overall employment tripled between 1966 and 2008, from 11% to 34%. Of the approximately 62 million private sector employees nationwide covered by the 2008 survey, approximately 30 million (48%) were women and 21 million (34%) were minorities. In the U.S., Hispanic-Americans had the fastest growth rate in the U.S. private sector, with employment of Hispanic-Americans increasing from 2.5% to more than 13% between 1966 and 2008. The share of the labor force that is Hispanic-American is projected to increase to 18.6% in 2020, according to the Bureau of Labor Statistics, with Hispanic-Americans expected to account for the vast majority – 74% – of the 10.5 million workers added to the labor force in the U.S. from 2010 to 2020.

Regulatory Environment Favorable to Promoting Diversity in the Workplace

As outlined in Executive Order 13583, signed by President Obama on August 18, 2011, companies considering contracting with the federal government must be prepared to demonstrate the diversity of their workforce. Companies that have a federal contract worth $50,000 or more and have 50 or more employees must implement an affirmative action plan that analyzes the representation of women and minorities in both recruitment and advancement, and where necessary, outlines good faith efforts to increase that representation.

In the public sector, Section 342 of the recently enacted Dodd-Frank Act creates 20 Offices of Minority and Women Inclusion at various regulatory agencies, including the Treasury, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the 12 Federal Reserve banks and the newly created Consumer Financial Protection Bureau. The Offices of Minority and Women Inclusion will monitor diversity within their ranks and the pool of contractors who provide goods and services to the government. Previously, the Federal Reserve system and some of the agencies were essentially exempt from contract diversity efforts.

Rising Spending Power of Ethnic Population

The spending power of diverse groups is expected to continue to grow in the United States. According to a January 2011 report by the Kenan-Flagler Business School at the University of North Carolina, by 2014, the buying power of the Hispanic-American population will have grown by 613% since 1990, African-Americans by 257% and Asian-Americans by 498%. According to an article published in the third quarter of 2009 by the Selig Center for Economic Growth at the University of Georgia, it is projected that Hispanic-Americans will wield

$1.33 trillion in spending power by 2014, and in a report published in September 2011 by Nielsen Media Research, a consumer research firm, Nielsen Media Research projects that the buying power of African-Americans will exceed $1 trillion by 2015.

Acceptance and Growth of Online Recruitment and Advertisement

Businesses now recognize and strive to take advantage of the socialization of the Internet for recruitment and for brand management, marketing and advertising. Results of the 2011 Social Recruiting Survey by Jobvite, Inc., an online professional network, indicate that 89% of companies surveyed are using or planning to use online social networking tools for recruitment and 64% have successfully hired through an online social networking website. The market for advertising on online social networks in the United States is also expected to continue to grow rapidly from $2.54 billion in 2011 to an estimated $3.63 billion in 2012 and $5.59 billion by 2014, according to a February 24, 2012 article published by eMarketer, Inc.

Because of these emerging trends, the company believes there is a great opportunity for growth. Ninety-four companies in the Fortune 100 feature diversity hiring on their online career centers. The online diversity recruitment market is highly fragmented. We believe that we can consolidate this market and maximize shareholder value through strategic acquisitions and through organic growth.

Our Solutions

We offer a variety of solutions to meet the needs of diverse professionals, the employers that seek to hire them and the advertisers that seek to reach them.

Our Online Professional Networking Solutions

In keeping with our tagline, “the power of millions for the benefit of one,” our primary focus is on the members who power our network. To our members, we offer a variety of online professional networking and career placement solutions at no charge, including the following:

•

Talent Recruitment Communities.  Each of our websites provides customized “talent recruitment communities” that are company-specific and provide opportunities to engage with employers and receive valuable information and rich media content.

•	Job Postings and Company Information. Members may search for job postings and company information by company name, industry and state.

•

Identity and Contact Management.  Each of our members can create an online professional profile which may include job title, employer, contact information, career history, events, education, resume and cover letter, and other information. Each member may choose what information, including the member’s profile and resume, is available to other members and the general public based upon his or her preferred privacy settings.

•

Networking.  Members may network by searching for other members on our websites, extending invitations, connecting, and sharing profile information. Members are able to integrate from their email contacts (such as Gmail) and online social networking websites (such as Facebook) those members on our websites whom they already know.

Members may communicate, access and share information via chat, instant message, blogs, forums, and videos. Members may also join professional associations and corporate groups which provide forums for members to discuss topics of interest and meet other members who share common professional backgrounds and career interests.

•	Mentoring Program. Our mentoring program promotes professional growth within our communities by pairing experienced professionals with students and aspiring professionals who need career guidance or help with their skills. Members may choose to participate in our online mentoring program as mentors or mentees.

•

Career Tools and Skill-Based Content.  Our websites offer career tools (including resume/cover letter preparation, self-evaluation and one-one-one critique) and skill-based content on a wide variety of career-oriented topics.

•	E-Newsletter and Nation-wide Event Information. We offer our members an e-newsletter and information regarding career-related events.

Solutions for Employers and Recruiters

We post job listings of employers through our strategic partnership with LinkedIn. Such employers include large corporations, small- and medium-sized businesses, educational institutions, government agencies, non-profit organizations and other enterprises. We believe we offer them an online platform to identify and acquire diverse talent for their hiring needs. We believe that online professional networking websites like ours are well equipped to provide access not only to candidates actively seeking new employment, but also to a growing network of potential candidates who may not currently be seeking new employment but may be well-qualified for, and receptive to, new opportunities. The hiring solutions we offer include:

•

Talent Recruitment Communities.  Each of our websites provides customized, company-specific “talent recruitment communities” that permit employers to engage with our members and deliver valuable information and rich media content.

•

Single and Multiple Job Postings.  At the core of our recruitment solutions is the ability for employers to post jobs on our websites and the websites of the professional organizations for which we power career centers and job boards and with which we have cross-posting agreements.

•	Resume Database Access. We provide employers with access to our database of resumes submitted by members who give consent to do so.

•	Hiring Campaign Marketing and Advertising. We can assist employers in implementing targeted marketing and advertising campaigns to fill their hiring needs.

•	Research. Based upon our audience, we have the ability to provide valuable research to corporate partners relating to their products or services.

•

Employment Recruitment Intelligence Compliance Assistance (ERICA).  Launched in September 2011, our ERICA service is a new technology-based platform designed to streamline compliance with the diversity recruitment requirements of the Office of Federal Contract Compliance Programs (OFCCP), which generally require that companies having a federal contract worth $50,000 or more and having 50 or more employees must implement an affirmative action plan that analyzes the representation of women and minorities in both recruitment and advancement, and where necessary, outlines good faith efforts to increase that representation. We are currently incorporating ERICA into each of our online professional networking communities.

We believe the new compliance resource will help a participating business achieve its diversity recruitment goals and stay current with standards for inclusiveness. The new tool will update the status of every available job nightly and distribute alerts to each of the 50 state employment websites as well as to members of each of our diverse online professional communities.

Solutions for Advertisers

We enable advertisers to target and reach large audiences of diverse professionals and connect them to relevant products and services.

•	Advertising campaign services. We assist advertisers in building campaigns and provide additional creative services. Our branding and marketing platform employs email marketing, social media, search engines, traffic aggregators and strategic partnerships. Through these avenues, we enhance brand awareness for our customers and sponsors, inform users and members about their products and services, and provide access to data.

Our Competitive Strengths

We believe the following elements give us a competitive advantage to accomplish our mission:

•

Dedicated Focus on Diverse Professionals. We believe our focus on providing career opportunities for diverse professionals differentiates us from other online social networking websites, such as Facebook. We believe our websites have a distinctly career-oriented feel and utility when compared with other online social networking websites. We believe that users prefer to manage their professional and social identities and contacts separately. While other online professional networking websites, such as LinkedIn Corporation, or LinkedIn, also have a professional focus, we are singularly focused on diverse professionals in the United States.

We believe that we communicate effectively with each of our diverse communities and create environments that harness a natural affinity among members of common culture, ethnicity, gender, orientation, nationality and experience to stimulate increased member trust, networking and engagement.

•

Platform That Harnesses the Power of Web Socialization. We believe that our membership base will continue to grow and that our platform will be an increasingly powerful tool that enables our members to leverage their connections and shared information for the collective benefit of all of the participants on our platform. We believe that we are the first online professional network to focus on the diversity recruitment sector.

•

Relationships with Strategic Partners. We believe that our relationships with strategic partners are difficult to replicate and give us a competitive advantage in the networking opportunities, career tools and resources we can offer to our members, as well as the diverse audiences we can access for employers and advertisers.

•	Relationships with Professional Organizations. Our team has experience working with multicultural professional organizations.

We partner with a number of leading minority professional organizations, including:

- Association for Latino Professionals in Finance and Accounting (ALPFA)

- Society of Mexican American Engineers and Scientists (MAES)

- Latinos in Information Science and Technology (LISTA)

- National Association of Hispanic Journalists (NAHJ)

- National Hispanic Christian Leadership Conference (NHCLC)

- National Hispanic Professionals Organization (NHPO)

- The Rainbow PUSH Coalition

•

Customized Technology Platform.  Our technology platform has been custom-designed and built to facilitate networking engagement and job searching. We believe that it would be costly and time consuming for a new entrant in to the online professional networking space to replicate a technology platform with comparable functionality.

Our Key Metrics

We monitor several key metrics, including our number of members and unique visitors, in order to assess our business, identify challenges and opportunities, produce financial forecasts, formulate strategic plans and make business decisions.

	As at September 30 2012	As at December 31
		2011	2010	2009
iHispano.com members[1]	1,205,005	1,116,790	667,499	234,572
AMightyRiver.com members[1]	689,935	606,844	339,915	80,283
Members in our other networks[1]	104,585	18,590	152	-

Total members across our networks[1]	1,999,525	1,742,224	1,007,566	314,855

1	The reported number of members is higher than the number of actual individual members because some members have multiple registrations, other members have died or become incapacitated and others may have registered under fictitious names. Although members who have been inactive for 24 months will be automatically deleted from our member database, a substantial majority of our members do not visit our websites on a monthly basis. Please see our risk factor entitled “The reported number of our members is higher than the number of actual individual members, and a substantial majority of our visits are generated by a minority of our members” on page [ ].

We believe the number of members is a key indicator of the growth of our online network and our ability to monetize the benefits resulting from such growth to the businesses and professional organizations to which we sell recruitment and marketing solutions. To date, our member base has, in large part, grown virally through users and members who invite colleagues and peers to join their network. Growth of our member base depends, in part, on our ability to successfully develop and market our solutions to professionals who have not yet become members of our network.

	Nine Month Total 2012	Annual Total For the year ending December 31
		2011	2010	2009
Unique visitors to iHispano.com	3,705,264	4,711,780	4,580,489	3,488,075
Unique visitors to AMightyRiver.com	1,073,137	3,632,160	2,840,572	1,953,152
Unique visitors to our other networks	922,475	209,941	1,264	-

Total unique visitors across our networks	5,700,876	8,553,881	7,422,325	5,441,227

Visits to iHispano.com[1]	4,377,541	6,107,939	6,516,086	4,746,758
Visits to AMightyRiver.com[1]	1,226,277	4,844,004	3,892,309	2,593,147
Visits to our other networks[1]	1,060,636	247,185	5,946	-

Total visits across our networks[1]	6,664,454	11,199,128	10,414,341	7,339,905

1	A substantial majority of visits are generated by a minority of our members and users. Please see our risk factor entitled “The reported number of our members is higher than the number of actual individual members, and a substantial majority of our visits are generated by a minority of our members” on page [ ].

We define a member of one of our websites as an individual user who has created a member profile on that website as of the date of measurement. If a member is inactive for 24 months then such person will be automatically de-registered from our database.

We believe the number of members is a key indicator of the growth of our online network and our ability to monetize the benefits resulting from such growth for the businesses and professional organizations to which we sell recruitment and marketing solutions. To date, our member base has, in large part, grown virally through users and members who invite colleagues and peers to join their network. Growth in our member base depends, in part, on our ability to successfully develop and market our solutions to professionals who have not yet become members of one of our websites.

	Annual Total For the year ending December 31
	2011	2010	2009
Unique visitors to iHispano.com	4,711,780	4,580,489	3,488,075
Unique visitors to AMightyRiver.com	3,632,160	2,840,572	1,953,152
Unique visitors to our other networks	209,941	1,264	-

Total unique visitors across our networks	8,553,881	7,422,325	5,441,227

Visits to iHispano.com[1]	6,107,939	6,516,086	4,746,758
Visits to AMightyRiver.com[1]	4,844,004	3,892,309	2,593,147
Visits to our other networks[1]	247,185	5,946	-

Total visits across our networks[1]	11,199,128	10,414,341	7,339,905

1	A substantial majority of visits are generated by a minority of our members and users. Please see our risk factor entitled “The reported number of our members is higher than the number of actual individual members, and a substantial majority of our visits are generated by a minority of our members” on page [ ].

We calculate unique visitors for each of our websites based on users who have visited that particular website at least once regardless of whether they are members. A user who visits one of our websites, regardless of frequency, is only counted as one unique visitor, based on data provided by Google Analytics, a leading provider of digital marketing intelligence.

We define the number of visits for each of our websites as the number of times a user has been to that particular website. If a user is inactive on the website site for 30 minutes or more, any future activity will be counted as a new visit. Users that leave one of our websites and return to the same website within 30 minutes will be counted as part of the original visit.

We view visits and unique visitors as key indicators of growth in our brand awareness among users and whether we are providing our members with useful products and features, thereby increasing member engagement. The unique visitor metric reflects our ability to attract new users, which is crucial to increasing the number of our members. The visits metric indicates our ability to keep our users and members engaged. Because we believe our member base has, in large part, grown virally through users and members who invite colleagues and peers to join their network, we expect that an increase in the number of unique visitors will result in an increase in the number of members, and vice versa. We plan to make improvements to features and products that we believe will also increase visitor, unique visitor and member traffic to our websites. During 2010, our websites had a total over 7 million unique visitors and over 10 million visits, respectively, which increased to over 8 million unique visitors and 11 million visits, respectively, during 2011.

Our Strategy

Our strategy for accomplishing our mission involves the following elements:

•

Launch and Acquire Additional Minority Professional Networking Websites.  We believe that we can significantly expand our member base by acquiring other online professional networking websites focused on Hispanic-American and African-Americans and other diverse communities, launching our own websites focused on diverse communities and growing our existing websites. Increasing our membership will play a central role in our ability to increase advertising revenue and to enhance the value we provide to employers seeking to attract diverse talent. We believe the diversity recruitment and diversity marketing industries are fragmented and there is an opportunity to consolidate some of the smaller companies in these sectors.

•

Employ Marketing Campaigns that Increase Traffic and Membership.  We believe a key driver of our growth has, in large part, been through users and members who invite colleagues and peers to join our network. However, we believe that we can increase our users and members through enhanced marketing efforts, such as media conferences, sponsored events, email marketing, ongoing search engine optimization and improved social media strategies.

•

Sell our diversity recruitment services directly to employers.  As of January 1, 2013, we will have the ability to sell our products and services directly to employers, except for any of the 1,000 companies on the restricted account list pursuant to our agreement with LinkedIn. We are transferring certain existing employees with diversity recruitment experience from client services to sales and will seek to hire additional personnel to focus on this marketing and sales initiative. We expect our direct recruitment marketing and sales efforts to include targeted e-mails, telephone calls and in person meetings.

•

Facilitate LinkedIn in selling our services to its clients.  LinkedIn will be the only entity, other than us to sell our products and services. The success of the LinkedIn reseller relationship is key to our future growth prospects. We intend to provide LinkedIn with support to facilitate their sales of our products and services.

•

Grow Revenue from Consumer Advertising.  We plan to build a sales and marketing team that will focus on selling our advertising. We have a three-pronged strategy to increase our advertising revenue: (i) we intend to invest in hiring additional personnel for our client services team so that it can better manage and optimize client campaigns; (ii) we intend to expand our marketing efforts to increase website traffic and membership; and (iii) we plan to build a sales team to market our consumer advertising solutions to targeted customers.

•

Grow our Recruitment Platform.  We plan on investing in our recruitment platform by adding additional services in order to enhance the user and recruiter experience. Our product roadmap builds upon our relationship recruitment platform.

•

Strengthen and Develop Relationships with Strategic Partners.  We are working to strengthen our relationships with existing strategic partners and develop new relationships with online networking websites and professional organizations, with a view toward increasing traffic to our websites and broadening our base for membership and our hiring and marketing solutions.

•

Hire Strategically.  As we grow, we expect to make strategic hires designed to improve efficiency and expand sales, marketing and customer service capabilities of our existing operations and to identify, pursue and manage growth opportunities. We intend to hire experienced individuals in sales, marketing and technology.

•

Add Functionality to Increase Member Value and Generate Revenue.  We are working to enhance the functionality of our websites, improve our applications, tools and resources and more efficiently and effectively utilize information captured on our websites. New concepts may include, cultural community couponing and business directory services. Such enhancements and improvements should add value for our members and the companies and professional organizations that participate on our websites, as well as add revenue-generating opportunities for us.

Sales, Marketing and Customer and Member Support

We believe our member base has grown virally principally through member invitations to others to join our online networks. Additionally, we seek to drive member growth through the efforts of our sales organization, media conferences, press releases, sponsored events, and email marketing, search engine optimization and social media strategies.

Our marketing team has expertise in multicultural marketing. We expect to continue to provide compelling content that underscores our mission of supporting diverse professionals and encouraging diverse browsers to visit our websites. Additionally we will continue to invest strategically in search engine optimization and search engine marketing to promote our online communities. We continually develop relationships with professional organizations and community groups, such as the National Hispanic Christian Leadership Council, to bring our services to individuals offline as well as online.

We believe consumer advertisers and agencies are increasingly seeking websites and communities that enable them to access diverse audiences. We expect to expand our efforts to connect with these advertisers and build on our consumer-advertising infrastructure. In 2011, we invested in a new online advertising hosting system that allows us to more effectively manage customer campaigns. We plan continued investment in advertising optimization tools to increase our customers’ productivity on our websites. In addition to seeking new advertising customers, we will also look to expand the marketing and advertising solutions to our existing customers. In 2013, we plan on hiring additional experienced sales professionals.

At the core of our talent recruitment groups are our expert online community managers. Our community managers encourage interaction between job seekers and recruiters, police for inappropriate online activity, optimize recruitment campaigns and provide reporting and client services for the businesses that use our hiring solutions.

The community managers for our websites respond to both business and technical inquiries from members, businesses and professional organizations relating to their accounts, including guidance on how to utilize our applications, tools and resources. Self-service support also is available on our websites and users can contact us via e-mail or telephone.

Customers

As of the date of this prospectus, more than 3,000 companies and organizations, including 60% of the Fortune 500 companies, have listed job postings on our websites. Prior to January 1, 2013 of our revenue from our recruitment solutions were generated through our agreement with Monster Worldwide. Following the launch of our partnership with LinkedIn on January 1, 2013, we will seek to market directly to employers of diverse employees through our direct sales initiative and through our agreement with LinkedIn, although both strategies are new and untested and our ability to successfully pursue either strategy is uncertain. Further, 89% of revenues derived from our consumer advertising and marketing solutions were derived through our agreement with Apollo Group. A non-renewal of or a material change in our relationship with LinkedIn or Apollo Group would have a material adverse effect on our financial results. See “Risk Factors – Our revenues are highly dependent on two customers and we will likely continue to be dependent on a small number of customers.”

Over the next several years, we plan to expand our efforts to secure consumer-based advertising revenues by deploying a sales force to target advertisers and agencies that are seeking to market to diverse professional audiences. Online diversity market advertising is increasing in the United States. We believe this focus is driven by the significant increases in purchasing power of ethnically diverse populations. It is estimated that from 1990 to 2014, the buying power of United States Hispanic Americans will have grown by 613%, African Americans by 257% and Asian Americans by 498%, according to a 2011 report published by Profs. James H. Johnson, Jr. and John D. Kasarda of the Keenan-Flagler Business School at The University of North Carolina.

The Association of Hispanic Advertising Agencies, or AHAA, in its 2010 Report on Hispanic Advertising Spending, found that Hispanic advertising spending in the U.S. rose 14% to $4.3 billion in 2010 compared to 2009, reversing a two-year slowdown and increasing the aggregate Hispanic advertising spending in the U.S.

Many large corporations are increasingly setting aside advertising budgets for Hispanic-American outreach, according to an IBISWorld Inc. report published in August 2011. According to this report, since the recession of

2009, advertising spending on Hispanic-American media grew 1.9% more than that of non-Hispanic-American media, with the largest gains experienced in television, magazines and the Internet.

Technology Infrastructure

We refer to our customized relationship recruitment technology platform as Affinity Relationship Recruitment Generation V (ARR-V). Benefits of our technology platform include:

•

Ease of Use for Professional Networking.  Our ARR-V technology emphasizes ease-of-use, allowing our members to create, manage and share their professional identity online, build and engage with their connections, access shared knowledge and insights, and find career opportunities.

•

Integration with Facebook and LinkedIn.  Our websites are developed with Personal Home Page script (PHP), a commonly used, general-purpose server-side scripting language, which enables our members to access and integrate their LinkedIn and Facebook communities for a high level of professional engagement in one location on our websites.

•

Job Searching; Employer Auto-Matching Tool, or EAMT.  Our ARR-V technology is a robust platform for our members to post their resumes and search for career opportunities, and for businesses to post job openings. Our members can execute targeted matches through our customized career to employer auto-matching tool.

•

Member Generated Content.  Our members can easily input, access, communicate, and share information, via chat, instant message, blogs, forums, and videos. Our ARR-V technology utilizes the content generated by our members, job postings by recruiters and marketing information from sponsors on our websites to provide relevant information to our visitors. We continually work to improve the pertinence of the information on our websites.

•

Member Engagement.  Our platform draws on the cultural affinity within our diverse communities, user generated content, job postings and relevant advertising media to encourage a high degree of member engagement on our websites. We believe that engagement enhances the value we offer to our members, as well as to the businesses and professional organizations, that use our websites.

•

Advertising Media Platform.  Our ARR-V technology allows us to place targeted advertising media for our advertising customers based upon information we collect from our users, including browsing history. Our advertising service technology enables us to specifically deliver advertisements to our audience by geography, via geo-targeting to specific zip codes, and to retarget relevant advertisements to our audience based upon prior activity on our websites.

•

Vertical and Horizontal Scalability.  Our ARR-V platform is designed to allow us to scale both “vertically” and “horizontally”. We can scale vertically, within a specific demographic group, by increasing members and visitors. We can scale horizontally, among different or additional demographic groups, by launching new community websites focused on such groups, and community websites rebranded for our strategic partners. This enables our company to quickly move into new opportunities with strategic partners or alone without making a sizeable additional investment.

We regularly evaluate our ARR-V technology to improve ease-of-use, enhance and expand our tools and resources, optimize user engagement, and implement industry best practices.

Operations

Our websites are hosted by EsoSoft Corporation in Los Angeles, California. Our hosting has been with EsoSoft since 2008, and we believe we have experienced positive performance results since that time. Our websites have backup and contingency plans in place in the event that an unexpected circumstance occurs.

Intellectual Property

To protect our intellectual property rights, we rely on a combination of federal, state and common law rights, as well as contractual restrictions:

•

We rely on trade secret, copyright, and trademark rights to protect our intellectual property. We pursue the registration of our domain names and trademarks in the United States. Our registered trademarks in the United States include the “iHispano” mark with stylized logo, the “A Mighty River” mark with stylized logo, and the “Professional Diversity Network” mark with our tagline “the power of millions for the benefit of one,” as well as others.

•

We strive to exert control over access to our intellectual property and customized technology by entering into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with third parties in the ordinary course of our business.

Nevertheless, our efforts to protect our proprietary rights may not be successful. Any significant impairment of our intellectual property rights could adversely impact our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and adversely affect our operating results.

Other companies in the Internet, social media, technology and other industries own patents, copyrights, and trademarks, and we expect that from time to time they may request license agreements, threaten litigation, or file suits against us for alleged infringements or other violations of intellectual property rights.

Competition

We face significant competition in all aspects of our business. Specifically, with respect to our members and our recruitment consumer advertising and marketing solutions, we compete with existing general market online professional networking websites, such as LinkedIn, as well as ethnic minority focused social networking websites, such as Black Planet and MiGente, and other companies such as Facebook, Google, Microsoft and Twitter that are developing or could develop competing solutions. Following the expiration of our agreement with Monster Worldwide on December 31, 2012, Monster Worldwide will be another competitor. We also generally compete with online and offline enterprises, including newspapers, television, direct mail marketers that generate revenue from recruiters, advertisers and marketers and professional organizations. With respect to our hiring solutions, we also compete with traditional online recruiting companies such as Career Builder, talent management companies such as Taleo, and traditional recruiting firms.

Larger, more well-established companies may focus on professional networking and could directly compete with us. Other companies might also launch new competing services that we do not offer. Nevertheless, we believe that our focus on diverse online professional networking communities is a competitive strength in our market.

Government Regulation

We are subject to a number of federal, state and foreign laws and regulations that affect companies conducting business on the Internet. These laws are still evolving and could be amended or interpreted in ways that could be detrimental to our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could materially harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our service.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security incident, or security breach for personal data, or requiring the adoption of minimum information security standards that are often unclear and difficult to implement. The costs of compliance with these laws are significant and may increase in the future. Further, we may be subject to significant liabilities if we fail to comply with these laws.

We are also subject to federal, state, and foreign laws regarding privacy and protection of member data. We post on our websites our privacy policy and terms of use. Compliance with privacy-related laws may be costly. However, any failure by us to comply with our privacy policy or privacy-related laws could result in proceedings against us by governmental authorities or private parties, which could be detrimental to our business. Further, any failure by us to protect our members’ privacy and data could result in a loss of member confidence in us and ultimately in a loss of members and customers, which could adversely affect our business.

Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Facilities

We lease approximately 4,600 square feet of space for our headquarters in Chicago, Illinois under a lease that expires on June 30, 2015.

Employees

As of the date of this prospectus, we have 23 employees. From time to time, we also engage independent contractors to perform various services. None of our employees are covered by a collective bargaining agreement. We believe that we have good relationships with our employees.

Legal Proceedings

We are subject to legal proceedings and litigation arising in the ordinary course of business, although no such proceeding or litigation is currently pending.

Management

The name, age and position of each of our executive officers as of the date of this prospectus, and the names of certain persons who have agreed to serve as directors on or before the closing of the offering are as follows:

Executive Officers and Directors

Name	Age	Position
James Kirsch	51	Chief Executive Officer and prospective Chairman of the Board
Rudy Martinez	53	Executive Vice President, CEO of iHispano.com Division
Myrna Newman	55	Chief Financial Officer and Secretary
Chad Hoersten	35	Chief Technology Officer
Daniel Sullivan	42	Chief Revenue Officer - Consumer
Ayan Kishore	27	Executive Vice President - Operations and Technology
Kevin McFall	48	Executive Vice President, Head of AMightyRiver.com Division
Tandalea Mercer	34	Executive Vice President - Compliance
Daniel Marovitz (1)	39	Prospective Director
Stephen Pemberton (1)	44	Prospective Director
Barry Feierstein (1)	51	Prospective Director
Andrea Sáenz	39	Prospective Director

(1)	Prospective member of our audit, compensation and nominating and corporative governance committees.

James Kirsch (51). Mr. Kirsch has served as our Chief Executive Officer and as a member of our management board since 2008. Mr. Kirsch served as Chief Strategic Officer at AMightyRiver.com, a division of PDN from 2004 to 2008 and from 1996 to 2001 as Chief Executive Officer of eSpecialty Brands a online retail company. Previously, Mr. Kirsch served as Chief Executive Officer at iMaternity.com, the ecommerce partner of iVillage.com from 1983 to 1996 and Manager, Vice President and Chief Operating Officer at Dan Howard Industries, a vertically integrated retailer of apparel. He holds a B.S. in Economics and Political Science from University of Arizona. We believe Mr. Kirsch should serve on the board of directors because of his experience and vision in leading the company since 2008.

Rudy Martinez (53). Mr. Martinez is one of our founders, Executive Vice President and a member of our management board, and has lead our iHispano.com division since 2000. Prior to joining the company, Mr. Martinez served from 1995 to 1998 as Division President for Trilogy Consulting, a firm which specialized in Pharmaceutical and Healthcare consulting. Mr. Martinez graduated from Indiana University, Bloomington with a B.A. in Forensics and completed the Dartmouth Tuck School of Business – Building High Performance Business Program.

Myrna Newman (55). Ms. Newman has been our Chief Financial Officer and Secretary since February 2012. Prior to joining PDN, Ms. Newman served as interim Chief Financial Officer for Jewish Vocational Services of Chicago from 2009 to 2010. From 2008 to 2009, Ms. Newman was Corporate Controller for Atlas Material Testing L.L.C., a manufacturer of weathering and material testing solutions. She served as Controller, Chief Accounting Officer and Principal Financial Officer of Motient Corporation, a wireless data communications network from April 2003 until June 2007. Prior to that, Ms. Newman was Vice President of Finance at Heads and Threads International LLC, an importer and distributor of metal fasteners. Ms. Newman is a Certified Public Accountant and received an M.B.A. from the University of Chicago Graduate School of Business and her B.S. in Accountancy from DePaul University.

Chad Hoersten (35). Mr. Hoersten serves as Chief Technology Officer of PDN, a position he has held since 2008. He was the lead web developer of iHispano.com, a division of PDN, from 2004 to 2008. Mr. Hoersten served as a senior software engineer at Rockwell Automation from 1999 to 2002. Mr. Hoersten holds a B.S. in computer engineering from the University of Cincinnati.

Daniel Sullivan (42). Mr. Sullivan has served as Chief Revenue Officer—Consumer at Professional Diversity Network since October, 2011. Prior to joining PDN, Mr. Sullivan worked in a number of sales related roles at Monster Worldwide from January of 2000 to September of 2011. Mr. Sullivan worked as a Sales Manager with Akzo Nobel from January 1998 to January 2000. Mr. Sullivan graduated from the University of Massachusetts, Boston with a B.S. in Political Science.

Ayan Kishore (27). Mr. Kishore has served as Executive Vice President—Operations and Technology since July 2012. Prior to joining the company, Mr. Kishore served from 2009 to 2012 as the Chief Executive Officer and founder of Careerimp, a technology firm specializing in advanced web tools for jobseekers. Mr. Kishore was a business technology consultant at Deloitte Consulting from 2006 to 2008. He holds a Masters in Human-Computer Interaction (Computer Science) from Carnegie Mellon University and a B.S. in Computer Engineering from Georgia Tech.

Kevin McFall (48). Mr. McFall is our Executive Vice President and head of our AMightyRiver.com division, and has lead AMightyRiver.com since 2010. Mr. McFall is also currently founder and practice leader at Red Clay Digital , LLC, a digital publishing consulting firm, since June 2009. We intend to employ Mr. McFall on a full-time basis prior to the commencement of the offering. Previously, Mr. McFall served as Vice President, Global Business Development and Product Strategy at Cision from December 2009-June 2011. He was co-founder and vice president of products and business development for RushmoreDrive.com, a social and vertical search business of IAC Corporation from 2007-2009. Prior to joining IAC, he directed the digital product and affiliate network programs for Zap2it.com, an entertainment news and information website that is a wholly-owned subsidiary of the Tribune Company. Mr. McFall graduated from University of Illinois at Urbana-Champaign with a B.S. in Mathematics and Computer Science.

Tandalea Mercer (34). Ms. Mercer is our Executive Vice President of Compliance, and has held this position since September 2011. Ms. Mercer is currently also Senior Manager of Diversity and Inclusion at HCL Technologies, Inc., an information and technology services company, and has held that position since October 2011. We intend to employ Ms. Mercer on a full-time basis prior to the commencement of the offering. From January 2010 to January 2011, Ms. Mercer was a diversity specialist consultant for the New York City Department of Education. Prior to that, Ms. Mercer was Senior Manager of Affirmative Action/Diversity Metrics at Verizon, a global telecommunications company. Ms. Mercer has also been an Equal Employment Opportunity Specialist at the county government of Fairfax, Virginia from 2005 to 2006 and Equal Employment Opportunity Compliance Officer at the Office of Federal Contract Compliance Programs of the U.S. Department of Labor from 2003 to 2005. Ms. Mercer earned a B.A. in Political Science and English from Delaware State University, and an M.S./M.P.A. Dual Degree in Urban Policy Analysis and Management from The New School University.

Daniel Marovitz (39). Mr. Marovitz is a prospective director. He is the founder of Buzzumi, a software platform that helps consulting and advice-based businesses operate online. From 2007 to 2011, he served as Head of Product Management and member of the board of Deutsche Bank’s Global Transaction Bank. Previously, Daniel served as Chief Information Officer for Investment Banking of Deutsche Bank and the Chief Operating Officer of technology from 2002 to 2007. Mr. Marovitz joined Deutsche Bank in 2000 as Managing Director and Chief Operating Officer of the eGCI group at Deutsche Bank. Previously, he was Vice President of Commerce at iVillage, an online women’s network from 1998 to 2000. Mr. Marovitz also worked for Gateway 2000 where he served as the head of Gateway.com from 1996 to 1998 and was the co-founder of Gateway’s Japanese subsidiary in Tokyo from 1994 to 1996. Mr. Marovitz earned a B.A. in Romance Studies and Asian Studies and graduated cum laude from Cornell University in 1994. Mr. Marovitz is an experienced operational and theoretical thought leader regarding Internet companies. We believe that as a member on our board of directors, he would bring valuable advice relating to Internet activities, user experience and online marketing to the company.

Stephen Pemberton (44). Mr. Pemberton is a prospective director. In 2011, he joined Walgreen Co., a retail pharmacy company, as Divisional Vice-President and Chief Diversity Officer. From 2005 to 2010, Mr. Pemberton was Chief Diversity Officer and Vice-President of Diversity and Inclusion at Monster

Worldwide.com. Mr. Pemberton received a B.A. in Political Science from Boston College in 1989. We believe Mr. Pemberton is a respected authority on diversity and inclusion matters in the workplace. We believe that as a member on our board of directors, he would add value by providing the board of directors with insight and experience he has gained from his service as a Chief Diversity Officer at two public companies.

Barry Feierstein (51). Mr. Feierstein is a prospective director. He has been employed at the University of Phoenix, an online institution of higher learning and a wholly owned subsidiary of the Apollo Group since 2010, and appointed Chief Business Operating Officer in 2011. Prior to that, he served as Executive Vice President of Sales & Marketing for Sallie Mae, a student loan service company, from December 2007 to November 2009, and Senior Vice President of Private Credit Lending at Sallie Mae from January 2007 to December 2007. Mr. Feierstein graduated with a B.A. in Economics and History from Tufts University and earned an M.B.A. from Harvard Business School. Mr. Feierstein has expertise in online marketing, with a specific concentration in online education and marketing. We believe his ability to analyze complex Internet marketing strategies, and experience in connecting education to careers would be an asset to the board of directors.

Andrea Sáenz (39). Ms. Sáenz is a prospective director. Since May 2011, she has served as Chief of Staff for the Chicago Public Schools. From August 2010 to May 2011, Ms. Sáenz was Board Resident at the U.S. Department of Education. From July 2006 to August 2010, Ms. Sáenz was executive director for the Hispanic Alliance for Career Enhancement, a nonprofit organization dedicated to the advancement of Latino professionals. Prior to holding that position, she was a fellow at the University of Pennsylvania Fels Institute of Government. Ms. Sáenz began her career at Congreso de Latinos Unidos, an organization focusing on Latino-American communities. She holds a B.A. in Latin American studies from Scripps College and a Master’s Degree in government administration from the University of Pennsylvania. We believe Ms. Sáenz is an accomplished leader in the field of professional and educational advancement with expertise in educational and career access for minorities, with particular experience in the Not-For-Profit and government sectors.

Management Board

As of the date of this prospectus, our company is currently managed by our board of managers. Substantially simultaneously with the effectiveness of the registration statement of which this prospectus is a part, we will reorganize from an Illinois limited liability company to a Delaware corporation, and our board of managers will be dissolved and replaced with the board of directors described above. Of the five members on the board of managers, only James Kirsch will serve as a member of our board of the directors following our reorganization. Rudy Martinez will continue to be Executive Vice President and Chief Executive Officer of our iHispano.com division, but will not be on our board of directors. Daniel Ladurini, Ferdinando Ladurini and Daniel Kirsch will not be employed by or serve our company in any capacity. Daniel Kirsch and James Kirsch, and Ferdinando Ladurini and Daniel Ladurini, are father and son, respectively. The following are brief biographies of the members of our company’s current management board.

James Kirsch (51). A brief biography of Mr. Kirsch appears above in the section entitled “Executive Officers and Directors”.

Rudy Martinez (53). A brief biography of Mr. Martinez appears above in the section entitled “Executive Officers and Directors”.

Daniel Ladurini (51). Mr. Ladurini has been on our board of managers since 2005 and has been director and senior partner at Fiumalbo Investors, a strategic investment firm that specializes in new businesses and new market start ups from 1994 to present. Previously, Mr. Ladurini was managing partner, director of revenue, at Trilogy Consulting Corporation from 1982 to 1994.

Ferdinando Ladurini (71). Mr. Ladurini has been on our board of managers since 2005 and served as director at Fiumalbo Investors, a strategic investment firm that specializes in new businesses and new market start ups from

1994 to the present. Previously, Mr. Ladurini was managing partner, director of finance, at Trilogy Consulting from 1982 to 1994.

Daniel S. Kirsch (85). Mr. Kirsch has been on our board of managers since 2005 and was founder and CEO of Dan Howard Industries, a manufacturing and retail company, from 1954-2001. Mr. Kirsch has been retired since 2001. He is a graduate of the University of Illinois with a bachelor’s degree in Economics.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors and prospective directors has with us, either directly or indirectly. Based on this review, our board has determined that Messrs. Marovitz, Pemberton and Feierstein and Ms. Sáenz will be “independent directors” as defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, or NASDAQ, at the time they become directors on or before the closing of the offering. We do not have any oral or written agreement with any company including, Monster Worldwide and Apollo Group, for representatives from any company to serve on our board of directors.

Committees of the Board of Directors

Our management board has provided for the establishment of an audit committee, a compensation committee and a nominating and governance committee following our reorganization into a Delaware corporation, which will occur immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The composition and function of each of these committees is described below.

Audit Committee

Upon the closing of this offering, our audit committee will be comprised of Mr. Marovitz, who will be Chairman of the audit committee, Mr. Pemberton and Mr. Feierstein . Our board of directors has determined that Mr. Marovitz is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. Our audit committee will be authorized to:

•	approve and retain the independent registered public accounting firm to conduct the annual audit of our financial statements;

•	review the proposed scope and results of the audit;

•	review and pre-approve audit and non-audit fees and services;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting matters; and

•	oversee internal audit functions, if any.

We believe that the composition of our audit committee will meet the independence requirements of the applicable rules of the Securities and Exchange Commission and NASDAQ upon completion of this offering.

Compensation Committee

Upon the closing of the offering, our compensation committee will be comprised of Mr. Feierstein, who will be Chairman of the compensation committee, Mr. Marovitz and Mr. Pemberton. All members of the compensation committee will qualify as independent under the current definition promulgated by NASDAQ. Our compensation committee will be authorized to:

•	review and recommend compensation arrangements for management;

•	establish and review general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and reaching our financial goals;

•	administer our stock incentive and purchase plans; and

•	oversee the evaluation of the board of directors and management.

Nominating and Corporate Governance Committee

Upon the closing of the offering, our nominating and corporate governance committee will be comprised of Mr. Pemberton, who will be Chairman of the nominating and corporate governance committee, Mr. Feierstein and Mr. Marovitz. All members of the nominating and corporate governance committee will qualify as independent directors under the current definition promulgated by NASDAQ. Our nominating and governance committee will be authorized to:

•	identify and nominate candidates for election to the board of directors; and

•	develop and recommend to the board of directors a set of corporate governance principles applicable to our company.

Compensation Committee Interlocks and Insider Participation

No prospective member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the commencement of this offering, we intend to adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our corporate website at www.prodivnet.com on or before the effectiveness of the registration statement of which this prospectus is a part. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on such website.

Limitation of Directors’ and Officers’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our proposed certificate of incorporation and bylaws that we intend to adopt prior to the consummation of this offering limit the liability of our directors to the fullest extent permitted by Delaware law.

Prior to the commencement of the offering, we intend to obtain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our proposed certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. We intend to enter into indemnification agreements with our directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Director Compensation

We do not compensate the members of our board of managers in connection with their service on the board of managers. Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will reorganize from an Illinois limited liability company to a Delaware corporation. Of the five members on the board of managers, only James Kirsch will serve as a member of our board of the directors following our reorganization.

Immediately following the reorganization, James Kirsch will be chairman of our board of directors. As one of our executive officers, Mr. Kirsch will not be compensated for his services as a director. Messrs. Marovitz, Pemberton, Feierstein and Ms. Sáenz have agreed to join our board of directors following our reorganization. Each of Messrs. Marovitz, Pemberton, Feierstein and Ms. Sáenz will receive the following compensation for service on our board of directors:

•	an annual payment of $[ ];

•	a meeting attendance fee of $[ ] per meeting;

•	a committee meeting attendance fee of $[ ] and $[ ] per meeting for chairs and members, respectively; and

•	stipends of $[ ] and $[ ] for the chairmen of the compensation and audit committees, respectively.

Upon joining our board of directors, each non-employee director will receive [            ] shares of common stock, which will vest in [        ] increments. At this time, we do not have a policy regarding annual grants of common stock to our non-employee directors.

Executive Compensation

Overview

In this section, we describe our compensation programs and policies and the material elements of compensation for the year ended December 31, 2012 for our Chairman and Chief Executive Officer, and our most highly compensated executive officers, other than our Chief Executive Officer, whose total compensation was in excess of $100,000. Other than as disclosed below, we did not have any other employee whose compensation was such that executive compensation disclosure would be required but for the fact that they were not executive officers as of the end of the last fiscal year. We refer to the all individuals whose executive compensation is disclosed in this prospectus as our “named executive officers.”

Decisions on the components of our compensation programs are, until our reorganization into a Delaware corporation, which will occur immediately prior to the closing of this offering, the responsibility of our management board. Following the reorganization into a Delaware corporation, our compensation committee will be responsible for reviewing and evaluating these components, including employee base salaries and benefit plans. The compensation committee will provide advice and recommendations to the board of directors on such matters. See “Committees of the Board of Directors—Compensation Committee” for further details on the role of the compensation committee.

Employment Agreements

We intend to enter into employment agreements with Messrs. James Kirsch and Rudy Martinez prior to the commencement of this offering. Mr. Kirsch will serve as our Chief Executive Officer and Mr. Martinez will serve as our Executive Vice President and CEO of our iHispano.com division, positions that they currently hold with Professional Diversity Network, LLC , at annual base salaries of $200,000 and $200,000, respectively. Mr. Kirsch’s employment agreement will be for one year and Mr. Martinez’s employment agreement will be for one year, each commencing on [                    , 2013] with employment on an at-will basis thereafter. The agreements also provide for a discretionary annual bonus and benefits provided to other employees. If we terminate either named executive officer without cause (as defined in the employment agreement) but not due to death or disability, the Company will pay as severance continued salary for six (6) months to the terminated executive upon delivery of a release of claims against the company. No severance payment will be paid if termination is for cause or if the executive resigns. During each named executive officer’s employment and for two (2) years thereafter, each named executive officer will agree not to disclose confidential information and will be subject to restrictions on competing or interfering with our business and business relationships and soliciting the services of our employees or independent contractors.

Base Salary

Base salaries for our named executive officers are established based on the executive’s level of responsibility and years of experience, taking into account competitive factors. Base salaries of all employees, including executive officers, are reviewed annually and may be increased for merit reasons or due to overall company performance.

Additional Compensation Payments

Pursuant to an investment agreement entered into in 2004 (the “Investment Agreement”) by and among the company, Daniel L. Ladurini, Ladurini Family Trust, James R. Kirsch and Rudy Martinez, Mr. Kirsch will receive additional compensation payments equal to 30% of the principal payments made by the company under the promissory notes payable to Ferdinando Ladurini in the principal amount of $1,341,676.

Equity Awards

We did not award any equity incentive compensation to any of our named executive officers in 2012, However, we expect to implement the 2013 Equity Compensation Plan prior to the offering.

Non-Equity Incentive Compensation

We did not award any non-equity incentive compensation to any of our named executive officers in 2012.

Retirement Plan and Other Benefits

We currently do not have any retirement plans or provide any other retirement benefits for our employees.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by us.

Perquisites and Other Personal Benefits

We provide Mr. Kirsch with a car allowance of $846 per month and Mr. Martinez a car allowance of $959 per month.

Severance Benefits and Change in Control Arrangements

Except as described under “Employment Agreements” above, none of our named executive officers has any other severance benefits or change in control arrangements.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2012 and December 31, 2011 by our Chairman and Chief Executive Officer, and our most highly compensated executive officers, other than our Chief Executive Officer, whose total compensation was in excess of $100,000. We refer to these persons as our “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($) (1)		Total ($)
James Kirsch,	2012	$200,000	$372,993	(2)(3)	$572,993
Chairman and Chief Executive Officer	2011	200,000	98,401	(2)(3)	298,401

Rudy Martinez,	2012	200,000	17,511		217,511
Executive Vice President and CEO of iHispano.com division	2011	200,000	17,511		217,511
Dan Sullivan	2012	150,000	1,500		151,500
Chief Revenue Officer	2011	37,500	—		37,500

(1)	Other compensation consists of: (i) car allowance in the amount of $846 per month in 2011 and 2012 for Mr. Kirsch, and in the amount of $959 per month in 2011 and 2012 for Mr. Martinez and (ii) an annual Health Savings Account contribution of $6,000 in each of 2012 and 2011 for Mr. Martinez. In 2012, Mr. Sullivan received Health Savings Account contributions of $1,500.
(2)	In 2010, Mr. Kirsch purchased a condominium apartment in Miami, Florida, which was primarily used by the company and was financed by obtaining a bank loan providing initially for interest only payments. Following the closing, the company made payments of interest on the mortgage, condominium association dues, real estate taxes, maintenance and upkeep, purchased furniture and other related expenses on the apartment (collectively, “Condominium Costs”) in the amount of $30,465 in 2011 and $46,927 in 2012. The company recorded these payments as additional compensation payments to Mr. Kirsch in the accompanying statements of comprehensive income as part of his compensation for 2011 and 2012. In 2012, the company paid $263,109 in additional compensation as a reimbursement for the additional taxes owed by Mr. Kirsch with respect guaranteed payments related to the Miami condominium. The company will discontinue paying the condominium costs prior to the closing of the offering.
(3)	For the year ended December 31, 2012, Mr. Kirsch received $52,800 in additional compensation payments, which represent 30% of the $176,000 in principal payments on our notes payable to one of the founding members of the company, as part of his compensation. For the year ended December 31, 2011, Mr. Kirsch received $57,600 in additional compensation payments, which represent 30% of the $192,000 in principal payments on our notes payable to one of the founding members of the company, as part of his compensation.

Outstanding Equity Awards at December 31, 2012

We did not have any outstanding equity awards to our named executive officers as at December 31, 2012.

Employee Benefit Plans

As at December 31, 2012, we did not have any equity incentive plans. Prior to the consummation of this offering, we intend to adopt the 2013 Equity Compensation Plan under which we will reserve 500,000 shares of our common stock for the purpose of providing equity incentives to our employees, officers, directors and consultants including options, restricted stock, restricted stock units, stock appreciation rights, other equity awards, annual incentive awards and dividend equivalents. The plan will provide for a maximum of 44,716 shares that could be acquired upon the exercise of a stock option or the vesting of restricted stock. The plan will be approved by our shareholders prior to this offering.

Certain Relationships and Related Party Transactions

The following is a summary of transactions for the past two fiscal years to which we have been a party in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at December 31, 2010 and December 31, 2011, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements that are described under the section of this prospectus entitled “Executive Compensation.”

Equity Issuances to Directors, Executive Officers and 5% Stockholders

We did not issue any common stock during the past two fiscal years to our directors, executive officers or holders of more than 5% of our capital stock, except in connection with the reorganization of the company from a limited liability company into a corporation.

Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, the company will effect a reorganization pursuant to which each holder of an outstanding membership interest in the company will contribute to the company all of the right, title and interest in and to such holder’s entire ownership interest in the company in exchange for a proportionate number of shares of common stock of the company immediately after conversion into a Delaware corporation.

We have an understanding with our founding members that upon consummation of this offering the outstanding notes will be exchanged into shares of our common stock at a price per share equal to the offering price. We anticipate that prior to the effectiveness of the registration statement of which this prospectus is a part, Ferdinando Ladurini, Daniel Ladurini and James R. Kirsch will enter into a debt exchange agreement whereby our three outstanding promissory notes in the principal amounts of $1,341,676, $142,000 and $37,143 plus accrued interest owed to them, respectively, will be exchanged for shares of common stock at a price per share equal to the offering price (the “Note Conversion”). Such shares will be subject to the lock-up agreement entered into with the underwriter in connection with this offering and may not be sold until the expiration of such lock-up period. See “Underwriting – Lock up Agreements.”

Immediately prior to the offering, Ladurini Family Trust intends to enter into option agreements (the “Ladurini Options”) with certain of our directors and officers pursuant to which such directors and officers may purchase, during a              year exercise period, from Ladurini Family Trust up to an aggregate of [            ] shares of our common stock, at a price per share equal to the offering price. The options will not be exercisable until the expiration of the lock-up agreement to be entered into by Ladurini Family Trust with the underwriter in connection with this offering. See “Underwriting – Lock up Agreements.”

Agreements with Directors and Executive Officers

Pursuant to the Investment Agreement, Mr. Kirsch will receive additional compensation payments equal to 30% of the principal payments made by the company under the promissory notes payable to Ferdinando Ladurini in the principal amount of $1,341,676. Additional compensation payments are recorded to expense in the statements of comprehensive income and are reported as income to the member of the limited liability company operating agreement, in this case, Mr. Kirsch. Prior to commencement of the offering, we will obtain a binding agreement from our noteholders that they will convert the outstanding debt into equity. Therefore, following the offering, such debt will be converted into equity and no further payments to Mr. Kirsch would be made pursuant to the agreement.

In 2010, Mr. Kirsch purchased a condominium apartment in Miami, Florida, which was primarily used by the company and was financed by obtaining a bank loan providing initially for interest only payments. The company paid for the down payment and earnest money on the apartment in the amount of $221,679. Following the closing, the company made payments of interest on the mortgage, condominium association dues, real estate taxes, maintenance and upkeep, purchased furniture and other related expenses on the apartment (collectively, “Condominium Costs”) in the amount of $52,070 in 2010 and $30,465 in 2011. The company will discontinue paying the Condominium Costs prior to the closing of the offering. Please see “Executive Compensation” for information regarding the employment agreements with, and compensation of, our executive officers.

Please see “Executive Compensation” for information regarding the employment agreements with, and compensation of, our executive officers.

On October 15, 2012, we entered into a letter of intent with Careerimp, Inc. to acquire substantially all of the assets of Careerimp on such terms and conditions as Careerimp and we may agree. The letter of intent does not create any binding obligation on us to acquire Careerimp’s assets, nor does it create any binding obligation on Careerimp to sell its assets to us. During the term of the letter of intent, Careerimp agrees not to sell its assets or business to any other party. Further, we have employed certain employees or former employees of Careerimp, including Ayan Kishore, our Executive Vice President—Operations and Technology, to integrate Careerimp’s technology platforms into our technology platform and implement, maintain and operate such technology platforms. During the term of the letter of intent, Careerimp agreed to grant us a royalty-free license to utilize its technology platforms. We or Careerimp may terminate the letter of intent upon written notice to the other if the parties have not entered into a definitive agreement for the sale and purchase of Careerimp’s assets on or before December 31, 2012; provided, however, that in such event Careerimp agrees to extend the license to Careerimp’s technology platforms for three more years for a fee of $5,000 per year. Ayan Kishore, our Executive Vice President - Operations and Technology, is an equity holder of Careerimp, Inc

Agreements with 5% Stockholders

Other than as disclosed in the section above entitled “Equity Issuances to Directors, Executive Officers and 5% Stockholders” and “Agreements with Directors and Executive Officers” there are no agreements between or among the company and any holder of more than 5% of our capital stock.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our limited liability company membership interests as of the date of this prospectus and pro forma as adjusted to reflect our reorganization into a Delaware corporation, which will occur immediately prior to the closing of this offering and the sale of the common stock in this offering for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and prospective directors; and

•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 5,163,368 shares of common stock outstanding as of the date of this prospectus, and the issuance of 1,000,000 shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriter’s option to purchase additional shares and no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the U.S. Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before that date that is 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address for each person or entity listed in the table is c/o Professional Diversity Network, 801 W. Adams Street, Suite 600, Chicago, Illinois 60661.

	Beneficial Ownership		Percentage of Shares Beneficially Owned
Beneficial Owner	Number of Shares Held Before the Offering	Options Exercisable within 60 Days	Before this Offering	After this Offering
5% Stockholders	[-]	-
Ladurini Family Trust (1)	2,970,000		57.5%	48.19%
Directors, Prospective Directors and Named Executive Officers		-
James Kirsch (2) (3)	1,505,887		30	24.43
Rudy Martinez	500,000		10	8.11
Myrna Newman	-
Chad Hoersten	-
Daniel Sullivan	-
Kevin McFall	-
Tandalea Mercer	-
Daniel Marovitz	-
Stephen Pemberton	-
Barry Feierstein	-
Andrea Sáenz	-
All directors, prospective directors and executive officers as a group (2 persons)			40%	32.54%

(1)	Ferdinando Ladurini holds voting and dispositive power over the shares held by Ladurini Family Trust. Immediately prior to the offering, Ladurini Family Trust intends to enter into option agreements (the “Ladurini Options”) with certain of our directors and officers pursuant to which such directors and officers may purchase, during a year exercise period, from Ladurini Family Trust up to an aggregate of [ ] shares of our common stock, at a price per share equal to the offering price. The options will not be exercisable until the expiration of the lock-up agreement to be entered into by Ladurini Family Trust with the underwriter in connection with this offering. See “Underwriting – Lock up Agreements.”
(2)	Includes 5,887 shares to be issued pursuant to the Note Conversion.
(3)	Does not include [ ] shares issuable pursuant to the Ladurini Options because such options will not be issuable until more than 60 days following the completion of the offering.

Description of Capital Stock

Upon the closing of this offering, our authorized capital stock will consist of 25,000,000 shares of common stock, par value $0.01 per share, and [            ] shares of undesignated preferred stock, par value $[            ] per share.

The following summarizes important provisions of our common stock and describes certain material provisions of our proposed certificate of incorporation and bylaws that we intend to adopt prior to the consummation of this offering. This summary is qualified by our proposed certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Outstanding Shares

As of the date of this prospectus, all of our outstanding limited liability company membership interests were held of record by 3 members of the company: Ladurini Family Trust, James Kirsch and Rudy Martinez. After giving effect to our reorganization into a Delaware corporation and the sale of common stock offered in this offering, there will be 6,163,368 shares of common stock outstanding, assuming the Note Conversion has been consummated, no exercise of the underwriter’s option to purchase additional shares of common stock to cover over-allotments, and no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan.

Dividend Rights

Following our reorganization into a Delaware corporation, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared out of legally available funds at the times and the amounts as our board of directors may from time to time determine.

Voting Rights

Following our reorganization into a Delaware corporation, each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our proposed certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

No Preemptive or Similar Rights

Following our reorganization into a Delaware corporation, our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Following our reorganization into a Delaware corporation, , in the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and liquidation preferences of preferred stock, if any.

Undesignated Preferred Stock

Following our reorganization into a Delaware corporation, our board of directors has the authority, without first obtaining approval of our stockholders, to establish from our undesignated shares, one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series, including dividend rights, voting rights, and the right to receive liquidation distributions.

Options

As of the date of this prospectus, we do not have any options to purchase common stock outstanding. Immediately prior to the offering, Ladurini Family Trust intends to issue the Ladurini Options. See “Certain Relationships and Related Party Transactions – Equity Issuances to Directors, Executive Officers and 5% Stockholders.”

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws that we intend to adopt prior to the consummation of this offering may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our proposed amended and restated certificate of incorporation and amended and restated bylaws:

•	authorize our board of directors to issue, without further action by the stockholders, up to [ ] shares of undesignated preferred stock;

•

establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors, and also specify requirements as to the form and content of a stockholder’s notice;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that our directors may be removed only for cause and only by the affirmative vote of at least a majority of the total voting power of our outstanding capital stock, voting as a single class; and

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock voting in any election of directors to elect all of the directors standing for election, if they should so choose).

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Limitation on Liability of Directors and Indemnification

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our proposed bylaws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the fullest extent permitted by law. Our proposed bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our proposed bylaws permit indemnification. We intend to obtain directors’ and officers’ liability insurance prior to the offering.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Stock Exchange

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “IPDN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is [            ].

Shares Eligible For Future Sale

Prior to this offering, no public market existed for our common stock. Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

Based on the number of shares of common stock outstanding as of the date of this prospectus, upon completion of this offering, 6,163,368 shares of common stock will be outstanding, assuming no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan and no exercise of the underwriter’s option to purchase additional shares of common stock to cover over-allotments. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates as that term is defined under Rule 144 under the Securities Act.

The remaining [            ] shares of common stock outstanding upon the closing of this offering are restricted securities as defined under Rule 144 of the Securities Act. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 under the Securities Act, which rules are summarized below. These remaining shares will generally become available for sale in the public market as follows:

•	approximately [ ] restricted shares will be eligible for sale in the public market upon completion of this offering under Rule 144;

•

approximately [            ] restricted shares will be eligible for sale in the public market 90 days after the date of this prospectus, subject to the volume, manner of sale and other limitations under Rule 144; and

•

approximately [            ] restricted shares will be eligible for sale in the public market upon expiration of lock-up agreements 180 days after the date of this prospectus, which date may be extended in specified circumstances, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately 61,634 shares immediately after this offering; and

•

the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, or if no such notice is required, the date of receipt of the order to execute the sale.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, holders of [            ] of our restricted shares have entered into lock-up agreements as described below under “Underwriting” and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements, subject to any exceptions set forth therein or waivers by the underwriter.

Equity Incentive Plans

As of December 31, 2012, we did not have any equity incentive plans. Prior to the consummation of this offering, we intend to adopt the 2013 Equity Compensation Plan under which we will reserve 500,000 of our common stock for the purpose of providing equity incentives to our employees, officers, directors and consultants including options, restricted stock, restricted stock units, stock appreciation rights, other equity awards, annual incentive awards and dividend equivalents. The plan will provide for a maximum of [            ] shares that could be acquired upon the exercise of a stock option or the vesting of restricted stock. The plan will be approved by our shareholders prior to this offering.

We intend to file a registration statement under the Securities Act on Form S-8 to register shares to be issued pursuant to the 2013 Equity Compensation Plan. As a result, any options or rights exercised under the 2013 Equity Compensation Plan after the effectiveness of the registration statements will also be freely tradable in the public market, subject to the lock-up agreements discussed above. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 and the 180-day lock-up arrangement described above, if applicable.

Underwriting and Plan of Distribution

Aegis Capital Corp. (“Aegis”) and Merriman Capital, Inc. (“Merriman” and collectively with Aegis, the “Underwriters”) are acting as the underwriters of this offering. Under the terms and subject to the conditions contained in an underwriting agreement between us and the Underwriters, the Underwriters has agreed to purchase, and we have agreed to sell to the Underwriters, the shares of common stock offered by this prospectus set forth below:

Underwriter	Number of Shares
Aegis Capital Corp.
Merriman Capital, Inc.
Total

The Underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the Underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the Underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the Underwriters of officers’ certificates and legal opinions.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the Underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option, in each case assuming no shares of our common stock are purchased in a directed share offering under our newly established Customer Stock Ownership Plan.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Accountable expense allowance (2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1) Underwriting discount is $             per share (7% of the per share price of the shares sold in the offering).

(2) The accountable expense allowance of up to 1.5% of the gross proceeds of the firm shares is not payable with respect to the shares sold upon exercise of the Underwriters’ over-allotment option.

In addition, we estimate that the expenses of this offering, other than underwriting discounts and commissions payable by us, will be approximately $0.9 million.

Over-allotment Option

We have granted to the Underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock (15% of the shares offered by this prospectus) at the public offering price, less underwriting discounts and commissions. The Underwriters may exercise this option, in whole or in part, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the over-allotment option is exercised in full, the total price to the public would be $            , the total underwriter discounts and commissions would be $             and the total proceeds to us would be $            .

Lock-up Agreements

We have agreed that we will not, for a period of one hundred eighty (180) days from the effective date of the registration statement of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, other than the shares to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans. If the company issues an earnings release or material news during the last 17 days of such lock-up period or, prior to the expiration of such lock up period, the company announces that it will release earnings results during the 16-day period beginning on the last day of such lock up period, the lock up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, unless the Underwriters waives such extension.

Our directors, officers and each of our shareholders have entered into lock up agreements with the Underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of one hundred eighty (180) days after the date of this prospectus, may not, without the prior written consent of the Underwriters, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Additionally, all other holders of our outstanding common stock or options to purchase common stock are subject to agreements with us imposing similar restrictions on sales or agreements to sell such common stock or options during the one hundred eighty (180) days after the date of this prospectus.

In determining the public offering price, we and the Underwriters expect to consider a number of factors including:

•	The information set forth in this prospectus and otherwise available to the representatives;

•	Our prospects and the history and prospects for the industry in which we compete;

•	An assessment of our management;

•	Our prospects for future earnings;

•	The general condition of the securities markets at the time of this offering;

•	The recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	Other factors deemed relevant by the Underwriters and us.

Neither we, nor the Underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Terms

In connection with this offering, the Underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The Underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

We have also agreed to issue to the Underwriters a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of five (5%) percent of the shares sold in the offering (excluding the over-allotment option). The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing one year (1) year after the effective date of this offering, and will be exercisable, in whole or in part, for three (3) years thereafter. The warrant also provides for one demand registration right and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the three (3) year period commencing one (1) year after the effective date of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to the Underwriters may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the effective date of this offering; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of the Underwriters and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

In addition, pursuant the underwriting agreement, we have also agreed to pay the underwriters accountable expenses relating to the offering of up to 1.5% of the gross proceeds of the offering with respect to the sale of the firm shares, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual; (b) up to $16,000 for costs associated with the underwriters’ use of i-Deal; (c) up to $10,000 of accountable “road show” expenses; and (d) an advance of $50,000.

Indemnification

The underwriting agreement provides for indemnification between us and the Underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the Underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

In order to facilitate this offering of common stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the Underwriters may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the Underwriters under the over-allotment option. The Underwriters can close out a covered short sale by exercising the over-allotment option or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The Underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the Underwriters may bid for and purchase shares of common stock in the open market. Finally, the Underwriters may reclaim selling concessions allowed for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

Foreign Regulatory Restrictions on Purchase of Our Common Stock

We have not taken any action to permit a public offering of our common stock outside the U.S. or to permit the possession or distribution of this prospectus outside the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of the prospectus outside the U.S. In addition to the public offering of our common stock in the U.S., the Underwriters may, subject to applicable foreign laws, also offer our common stock to certain institutions or accredited persons in the following countries:

Australia

If this document is issued or distributed in Australia, it is issued or distributed to “wholesale clients” only, not to “retail clients.” For the purposes of this paragraph, the terms “wholesale client” and “retail client” have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth). This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act. Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

China

THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND SHARES MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE- OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC.

DIFC

DIFC and UAE have different requirements and, as a result, a generic legend for each is provided below.

United Arab Emirates

The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered

Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Dubai

The issuer is not licensed by the Dubai Financial Services Authority (“DFSA”) to provide financial services in the Dubai International Financial Centre (“DIFC”). The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Israel

The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor has such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Pakistan

The investors / subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

Saudi Arabia

NO OFFERING OF SHARES IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE SHARES WILL BE CONCLUDED IN SAUDI ARABIA. THIS DOCUMENT IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED

TO THE ADDRESS SPECIFIED BY THE RECIPIENT. NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI’S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE SHARES, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

United Kingdom

The content of this Memorandum has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”). Reliance on this Memorandum for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested. This Memorandum does not constitute a prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

IPO Customer Stock Ownership Plan

Concurrently with the offering conducted pursuant to this prospectus, we are offering up to 100,000 shares of our common stock in a directed share offering under our Customer Stock Ownership Plan or “CSOP™” using the platform of LOYAL3 Labs, Inc. (“LOYAL3 Labs”) and brokerage and other services of LOYAL3 Securities, Inc. (“LOYAL3 Securities”; together with LOYAL3 Labs, “LOYAL3”) (the “IPO CSOP”). The shares being offered under the CSOP are offered under a separate prospectus and this prospectus does not relate to the CSOP offering. The closing of the IPO CSOP is conditioned on the closing of the offering made pursuant to this prospectus. We reserve the right to terminate the IPO CSOP in our absolute discretion.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by SNR Denton US LLP, Chicago, Illinois. The underwriter has been represented in connection with this offering by McDermott Will & Emery LLP, New York, New York.

Experts

Our financial statements as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of Marcum, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the registration statement and its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. On the closing of this offering, we will be subject to the informational requirements of the Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We anticipate making these documents publicly available, free of charge, on our website at www.prodivnet.com as soon as reasonably practicable after filing such documents with the Securities and Exchange Commission. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You can read the registration statement and our future filings with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at www.sec.gov. You may request copies of the filing, at no cost, by telephone at (312) 827-6440 or by mail at Professional Diversity Network, 801 W. Adams Street, Suite 600, Chicago, Illinois 60661. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330.

Report of Independent Registered Public Accounting Firm

To the Members of

Professional Diversity Network, LLC d/b/a iHispano.com

We have audited the accompanying balance sheets of Professional Diversity Network, d/b/a iHispano.com, formerly known as iHispano.com, LLC d/b/a Professional Diversity Network LLC, (the “Company”) as of December 31, 2011 and 2010, and the related statements of comprehensive income, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Diversity Network, d/b/a iHispano.com, formerly known as iHispano.com, LLC d/b/a Professional Diversity Network, as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum, LLP

Marcum, LLP

New York, NY

April 16, 2012

Professional Diversity Network, LLC d/b/a iHispano.com

BALANCE SHEETS

	December 31,		September 30,
	2011	2010	2012
			(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$2,254,431	$912,641	$1,898,440
Restricted cash	-	45,288	-
Accounts receivable	1,604,470	1,126,469	1,675,914
Marketable securities, at fair value	375,156	752,515	253,825
Prepaid expense	-	5,882	34,323

Total Current Assets	4,234,057	2,842,795	3,862,502

Property and equipment, net	25,789	20,478	16,789
Security deposits	21,568	21,568	19,068
Deferred offering costs - initial public offering	26,900	-	632,030
Developed technology, net	146,146	151,667	202,915
Goodwill	635,671	635,671	635,671
Trade name	90,400	90,400	90,400

Total assets	$5,180,531	$3,762,579	$5,459,375

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$254,674	$128,393	$299,883
Deferred revenue	150,000	-	-

Total current liabilities	404,674	128,393	299,883

Notes payable - net of original issue discount of $211,225, $277,484 and $156,253 as of December 31, 2011 and 2010 and September 30, 2012, respectively	1,491,488	1,513,036	1,477,428

Total liabilities	1,896,162	1,641,429	1,777,311

Commitments and contingencies

Members’ Equity
Members’ equity	3,315,014	2,122,654	3,678,085
Accumulated other comprehensive loss	(30,645)	(1,504)	3,979

Total members’ equity	3,284,369	2,121,150	3,682,064

Total liabilities and members’ equity	$5,180,531	$3,762,579	$5,459,375

The accompanying notes are an integral part of these financial statements.

Professional Diversity Network, LLC d/b/a iHispano.com

STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,		For the Nine Months Ended September 30, (unaudited)
	2011	2010	2012	2011
Revenues
Recruitment services	$4,000,000	$4,000,000	$3,000,000	$3,000,000
Consumer advertising and consumer marketing solutions revenue	1,569,342	384,654	1,736,470	1,166,593

Total revenues	5,569,342	4,384,654	4,736,470	4,166,593

Costs and expenses:
Cost of services	817,254	722,003	679,233	597,864
Sales and marketing	1,021,839	657,811	1,094,645	709,599
General and administrative	723,093	897,221	743,952	510,965
Depreciation and amortization	108,592	88,030	84,823	81,134

Total costs and expenses	2,670,778	2,365,065	2,602,653	1,899,562

Income from operations	2,898,564	2,019,589	2,133,817	2,267,031

Other income (expense)
Interest expense	(170,452)	(171,685)	(129,939)	(127,543)
Interest and other income	17,540	17,403	9,192	15,209

Other expense, net	(152,912)	(154,282)	(120,747)	(112,334)

Net Income	$2,745,652	$1,865,307	$2,013,070	$2,154,697

Other comprehensive loss:
Net Income	$2,745,652	$1,865,307	$2,013,070	2,154,697
Unrealized gains/(losses) on marketable securities	(40,128)	(9,413)	33,992	(34,657)
Reclassification adjustments for losses on marketable securities included in net income	10,987	1,413	632	2,502

Comprehensive income	$2,716,511	$1,857,307	$2,047,694	$2,122,542

Unaudited Pro Forma Income Tax Computation for Assumed Conversion to a Corporation:
Historical Net Income	$2,745,652	$1,865,307	$2,013,070	$2,154,697
Pro-forma Income Tax Provision	1,127,491	745,465	833,421	877,095

Pro forma Net Income	$1,618,161	$1,119,842	$1,179,649	$1,277,602

Unaudited Pro Forma Income Net Income per Common Share:
Basic and diluted
Shares used in computing pro forma net income per common share:
Basic and diluted

The accompanying notes are an integral part of these financial statements.

Professional Diversity Network, LLC d/b/a iHispano.com

STATEMENT OF MEMBERS’ EQUITY

	Members’ Equity	Accumulated other comprehensive income (loss)	Total Members’ Equity
Balance at January 1, 2010	$1,979,347	$6,496	$1,985,843

Reclassification adjustments for loss on marketable securities included in net income		1,413	1,413

Unrealized holding loss on marketable securities	-	(9,413)	(9,413)

Net income	1,865,307	-	1,865,307

Distributions to members	(1,722,000)	-	(1,722,000)

Balance at December 31, 2010	2,122,654	(1,504)	2,121,150

Unrealized holding loss on marketable securities	-	(40,128)	(40,128)

Reclassification adjustments for loss on marketable securities included in net income		10,987	10,987

Net income	2,745,652	-	2,745,652

Distributions to members	(1,553,292)	-	(1,553,292)

Balance at December 31, 2011	3,315,014	(30,645)	3,284,369

Unrealized holding gain on marketable securities		33,993	33,993

Reclassification adjustments for loss on marketable securities included in net income		632	632

Net income	2,013,070		2,013,070

Distributions to members	(1,650,000)		(1,650,000)

Balance at September 30, 2012 (unaudited)	$3,678,084	$3,980	$3,682,064

The accompanying notes are an integral part of these financial statements.

Professional Diversity Network, LLC d/b/a iHispano.com

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		For the Nine Months Ended September 30, (unaudited)
	2011	2010	2012	2011
Cash flows from operating activities:
Net Income	$2,745,652	$1,865,307	$2,013,070	$2,154,697

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	108,592	88,030	84,822	81,134
Realized loss (gain) on sale of investments, net	32,588	(308)	5,530	26,492
Amortization of discount/premium on investments	(9,525)	22,053	(370)	(12,165)
Write-off of bad debts	-	-	49,462	-
Interest earned on restricted cash	-	(680)	-	-
Interest added to notes payable	104,193	109,310	77,551	70,900
Accretion added to notes payable	66,259	62,376	52,388	56,642
Changes in operating assets and liabilities:
Accounts receivable	(478,001)	(459,803)	(120,906)	(242,879)
Accounts payable and accrued expenses	126,281	(30,411)	45,211	20,242
Prepaid expenses	5,882	(271)	(31,823)	5,882
Deferred Income	150,000	-	(150,000)	-

Net cash provided by operating activities	2,851,921	1,655,603	2,024,935	2,160,945

Cash flows from investing activities:
Proceeds from sales of marketable securities	575,000	467,301	150,796	475,000
Purchases of marketable securities	(249,845)	(328,981)	-	(249,846)
Costs incurred to develop technology	(92,658)	(100,277)	(132,592)	(73,492)
Release of restricted cash	45,288	-	-	-
Purchases of property and equipment	(15,724)	(9,389)	-	(9,080)

Net cash provided by investing activities	262,061	28,654	18,204	142,582

Cash flows from financing activities:
Distributions to members	(1,553,292)	(1,722,000)	(1,650,000)	(1,465,010)
Repayments of notes payable	(192,000)	(192,000)	(144,000)	(144,000)
Deferred Initial public offering costs	(26,900)	-	(605,130)	(12,000)

Net cash used in financing activities	(1,772,192)	(1,914,000)	(2,399,130)	(1,621,010)

Net increase (decrease) in cash and cash equivalents	1,341,790	(229,743)	(355,991)	682,517

Cash and cash equivalents, beginning of year	912,641	1,142,384	2,254,431	912,641

Cash and cash equivalents, end of period	$2,254,431	$912,641	$1,898,440	$1,595,518

Supplemental disclosures of other cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

1. Description of Business

Professional Diversity Network, LLC, d/b/a/ iHispano.com, formerly known as iHispano.com, LLC d/b/a Professional Diversity Network (the “Company”) is a limited liability company originally formed as IH Acquisition, LLC under the laws of the State of Illinois on October 3, 2003. The Company commenced business following its acquisition of the assets, trade name, uniform resource locator (URL) and certain developed technology of iHispano.com, Inc. Aggregate consideration in this transaction amounted to $887,000, including the assumption of a note payable to one of the Company’s founding members that had an acquisition date fair value of $692,614 (Note 7). The Company recorded an aggregate of $635,671 of goodwill with respect to this transaction (Note 3). In 2004, the Company changed its name to iHispano.com, LLC and in 2012 the Company changed its name to Professional Diversity Network, LLC.

The Company operates an online professional networking community with career resources specifically tailored to the needs of seven different diverse cultural groups including: Women, Hispanic Americans, African Americans, Asian Americans, differently-abled, veterans, lesbians, gay, bisexual and transgender (LGBT), and students, and graduates seeking to transition from education to career. The network’s purposes, among others, are to assist its members in their efforts to connect with like-minded individuals, identify career opportunities within the network and connect members with prospective employers. The Company’s technology platforms are integral to the operation of its business.

As of December 2011, the Company has launched additional professional networking sites that serve other diverse communities - including women (WomensCareerChannel.com), Asians (ACareers.net), lesbian, gay, bisexual and transgender (OutProNet.com), enlisted and veteran military personnel (Military2Career.com) and differently-abled (ProAble.net) professionals. These additional professional networking sites are in the very early stages of development.

2. Liquidity, Financial Condition and Management’s Plans

The Company has historically funded its operations principally from cash flows generated in its operating activities. We have been dependent on Monster Worldwide for all of our recruitment revenue pursuant to an alliance agreement that expired December 31, 2012. Because our agreement with Monster Worldwide was exclusive in so far as it prohibited us from selling our recruitment services to anyone other than Monster World, the growth of our company has been dependant on the growth of Monster Worldwide’s diversity recruitment business. We believe that by expanding on the sources of our recruitment revenue, which we are doing by entering into non-exclusive agreements with new strategic business partners or an agreement that provides for limited exclusivity, such as the one we entered into with LinkedIn Corporation in November, 2012 and by increasing our sales force to commence direct sales of our products and services, we have an opportunity to provide better services to our customers and achieve revenues and margins that are greater than those achieved during the term of our agreement with Monster Worldwide. Company management anticipates that the business will continue to provide sufficient cash from operations as it relates to the ongoing conduct of its business.

The Company has undertaken efforts to commence an initial public offering (“IPO”) of its equity securities (Note 8). The Company incurred approximately $632,000 of IPO costs through September 30, 2012 and $26,900 of IPO costs through December 31, 2011 in its efforts to complete the IPO. The Company anticipates incurring additional costs of approximately $300,000 to complete the IPO.

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

3. Summary of Significant Accounting Policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Unaudited Interim Financial Information - The accompanying interim balance sheet as of September 30, 2012, and the statements of comprehensive income and cash flows for the nine months ended September 30, 2012 and September 30, 2011 and the statement of members’ equity for the nine months ended September 30, 2012 and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our statement of financial position as of September 30, 2012 and our results of operations and our cash flows for the nine months ended September 30, 2012 and 2011. The results for the nine months ended September 30, 2012 are not necessarily indicative of the results expected for the year ended December 31, 2012.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas that required management to make estimates and assumption that affect the amounts and disclosures in the financial statements include revenue recognition, valuation of goodwill, trade name and URL, costs capitalized to develop technology and the Company’s estimated useful lives of assets. Actual results could differ from those estimates.

Revenue Recognition - The Company applies the revenue recognition principles set forth in Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition” with respect to all of its revenue. Accordingly, the Company records revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of its services has occurred, (iii) fees for services are fixed or determinable, and (iv) collectability of the sale is reasonable assured.

The Company’s principal sources of revenue include certain minimum fixed fees that it earns from two distinct customers (Note 10). One contract is an annual agreement that is billed pro rata on a monthly basis. The Company uses proprietary technology to monitor the volume of members that actually apply for employment using these resources. The second contract is billed based upon fixed fees with certain minimum monthly website visits. The Company also earns advertising revenues from providing media space on its website directly to advertisers and consumer marketers. Consumer advertising clients (or their designated agents) contact us to purchase media (advertisements for their advertising campaign, goods or services) to be placed on one of our seven websites. The Company invoices the advertising client or its agent monthly for the media placed. Consumer advertising that the Company sells may be placed on one of its websites and on the website of professional organizations that it is strategic partners with. Advertisers pay the Company directly for the ads that it sells, as the Company is the primary obligor in the transaction. The Company’s strategic partners invoice the Company monthly for their share of the revenue for the advertisements that run on its partner websites and the Company records these amounts as an expense to its revenue sharing account within Cost of Services under Costs and Expenses in its Statement of Comprehensive Income. Consumer advertising may be sold by the professional organizations that the Company has strategic partnerships with, and placed on one of its websites. In this case, the Company would invoice such strategic partner directly for the advertising space and on a case by case basis, rather than a monthly basis. Advertising revenue is recognized after the advertisements have run and

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

results have been approved by an outside service. Advance payments received from customers for advertising services are recorded as deferred revenue. Advertising revenue is recognized either based upon a fixed fee for revenue sharing agreements in which payment is required at the time of posting, or billed based upon the number of impressions recorded on the websites as specified in the customer agreement.

Advertising and Marketing Expenses - Advertising and Marketing expenses are expensed as incurred. For the nine months ended September 30, 2012 and September 30, 2011 the Company incurred advertising and marketing expenses of approximately $565,000 and $334,000, respectively. During the years ended December 31, 2011 and 2010 the Company incurred advertising and marketing expenses of approximately $398,000 and $198,000, respectively.

Cash and Cash Equivalents - The Company considers cash and cash equivalents to include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Restricted Cash - In connection with an operating lease agreement, the Company was required to maintain a certificate of deposit in a restricted account in the amount of $45,288 at December 31, 2010 and at September 30, 2011. The certificate of deposit matured in October 2011 and the Company’s amended lease agreement did not have a provision for this deposit.

Accounts Receivable - Accounts receivable represent receivables generated from licensing fees earned from customers and advertising revenue. The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has had a low occurrence of credit losses through September 30, 2012 and therefore deemed it unnecessary to establish an allowance for doubtful accounts.

Marketable Securities - Marketable securities consist of investments in corporate bonds, municipal government notes; and exchange traded shares designed to track the Wells Fargo Hybrid and Preferred shares index (WHPSF Financial Index). The maximum maturity for any fixed investment is 2034. The Company accounts for its marketable securities in accordance with the provisions of ASC 320-10. The Company classifies these securities as available for sale, and as such, they are reported at fair value. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income and excluded from net income, except for unrealized losses determined to be other-than-temporary, which are recorded as interest and other income, net. The Company had accumulated unrealized losses of $30,645 and $1,504 relating to investments in marketable securities for the years ended December 31, 2011 and 2010, respectively. The Company had accumulated unrealized gains of $3,979 relating to investments in marketable securities for the nine months ended September 30, 2012.

Property and Equipment - Property and equipment is stated at cost, including any cost to place the property into service, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets which currently range from 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease. Maintenance, repairs and minor replacements are

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

charged to operations as incurred; major replacements and betterments are capitalized. The cost of any assets sold or retired and related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting profit or loss is reflected in income or expense for the period.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on the account.

With respect to accounts receivables, concentrations of credit risk are limited to two customers in the on-line employment and distance education industries (Note 10).

Income Taxes - The Company is a limited liability company and has elected to be taxed as a partnership. As such the Company’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements. The Company provided the pro-forma income tax disclosures presented in the accompanying statements of comprehensive income for the years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012 and 2011 to illustrate what the Company’s net income would have been had income tax expense been provided for at an effective rate of 40.46%, 39.65%, 41.40% and 40.71%, respectively.

In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on an evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the periods ended December 31, 2011 or 2010. The Company’s federal and state tax returns are potentially open to examinations for the years 2009 through 2011.

The Company periodically evaluates whether its uncertain tax positions require recognition or disclosure in the financial statements.

Capitalized Technology Costs - In accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 350-40 Internal-Use Software, the Company capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are amortized over the estimated useful lives of the software assets on a straight-line basis, generally not exceeding three years.

Goodwill and Intangible Assets - The Company accounts for goodwill and intangible assets in accordance with Accounting Standards Codification (“ASC”) 350 Intangibles—Goodwill and Other (“ASC 350”). ASC 350 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

Goodwill is evaluated for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows.

Pursuant to recent authoritative accounting guidance, the Company elects to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company is not required to calculate the fair value of a reporting unit unless the Company determines that it is more likely than not that its fair value is less than its carrying amount. If the Company determines that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying value exceeds its fair value, the second step would need to be conducted; otherwise, no further steps are necessary as no potential impairment exists. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of that goodwill. Any excess of the goodwill carrying value over the respective implied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. Through December 31, 2011, no impairment of goodwill has been identified.

The Company allocated a portion of the purchase of iHispano.com, Inc. to trade name and uniform resource locator. These assets have an indefinite life, and thus are not being amortized. The Company has performed its annual impairment evaluation for its other intangible assets with indefinite lives and determined that these were not impaired as of December 31, 2011. The Company amortizes the cost of other intangibles over their estimated useful lives. Amortizable intangible assets may also be tested for impairment if indications of impairment exist.

Fair Value Measurements - Financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities which are carried at historical cost, which management believes that the recorded amounts approximate fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

Financial assets measured at fair value on a recurring basis are summarized below:

	September 30, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Marketable securities	$253,825	$253,825	$-	$-

	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Marketable securities	$375,156	$221,650	$153,506	$-

	December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Marketable securities	$752,515	$-	$752,515	$-

The Company considers its investments in exchange traded shares to be Level 1, and in corporate and municipal bonds to be Level 2.

Deferred Revenue - Deferred revenue includes customer deposits received prior to performing services which are recognized as revenue when revenue recognition criteria are met.

Lease Obligations - The Company leases office space under a non-cancelable operating lease with an expiration date of October 31, 2014. The operating lease agreement contains an abatement of the first three months rent, in the amount of $12,623, rent escalation provisions and tenant improvement allowances of $15,895. The rent abatement and tenant improvement allowance are considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. At September 30, 2012 deferred rent amounted to $7,337 and is recorded in accounts payable and accrued expenses in the accompanying balance sheets. At December 31, 2011 and 2010 deferred rent amounted to $9,558 and $0, respectively and is recorded in accounts payable and accrued expenses in the accompanying balance sheets. Renewals are not included in the determination of the lease term unless the renewals are deemed to be reasonably assured at lease inception.

Recent Accounting Pronouncements - In June 2011, the Financial Accounting Standards Board (“FASB”) issued amended standards that eliminated the option to report other comprehensive income in the statement of stockholders’ equity and require companies to present the components of net income and other comprehensive income as either one continuous statement of comprehensive income or two separate but consecutive statements. The amended standards do not affect the reported amounts of comprehensive income. In December 31, 2011, the FASB deferred the requirement to present components of reclassifications of other comprehensive income on the face of the income statement that had previously been included in the June 2011 amended standard. These

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

amended standards are to be applied retrospectively for interim and annual periods beginning after December 15, 2011. The Company adopted these standards on January 1, 2012 and the adoption will not impact the Company’s financial results or disclosures, but will have an impact on the presentation of comprehensive income.

In September 2011, the FASB issued amended standards to allow entities the option to first perform a qualitative assessment as to whether goodwill impairment indicators exist, before undertaking the existing two-step test. The objective of the qualitative assessment is to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is more likely than not, the two-step test must still be performed. The amended standards are intended to reduce costs of evaluating annual goodwill impairment. These amended standards are to be applied for annual periods beginning after December 15, 2011, with early adoption permitted. The Company elected to early adopt these standards in the year ended December 31, 2011. The adoption of this pronouncement did not have a material impact on the Company’s financial results or disclosures.

In May 2011, the FASB issued amended standards to achieve common fair value measurements and disclosures between GAAP and International Financial Reporting Standards. The standards include amendments that clarify the intent behind the application of existing fair value measurements and disclosures and other amendments which change principles or requirements for fair value measurements or disclosures. The amended standards are to be applied prospectively for interim and annual periods beginning after December 15, 2011 The Company adopted these standards on January 1, 2012 and the adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or disclosures.

In July 2012, the FASB amended the standards for testing indefinite-lived intangible assets for impairment to guidance that is similar to the guidance for goodwill impairment testing. An entity will have the option not to calculate annually the fair value of an indefinite-lived intangible asset if an entity determines that it is more likely than not that the asset is impaired. The objective of the amendment is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. These amended standards are to be applied for fiscal years beginning after September 15, 2012, including interim periods with early adoption permitted. The Company has elected to early adopt these standards for the year ending December 31, 2012. The adoption of this pronouncement did not have a material impact on the Company’s financial results or disclosures.

4. Marketable Securities

Investments in Marketable Securities are as follows:

	2012
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
September 30

Debt
Debt - U.S. corporate	$-	$-		$-
State and municipal			$-
Equity
Exchange traded fund	$249,846	$-	$3,979	$253,825

	$249,846	$-	$3,979	$253,825

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

	2011				2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross Unrealized Gains	Gross unrealized losses	Estimated fair value
December 31

Debt
Debt - U.S. corporate	$10,320	$665		$10,985	$10,468	$648		$11,116
State and municipal	145,635		$(3,114)	142,521	743,551	582	$(2,734)	741,399
Equity
Exchange traded fund	249,846		(28,196)	221,650

	$405,801	$665	($31,310)	$375,156	$754,019	$1,230	($2,734)	$752,515

5. Capitalized Technology

Capitalized Technology is as follows:

	December 31		September 30, 2012
	2011	2010
Capitalized cost:
Balance, beginning of period	$283,385	$183,108	$376,043
Additional capitalized cost	92,658	100,277	132,592

Balance, end of period	$376,043	$283,385	$508,635

Accumulated amortization:
Balance, beginning of period	$131,718	$53,969	$229,897
Provision for amortization	98,179	77,749	75,823

Balance, end of period	$229,897	$131,718	305,720

Net Capitalized Technology	$146,146	$151,667	$202,915

In 2006, iHispano.com launched a redesign of its site and developed Diversity Recruitment Solution (DRS). In 2007, iHispano.com and Monster.com formed a strategic alliance in which iHispano.com became the professional Latino recruitment solution for Monster.com and iHispano.com also powered the LISTA (Latinos in Information Sciences and Technology) Career Center. In 2008, the Company relaunched iHispano.com as a Professional Networking Site and Job Board for Latino Professionals. Also in 2008, Professional Diversity Network launched AMightyRiver.com, a professional networking site and job board targeting the African-American community in the United States. In 2011, Professional Diversity Network entered into an exclusive agreement with Apollo Group (University of Phoenix).

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

6. Property and Equipment

Property and Equipment is as follows:

	December 31,		September 30, 2012
	2011	2010
Computer hardware	$58,122	$43,284	$58,122
Furniture and Fixtures	19,884	18,998	19,884

	78,006	62,282	78,006
Less Accumulated Depreciation	52,217	41,804	61,217

	$25,789	$20,478	$16,789

Depreciation expense for the nine months ended September 30, 2012 and 2011 was $9,000 and $7,500, respectively, and is recorded in depreciation and amortization expense in the accompanying statements of comprehensive income. Depreciation expense for the years ended December 31, 2011 and 2010 was $10,413 and $10,281 respectively, and is recorded in depreciation and amortization expense in the accompanying statements of comprehensive income.

7. Notes Payable

Notes Payable includes three separate notes, each with identical terms payable to the three founding members of the Company. The notes bear interest at the rate of 6% per annum, with all unpaid interest and principal due on November 1, 2014. As discussed in Note 1 above, the Company assumed a note payable to one of its founding members (who has since transferred his equity interest to a family trust but retained the note) that had an acquisition date fair value of $692,614 and a face value of $1,341,676. The discount on the note is being recorded at 6.055%. The remaining unamortized discount was $156,253 at September 30, 2012. The balance on this note was $1,193,491 at September 30, 2012. The Company may prepay any amount of outstanding interest and principal, without a prepayment penalty. The second note payable, including accrued but unpaid interest, was $225,067 at September 30, 2012. The third note payable was in the amount of $58,870 at September 30, 2012. The total notes payable including accrued but unpaid interest amounted to $1,477,428 as of September 30, 2012. Interest expense on these note obligations amounted to $129,939 for the nine months ended September 30, 2012. Interest expense includes the amortization of the debt discount of $54,971 at September 30, 2012. Payments on the notes were $144,000 for the nine months ended September 30, 2012.

The remaining unamortized discount was $211,225 and $277,484 at December 31, 2011 and 2010, respectively. The balance on this note was $1,219,954 and $1,256,872 at December 2011 and 2010, respectively. The Company may prepay any amount of outstanding interest and principal, without a prepayment penalty. The second note payable, including accrued but unpaid interest, was $215,235 and $203,052 at December 31, 2011 and 2010, respectively. The third note payable was in the amount of $56,299 and $53,112 at December 31, 2011 and 2010, respectively. The total notes payable including accrued but unpaid interest amounted to $1,491,488 and $1,513,036 as of December 31, 2011 and 2010, respectively. Interest expense on these note obligations amounted to $170,452 and $171,685 for the years ended December 31, 2011 and 2010, respectively. Interest expense includes the amortization of the debt discount of $66,259 and $62,376 at December 31, 2011 and 2010 respectively. Payments on the notes were $192,000 for the years ended of December 31, 2011 and 2010.

Our outstanding promissory notes are currently non-convertible, however, we have an informal agreement with our founding members that the outstanding notes, including accrued but unpaid interest, will be exchanged for

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

shares of our common stock at a price per share equal to the offering price, without payment of any additional consideration. Immediately prior to the consummation of this offering, our founding members will enter into a debt exchange agreement whereby our three outstanding promissory notes will be exchanged for shares of common stock at a price per share equal to the offering price.

8. Commitments and Contingencies

Proposed Initial Public Offering–

On December 29, 2011, the Board of Managers authorized the Company to file a registration statement with the SEC in connection with its proposed IPO. The Company incurred approximately $632,000 of cumulative IPO costs consisting of professional fees, legal fees for research, documentation and preparation of the registration statement on Form S-1 and investment bank services for the nine months ended September 30, 2012 and $26,900 of IPO costs consisting of an advance for investor analysis, presentation materials for distribution to investment firms and legal expenses for the year ended December 31, 2011 in connection with its proposed IPO, which amounts are presented as deferred offering costs in the accompanying balance sheets at June 30, 2012 and December 31, 2011.

The Company intends to use the net proceeds from this offering for general corporate purposes including hiring sales and marketing personnel, working capital, hiring additional product development personnel and potential acquisitions or investments. The Company has no current plans, agreements or commitments with respect to any such acquisition or investment. The Company’s management will retain broad discretion in the allocation of the net proceeds of this offering.

The Company cannot provide any assurance that it will complete its proposed IPO. The Company expects to incur substantial additional costs in connection with its efforts to complete this offering. If the Company completes its IPO, these costs will be recorded as a reduction of the proceeds received. If the Company does not successfully complete its IPO, the costs will be recorded as a charge to operations.

Lease Obligations - The Company leases office space under an operating lease agreement that expires in 2014. During the years ended December 31, 2011 and 2010 the Company incurred $39,712 and $39,270, respectively of rent expense under the lease agreement. During the nine months ended September 30, 2012 and September 30, 2011, the Company incurred rent expense of $31,439 and $30,154, respectively. Future minimum payments under this lease at December 31, 2011 are as follows:

Year ending December 31,
2012	$46,438
2013	51,581
2014	43,633

Total	$141,652

Executive Compensation - Executive compensation totaled $88,245 and $331,349 for the years ended December 31, 2011 and 2010, respectively, and $78,567 and $65,508 for the nine months ended September 30, 2012 and 2011, respectively, and is recorded in general and administrative expenses in the accompanying income statements. Executive Compensation consists of two components: (1) a contractual component, which consists of a payment to a certain member of the Company of 30% of principal payments made to a noteholder of the Company pursuant to the Company’s investment agreement entered into in 2004 and (2) a discretionary component, which

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

represents payments to third parties on behalf of a member of the Company in exchange for the use of certain real property. No further payments to Mr. Kirsch would be required under component number 1 above after the outstanding notes convert into equity in connection with the initial public offering, as discussed in note 7.

9. Members’ Equity

The Company has a single class of membership interests. The business affairs of the Company are managed by the Board of Managers who, subject to the limitations and restrictions set forth in the Company’s operating agreement, may make any and all decisions with respect to the conduct of the Company’s business in the ordinary course and to make financial commitments on behalf of the Company as set forth in the operating agreement. The Company’s operating agreement places certain restrictions on the Company and its individual members from taking certain actions or entering into certain types of transactions with affiliates, effectuating change in control events such as mergers and acquisitions, incurring indebtedness, amending member’s compensation arrangements and transferring or issuing membership interests unless the approval of members holding at least a super majority interest in the Company is obtained.

10. Customer Concentration

The Company’s revenues are currently highly dependent on two customers, Monster and Apollo Group, and the loss of either major customer would materially and adversely affect the Company’s business, operating results and financial condition. Our agreement with Monster Worldwide will expire on December 31, 2012 and will not be renewed. On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn Corporation (“LinkedIn”), which has an anticipated launch date no sooner than January 1, 2013. Our agreement with LinkedIn provides that LinkedIn will make fixed quarterly payments to us that are approximately half of the fixed quarterly payments we received from Monster Worldwide and a percentage commission for sales of our services in excess of certain thresholds. If Apollo Group seeks to negotiate their agreements on terms less favorable to the Company and the Company accepts such unfavorable terms, or if the Company seeks to negotiate better terms, but is unable to do so, then the Company’s business, operating results and financial condition would be materially and adversely affected. Selected terms of the agreements are as follows:

Recruitment Revenue

Revenues from the Company’s recruitment services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectability is probable. The Company’s recruitment revenue is derived from the Company’s strategic partnerships through single and multiple job postings, recruitment media, access to the Company’s resume database, talent recruitment communities, basic and premier corporate memberships, hiring campaign marketing and advertising, e-newsletter marketing and research and outreach services. Revenue under this agreement is monitored through an automated daily export of views and applies related to the postings to ensure that contract minimums are met or additional revenue is to be billed. The contract is an annual agreement that is billed on a pro rata monthly basis.

The Company’s agreement with a customer, expires on December 31, 2012. Although the agreement renews automatically for successive one-year terms, either party may deliver a notice of non-renewal with 60 days prior notice. There can be no assurance that the customer or the Company will continue to renew the agreement. The agreement provides for a fixed fee of $4,000,000 of income annually, which could be increased if specified levels of user traffic are met.

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

Consumer Advertising and Consumer Marketing Solutions Revenue

The businesses and organizations that use the Company’s marketing solutions are enabled to target and reach large audiences of diverse professionals and connect to relevant services with solutions that include email marketing, social media, search engines, traffic aggregators and strategic partnerships. At September 30, 2012 and December 31, 2011, the Company recorded $0 and $150,000, respectively, of deferred revenue related to the Apollo Group’s University of Phoenix “Education to Education” Second Schedule, as defined below. Advertising revenue is recognized based upon fixed fees with certain minimum monthly website visits, a fixed fee for revenue sharing agreements in which payment is required at the time of posting, or billed based upon the number of impressions recorded on the websites as specified in the customer agreement. For the nine months ended September 30, 2012 and September 30, 2011, advertising revenue accounted for 37% and 28% of total revenues, respectively. For the years ended December 31, 2011 and 2010, advertising revenue accounted for 28% and 9% of total revenues, respectively.

The Agreement’s First Media Schedule (the “First Schedule”) was entered into on January 19, 2011 and provided for the placement of ad units and the development of a networking portal site. The First Schedule was for a period of six months at a monthly fee of $83,000, and did not require any minimum volume commitments; however, the networking portal site must be functional for no less than 99.9% of the time.

The Agreement’s Second Media Schedule (the “Second Schedule”) was entered into on September 12, 2011 and provided for the placement of ad units and the creation, administration, hosting and promotion of Co-Branded Affinity Networking Portal Sites. The Second Schedule provides an E2E and an E2C component for a total of $1,550,000 of income annually, contains two year performance audit rights, fixed monthly amounts and 99.9% site availability other than scheduled maintenance. The 99.9% site availability provision requires that the networking portal sites that we maintain for the University of Phoenix must be functional no less than 99.9% of the time in any given month, exclusive of certain pre-scheduled down times.

Under the Second Schedule, the Company provides two separate and distinct networking portal site services to the University of Phoenix: (1) the E2E Site, in which users who click on Ad Units are directed to land on either iHispano.com or AMightyRiver.com, depending on the site where the user came from and (2) the E2C Site, from which University of Phoenix students or alumni are directed to a landing page with a featured employer group.

Performance under the E2E Site with Apollo Group commenced in January 2012, at which time the Company launched the advertising and promotion of the E2E Site containing digital banners, dedicated email blasts and weekly blogs. The Company has the guaranteed Apollo Group at least 30,000 visits to the sites over a six month period or must refund any shortfall at $5.00 per visit less than 30,000 visits or extend the agreement until the 30,000 visit guarantee is reached. Site visits for the number of users are measured through an outside service which monitors the Company’s compliance with such minimum visits requirement. Total fees payable under the Second Schedule cannot exceed $150,000. The Company recognizes the lesser of (i) 1/6th of the $150,000 fee per month for each of the 6 months during the minimum measurement period of January 1, 2012 through June 30, 2012, or (ii) the cumulative number of visits through the end of such month. Revenues under the Second Schedule are being recognized at the lesser of these two amounts to ensure that revenue does not exceed actual visits or the requirement to maintain the portal for the minimum period of six months.

The Second Schedule with Apollo Group is an agreement that may be renewed annually and provides for a fixed fee of $1,400,000 annually. E2C Site users are current students or alumni of the University of Phoenix, or its affiliates, that choose to land on an Employer Group Page that is controlled and hosted by the Company for the

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

purpose of searching job opportunities and descriptions posted by a University of Phoenix Alliance Partner. We invoice Apollo and recognize 1/12th of the contract revenue ratably over the term of the contract on the last day of the month to ensure that all performance requirements have been met. There are no guarantees or required numbers of visits under the E2C agreement. We are subject to a significantly limited performance measure that requires the E2C Site to be operational for 99.9% of the time in each month (other than for scheduled maintenance). This E2C Site was operational prior to the start of the measurement period by utilizing our preexisting platform.

On June 11, 2012, we agreed to an insertion order with Apollo Group. The insertion order provides for payment to us of up to $150,000 per month for a period of 12 months based upon the number of persons we refer to the University of Phoenix who express an interest in obtaining information about attending the University of Phoenix. There is no guaranteed payment associated with this insertion order and for the nine months ended September 30, 2012, PDN generated $313,000 of revenue.

The two customers above accounted for 95%, or approximately $4.5 million, of total gross sales with one customer representing 63% and the other representing 32% of total gross sales for the nine months ended September 30, 2012. Two customers accounted for 91%, or approximately $3.8 million, of total gross sales with one customer representing 72% and the other representing 19% for the nine months ended September 31, 2011. In addition, two customers accounted for 97%, or approximately $1.6 million, of accounts receivable with one customer representing 61% and the other representing 36% at September 30, 2012. Two customers accounted for 92%, or approximately $5.1 million, of total gross sales with one customer representing 72% and the other representing 20% of total gross sales for the year ended December 31, 2011. One customer accounted for 91%, or approximately $4.0 million, of total gross sales for the year ended December 31, 2010. In addition, two customers accounted for 92% or approximately $1.5 million of accounts receivable with one customer representing 62% and the other representing 30% at December 31, 2011. One customer accounted for 89%, or approximately $1.0 million of accounts receivable, as of December 31, 2010.

11. Subsequent Events

Management has evaluated all subsequent events and transactions for potential recognition or disclosure through April 16, 2012, the date the financial statements were available to be issued.

Our alliance agreement with Monster Worldwide expired on December 31, 2012 and was not renewed. Our agreement with Monster Worldwide requires us to maintain the diversity-based job postings that originated from Monster prior to December 31, 2012. We are not restricted from selling to those companies any additional products or services nor are we prevented from selling to those companies directly upon the end of the fulfillment period.

On November 12, 2012, we entered into a diversity recruitment partnership agreement with LinkedIn Corporation (“LinkedIn”), which has an anticipated launch date no sooner than January 1, 2013, or later, depending on mutual agreement, pursuant to which LinkedIn may resell to its customers diversity-based job postings and recruitment advertising on our websites. Our agreement with LinkedIn provides that LinkedIn will make fixed quarterly payments to us that are approximately half of the fixed quarterly payments we received from Monster Worldwide and a percentage commission for sales of our services in excess of certain thresholds. The fixed quarterly payments are payable regardless of sales volumes or any other performance metric. Although such fixed quarterly payments are significantly less than the fixed quarterly payments that we receive from Monster Worldwide, we believe that we have the potential to exceed our revenues from our previous agreement

Professional Diversity Network, LLC d/b/a iHispano.com

Notes to Financial Statements

(Information as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 is unaudited)

with Monster Worldwide because (i) we may earn additional commission payments with LinkedIn, if certain sales levels are achieved, and (ii) we may earn revenue by selling our services directly, as described above. Under our agreement with LinkedIn, we will receive (i) no commissions on the first $10 million of LinkedIn’s revenue from the sale of our services during 2013, (ii) 20% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $10 million and less than $50 million, and (iii) 15% commission on LinkedIn’s revenue from the sale of our services during 2013 that is in excess of $50 million. However, we cannot assure that we will meet or exceed revenues earned through Monster Worldwide in prior periods. During the term of our agreement with LinkedIn, we may not permit any competitor of LinkedIn to resell our diversity-based recruitment products and services. Our agreement does not prohibit LinkedIn from selling its own or any third party’s diversity recruitment products and services, However, during the term of our agreement with LinkedIn and for a period of one year thereafter, we may not sell our diversity-based recruitment products and services, directly or indirectly, to a restricted account list. The term of our agreement with LinkedIn is three years, subject to LinkedIn’s right, in its sole and absolute discretion, to terminate our agreement on the six-month anniversary of the effective date upon not less than 30 days’ prior notice and during the fourth calendar quarter of the first and second years of the term of our agreement upon not less than 90 days’ prior notice. If not terminated sooner, the term of our agreement with LinkedIn will automatically renew for successive one-year terms unless either party delivers a notice of non-renewal with 90 days’ prior notice. For additional information about our business arrangements with LinkedIn, please see the section entitled “Business – LinkedIn.”

On December 16, 2012 the Company entered into an operating lease agreement commencing on January 1, 2013 to lease 4,600 square feet of office space. The lease expires on June 30, 2015 and provides for monthly rent of $4,063.50 for the first 10 months and $6,385.50 per month for the remaining 20 months of the lease.

1,000 000 Shares of

Common Stock

Prospectus

Aegis Capital Corp

Merriman Capital, Inc.

                , 2013

Until                 , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS – SUBJECT TO COMPLETION DATED                     , 2013

Professional Diversity Network, Inc.

100,000 Shares of

Common Stock

IPO Customer Stock Ownership Plan – The Social IPO™

Professional Diversity Network, Inc. is making a directed share offering under this prospectus (the “IPO Customer Stock Ownership Plan,” “IPO CSOP™” or “Social IPO™”) for a maximum of 100,000 shares of our common stock. A description of the Social IPO can be found in the “The IPO Customer Stock Ownership Plan” section of this prospectus. Concurrently with the IPO CSOP offering, we are offering [—] shares of our common stock pursuant to a separate prospectus through the underwriters named in that prospectus on a firm-commitment basis. Together with the IPO CSOP, this is our initial public offering and no public market currently exists for our common stock. The offering will end with the earlier of receipt of 5,000 reservations (regardless of the investment amount of the reservations) or approximately four business days before the anticipated final pricing date, subject to our discretion to close the offering at any time prior to final pricing. You may make reservations for purchases only in maximum investment amounts of $200, $400, and $800. You may receive less than your requested maximum amount based on allocations, as described in the prospectus, but you will not receive less than $200 worth of common stock. LOYAL3 Securities, Inc., which has no obligation with regard to the number of shares purchased will receive 4% of gross proceeds in the IPO CSOP and is considered a statutory underwriter for the IPO CSOP. The closing of the IPO CSOP is conditioned on the closing of the firm commitment underwritten offering, and the price per share in this IPO CSOP offering will be the same as that in the firm-commitment offering. These is no assurance that any shares will be sold in this offering. We expect that the initial public offering price will be between $9.00 and $11.00 per share of our common stock. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “IPDN.”

Investing in our common stock involves a high degree of risk and significant stockholders will continue to hold a significant amount of shares and will continue to have substantial control over corporate matters, and as such we will be deemed a controlled company pursuant to NASDAQ corporate governance requirements. Please read “Risk Factors” beginning on page      .

We qualify as an “emerging growth company” as defined in the “Jumpstart our Business Startups Act,” or JOBS Act. Please read the related disclosure contained on pages [-] and [-] of this prospectus. Please read “Risk Factors” beginning on page A4 in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$10.00	$1,000,000
IPO CSOP commissions(1)	$0.40	$40,000
Proceeds to the company (Before Expenses)(2)	$9.60	$960,000

(1)	Professional Diversity Network has agreed to pay commissions of 4% of gross proceeds in the IPO CSOP to LOYAL3 Securities, Inc., in connection with this offering. See “IPO Customer Stock Ownership Plan.”
(2)	We estimate that the total expenses of this offering will be $40,000.

Delivery of the shares of common stock is expected to be made on or about                     , 2013.

Prospectus dated                     , 2013

Prospectus Summary	A1
Risk Factors	A4
The IPO Customer Stock Ownership Plan	A6
Special Note Regarding Forward-Looking Statements
Use of Proceeds	A13
Dividend Policy
Capitalization
Dilution
Management’s Discussion and Analysis of Financial Condition and Result of Operations
Business
Management
Director Compensation
Executive Compensation
Certain Relationships and Related Party Transactions
Principal Stockholders
Description of Capital Stock
Shares Eligible For Future Sale
Plan of Distribution	A14
Legal Matters	A16
Experts
Where You Can Find More Information

Until                     , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our common stock or (2) our common stock in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

Prospectus Summary

This summary highlights certain information about the IPO CSOP offering, which together with a concurrent firm-commitment underwritten offering constitutes our initial public offering, as well as selected information contained in the IPO CSOP prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. For a more complete understanding of how the IPO Customer Stock Ownership Plan works, we encourage you to read and consider the more detailed information under “Customer Stock Ownership Plan.” Unless we specify otherwise, all references in this prospectus to “Professional Diversity Network,” “PDN,” “we,” “our,” “us” and “company” refer to Professional Diversity Network, LLC prior to the date Professional Diversity Network, LLC reorganizes into a Delaware corporation, and Professional Diversity Network, Inc. after the date Professional Diversity Network, LLC reorganizes into a Delaware corporation. This is only a summary.

A1

The Offering

We are offering up to 100,000 shares of our common stock in a directed share offering under our newly established IPO Customer Stock Ownership Plan (the “IPO CSOP” or “Social IPO”). The IPO CSOP is also referred to as a Social IPO because it uses a social media platform, giving users social media tools that are available through Facebook. The social IPO uses the proprietary web and social media platform of LOYAL3 Labs, Inc. (“LOYAL3 Labs”), and brokerage and other services of LOYAL3 Securities, Inc. (“LOYAL3 Securities”; together with LOYAL3 Labs, “LOYAL3”). We reserve the right to terminate the IPO CSOP at any time at our absolute discretion.

Concurrently with the IPO CSOP made hereby, we are offering 1,000,000 shares of our common stock in a firm-commitment underwritten initial public offering, which is offered under a separate prospectus. Together they constitute our initial public offering. The closing of the IPO CSOP will only occur if and when the closing of the firm-commitment underwritten offering takes place, and the shares purchased in the IPO CSOP will be priced at the same per-share offering price as the shares purchased in the firm-commitment underwritten offering (“final IPO price” or “initial public offering price”). Neither the IPO CSOP nor the firm-commitment underwritten offering is conditioned on a minimum number of shares of common stock being purchased in the IPO CSOP. There is no assurance that any shares will be purchased through the IPO CSOP platform.

No underwriting or discounts will be granted by us to LOYAL3 with respect to the IPO CSOP, nor are any overallotment shares being provided to LOYAL3. We have agreed to pay LOYAL3 commissions of 4% of gross proceeds in the IPO CSOP in consideration of the use of the LOYAL3® platform and various services to facilitate transactions by participants through the platform without charging commissions or other fees to participants on those transactions. The additional expenses of the IPO CSOP consist of expenses such as legal and accounting.

Price per share of common stock offered by us	We currently estimate that the initial public offering price will be between $9.00 and $11.00 per share.

Common stock offered by us (in the IPO CSOP)	100,000 shares

Common Stock offered by us (in the firm-commitment underwritten offering)	1,000,000 shares

Common stock outstanding prior to the initial public offering	5,163,368 shares

Common stock to be outstanding immediately after the initial public offering (assuming all shares of common stock offered by us in the IPO CSOP are sold)	6,263,368 shares

Lock-up agreements	The Company’s directors and officers and any other holder of outstanding shares of our common stock will enter into customary “lock-up” agreements in favor of the underwriter pursuant to which such persons and entities will agree, for a period of 180 days from the closing date of this offering, that they will be subject to a lock-up agreement prohibiting any sales, transfers or hedging transactions of any securities of the company owned by them without the underwriter’s prior written consent.

A2

Use of Proceeds	Assuming an initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, the net proceeds from the sale of 100,000 shares of our common stock in this offering will be up to $0.96 million, after deducting the estimated underwriting discounts and commissions. We intend to use net proceeds from the IPO CSOP for working capital. See “Use of Proceeds” on page [ ] of this prospectus.

Nasdaq Capital Market Listing	Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “IPDN.”

Exchange of insider debt to equity	Our outstanding promissory notes are currently non-convertible. However, in connection with the firm commitment underwritten offering, we have an understanding with our founding members that the outstanding notes will be exchanged into shares of our common stock at a price per share equal to the offering price, without payment of any additional consideration. We anticipate that immediately prior to the consummation of this offering, Ferdinando Ladurini, Daniel Ladurini and James R. Kirsch will enter into a debt exchange agreement whereby our three outstanding promissory notes in the principal amounts of $1,341,676, $142,000 and $37,143 plus accrued interest in the amount of $112,862 will be exchanged for shares of common stock at a price per share equal to the offering price. Such shares will be subject to the lockup agreement entered into with the underwriter in connection with this offering and may not be sold until the expiration of such lock-up period.

Controlled Company	Ladurini Family Trust, our largest stockholder, may continue to hold a majority of our outstanding common stock immediately after the initial public offering. If that is the case, we will be a “controlled company” and Ladurini Family Trust will have sufficient voting power to effectively control all matters submitted to our stockholders, including a merger, consolidation or other business combination. As a controlled company” within the meaning of the NASDAQ rules, we will qualify for exemptions from certain corporate governance requirements. However, we do not intend to rely on such corporate governance exemption, and following the effectiveness of this registration statement and our corporate reorganization, we will have a board of directors comprised of a majority of independent directors and board committees comprised solely of independent directors. Please see our risk factor entitled, “We are a ‘controlled company’ within the meaning of the NASDAQ rules and, as a result, will qualify for exemptions from certain corporate governance requirements.”

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page [ ] of this prospectus.

A3

Risk Factors

Specific Risk Factors Related to Purchases through the IPO CSOP

IPO CSOPs are not suitable for everyone.

An IPO CSOP is designed for investors making relatively modest investments over a longer time horizon, rather than investors who desire to purchase and sell stock to take advantage of short-term changes in stock prices, where response time and the ability to quickly execute market orders are important; for the latter class of investors, participation in the IPO CSOP may not be appropriate.

New technology platform poses possible operational risks.

The IPO CSOP uses a new web and social media method for issuer direct offerings based on the proprietary LOYAL3 platform. The IPO CSOP offers us and certain of our investors some potential disadvantages, including increased operational risk associated with a newer platform with novel features.

Investing through an underwriter in a new underwriter role in an IPO CSOP may offer you fewer protections than with a traditional underwriter in an underwritten public offering.

LOYAL3 Securities will process the transactions through which participants acquire shares in the CSOP IPO. LOYAL3 Securities is new to the role of conducting an IPO CSOP (whether for the company or another issuer) and does not have experience performing roles traditionally performed by an underwriter in an initial public offering, including performing a due diligence investigation of us or the offering materials provided to prospective investors. In addition, LOYAL3 Securities does not engage in “firm commitment” underwritings, it is not as well capitalized as traditional underwriters in an IPO. Accordingly, if you invest in our company through the IPO CSOP, you may not be able to satisfy liabilities for violations of the securities laws in connection with the IPO CSOP to the same extent you might if you invested through a firm commitment underwritten offering.

The batched sale process generally results in delays in executing sale orders that increase your exposure to share price declines and can cause you to miss out on more favorable prices in the market.

You are free to sell your shares acquired through the IPO CSOP, but the sales will be effected on a daily batched or combined basis – meaning that your order will be batched or combined with orders from other participants received before the 2:00 p.m. ET cut-off on a day when the market is open (when the sale order becomes irrevocable) as a batched or combined order for that day (unless the market closes early). The sale price you receive will be the price obtained in the executed batched or combined sale (based on the volume-weighted average price of all participants within the same batched or combined order). That means that the price you will receive in a sale of your shares may differ, perhaps significantly, from the market price of the shares at the time that you place your order. Unlike a market order placed in an ordinary brokerage account, there may be a substantial delay between the time you enter your sale order and the time it is executed. During that period, the market price may increase or decrease by a significant amount. This price volatility is often greater for shares recently offered in an initial public offering. A sale order entered after the 2:00 p.m. ET cut-off would not be executed until after 2:00 p.m. on the following trading day, during which time the market price for the shares may decrease (or increase) significantly and you may suffer a greater loss (or greater gain) on your investment. Unlike a market order placed in an ordinary brokerage account, if you place your order before the cut-off for a particular trading day, your order will receive the same sale price no matter when you actually placed your order (for example, whether you place your order after the cut-off on the preceding trading day or just before the cut-off on the day your order is executed).

You will not be able to vote your fractional shares.

Because your allocation will be stated as a fixed dollar amount, you normally should expect to receive a fraction of a share beyond the whole shares you receive as part of your share allocation. Because you can only vote whole

A4

shares you own and not any fraction of a share you own, your voting rights will not be fully commensurate with your investment in our company.

Electronic-only delivery means that you will not be provided with paper communications and must rely on having access to the Internet.

By becoming an IPO CSOP participant, you agree to receive all communications from us and LOYAL3 Securities electronically, either via email, email notification to access online information, or as described in “The IPO Customer Stock Ownership Plan – Fully Electronic” as posted on the countdown pages for the IPO CSOP (except when we or LOYAL3 Securities are required to provide the option for non-electronic communication or documentation by law or regulation at your request). Electronic communications will include, among others, confirmations of transactions, account statements, annual reports, proxy materials and shareholder communications, notices of modifications of LOYAL3’s privacy policies as well as other basic communications, including information about your brokerage account with LOYAL3 Securities (“LOYAL3 account”). The only way to get paper copies of these communications is to print them from a computer. Regular and continuous Internet access is required to access all communications relating to the shares and your LOYAL3 account. You should not invest through the IPO CSOP if you do not have regular and continuous Internet access.

Should you revoke your consent to electronic delivery to receive paper copies of these communications, your revocation will constitute a request to liquidate your shares held in your LOYAL3 account on your behalf, unless you provide instructions for a transfer of your shares from LOYAL3 Securities to another U.S. financial institution that makes those communications available through non-electronic means. Any such revocation will be deemed effective as of the date of the liquidation or transfer and will not affect any such communications previously delivered by LOYAL3 Securities, or pertaining to transactions or matters occurring prior to the transfer. It is likely that you will only be able to transfer your whole shares and will have to receive cash in lieu of your fractional shares. See “The IPO Customer Stock Ownership Plan – Records and Transactions through LOYAL3 – Transfers of Shares.” There can be no assurance that you will be able to effect the transfer requested communication in paper form in a timely manner.

You are legally bound by your conditional purchase orders even in some instances where you have not actually confirmed them.

You will need to reconfirm your conditional purchase offer (“reservation” or “conditional purchase offer”) that you have placed only if the final IPO price is outside the lower price range or above 20% of the higher end of the price range set forth in this prospectus (the “automatic confirmation range”). However, if the final IPO price is within the automatic confirmation range, you will be legally bound to purchase the shares represented by your allocation once they have been allocated to you unless you cancel your reservation before the end of the two-hour decision period (the “two-hour decision period”). You may withdraw your reservation at any time until the end of the two-hour decision period and at the end of the two-hour decision period, you will be deemed to have confirmed your reservation. For these reasons, you will need to check the LOYAL3 website and the countdown page and be available and have ready access to the Internet to submit a cancellation instruction before the two-hour decision period expires (regardless of the time of day or night) if you wish to cancel your reservation during the two-hour decision period. See “The IPO Customer Stock Ownership Plan – Enrollment and Purchase Process.”

It may be difficult or costly to sell IPO CSOP shares outside the IPO CSOP platform and you may only transfer whole shares to another U.S. financial institution.

IPO CSOP purchases are made in dollar amounts, which typically results in fractional shares as part of the purchase. If you want to transfer your share holdings to another US financial institution, you may only transfer your whole shares. In addition, it may be difficult or costly to sell the IPO shares outside the IPO CSOP platform.

A5

The IPO Customer Stock Ownership Plan

We are offering up to 100,000 shares of our common stock in an offering under our newly established IPO CSOP, which is primarily designed for our members and other individual investors, and uses the proprietary web and social media platform of LOYAL3 Labs and brokerage and other services of LOYAL3 Securities. We reserve the right to terminate the IPO CSOP at any time in our absolute discretion.

Concurrently with the IPO CSOP made hereby, we are offering 1,000,000 shares of our common stock pursuant to a separate prospectus. The closing of the IPO CSOP will only occur if and when the closing of the firm-commitment underwritten offering takes place, and the shares purchased in the IPO CSOP will be priced at the same per-share offering price as the shares purchased in the firm-commitment underwritten offering. Neither the IPO CSOP nor the underwritten offering is conditioned on a minimum number of shares of common stock being purchased in the IPO CSOP.

No underwriting discounts will be granted by us to LOYAL3 with respect to the IPO CSOP, nor are any overallotment shares being provided to LOYAL3. We have agreed to pay LOYAL3 Securities commissions of 4% of gross proceeds in the IPO CSOP in consideration of the use of its platform and various services to facilitate participant transactions through the platform without charging commissions or other fees to participants on those transactions. The additional expenses of the IPO CSOP consist of expenses such as legal and accounting. We intend to use the net proceeds from the IPO CSOP for working capital and other general corporate purposes. See “Use of Proceeds.”

Enrollment and Purchase Process

Investors can purchase our shares of common stock online in the IPO CSOP through our website (http://www.prodivnet.com) or our Facebook page (http://www./facebook/pages/professionaldiversitynetwork/ipocsop) using a patent-pending platform and proprietary algorithms developed and administered by LOYAL3 Securities. To participate in the IPO CSOP, you are required to agree to receive fully electronic communications relating to the IPO CSOP and the shares acquired by you in the IPO CSOP and held with LOYAL3 Securities after the consummation of the IPO (see “– Fully Electronic”).

•	No Fees to Buy or Sell Shares. Investors will be charged no commissions or other fees to purchase or sell the shares through the IPO CSOP.

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Eligibility and Enrollment.  The IPO CSOP is currently only available to individuals who are U.S. residents, and you may only enroll if you are of the age of majority for the state in which you reside. As part of the enrollment process, you will need to have a brokerage account with LOYAL3 Securities, and you may open a LOYAL3 account through a simple online process on the Internet or Facebook. Participation in the IPO CSOP is subject to a proprietary financial risk algorithm developed by LOYAL3 to screen your financial risk tolerance for the investment and identity verification screening to determine if you qualify for this investment. The criteria used by the algorithm to make a financial risk assessment as a participant relate to your ability to acknowledge and bear the risk of this investment, including the possible loss of your entire investment, based on the information you provide. LOYAL3’s financial risk assessment algorithm will factor in considerations such as your annual income, bank balances and net worth as they relate to your desired investment amount, and LOYAL3 will also electronically screen for anti-money laundering and “know your customer” criteria mandated with the opening of any brokerage account. Since we are accepting only a limited number of participants on a first-come, first-served basis, you may not be able to participate on that basis as well. Also, to qualify for the IPO CSOP, you must have a LOYAL3 account and agree to comply with its terms and conditions, including, but not limited to, having a LOYAL3 account minimum balance (“account minimum balance”) of $350. We or LOYAL3 Securities may decide that you are not eligible for other reasons at our or their discretion. You will be notified if you fail to fulfill the qualification criteria for the offering (but not the basis for that determination) either immediately online during the enrollment process or by email within approximately four working days thereafter.

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Limited IPO CSOP Shares – Offered on a First-Come, First-Served Basis.  Through the IPO CSOP, we are offering 100,000 shares of our common stock. The number of participants in the IPO CSOP is limited to [—] individuals (“maximum number of participants”). Investors will be enrolled on a first-come, first-serve basis and we will stop accepting conditional purchase offers with the earlier of receipt of 5,000 reservations (regardless of the investment amount of the reservations) or approximately four business days before the anticipated final pricing date, subject to our discretion to close that offering at any other time prior to final pricing. We reserve the right to extend the enrollment expiration date at our sole discretion. We will post a notice on the IPO CSOP landing page once we stop accepting reservations. Once the IPO CSOP and the firm-commitment underwritten offering have closed, we will allocate the IPO CSOP shares among all participants using the proprietary allocation algorithm developed by LOYAL3. All IPO CSOP participants are allocated at least $200 worth of shares. After the initial allocation, the algorithm then allocates in increments of $10 per each participant who has a reservation over $200 until it reaches $400, and then it continues to allocate in increments of $10 to all of those with reservations of $800 (the final increment may be less than $10).

Step One – Enroll and Open Your LOYAL3 Account

If you would like to participate in the IPO CSOP, you are required to open a LOYAL3 account, unless you have already opened a LOYAL3 account in connection with another CSOP offering. Your account must have an account minimum balance of $350 (the “account minimum balance”) to participate in any IPO CSOP (or a CSOP offered in connection with a follow-on underwritten public offering by an issuer that has already conducted an initial public offering (a “Follow-On CSOP”)). In the enrollment process, you will provide information about your checking account and will authorize LOYAL3 Securities to draw electronically from your checking account an amount required to bring your LOYAL3 account to the account minimum balance. Once the final IPO price is determined and you receive your allocation, LOYAL3 Securities will immediately debit your LOYAL3 account for the amount of your allocation, and if your allocation exceeds the balance in your LOYAL3 account, LOYAL3 Securities will then debit your checking account for the remaining balance of the purchase price so funds are received by LOYAL3 Securities to fully pay for your allocated shares on or before the settlement date for the transaction, that is, the set date that securities and funds are actually due and when they change ownership and the transaction is complete. Your LOYAL3 account may be used to participate in any IPO CSOP or other CSOP offering (whether relating to an initial public offering, a Follow-On CSOP, or other CSOP offering) made available from time to time on the LOYAL3 platform. No individual can invest in an IPO CSOP or Follow-On CSOP without having a LOYAL3 account and without maintaining an account minimum balance in such account. No interest will be paid on the LOYAL3 account cash balance.

For purposes of illustration, if you meet the eligibility requirements and opened a LOYAL3 account and established the $350 account minimum balance, and subsequently bought $200 of shares in the IPO CSOP, two hours after the final IPO price has been set (and the IPO CSOP has become effective and you have been allocated the $200 in IPO CSOP shares), the $200 would be debited from your LOYAL3 account to pay for the IPO CSOP shares. Your LOYAL3 account balance would be reduced to $150, which would be below the account minimum balance. To purchase shares in a future IPO CSOP or Follow-On CSOP offering (whether for the company or another issuer), you would need to increase your LOYAL3 account balance by at least $200 to $350. However, you could choose to use a portion or all of the $150 account balance to purchase shares from a CSOP offering other than an IPO CSOP or Follow-On CSOP without increasing your account balance, or you could request for the funds to be transferred to your checking account.

As another example, if you meet the eligibility requirements and opened a LOYAL3 account and established the $350 account minimum balance and subsequently bought $400 of IPO CSOP shares, two hours after the final IPO price has been set (and the IPO CSOP has become effective and you have been allocated the $400 in IPO CSOP shares), you will have authorized LOYAL3 Securities to automatically debit $350 from your LOYAL3 account for the amount of your allocation and also debit from your checking account another $50 to supplement the payment from your LOYAL3 account and thus pay for your IPO CSOP shares. The LOYAL3 account

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balance would then be reduced to $0, which would be below the account minimum balance. To purchase shares in a subsequent IPO CSOP or Follow-On CSOP, you would need to increase your account balance by at least $350.

No funds from the purchase of IPO CSOP shares will be released to us until after the share amounts (stated in dollar amounts) have been allocated to the LOYAL3 accounts of the IPO CSOP participants. You may add to your LOYAL3 account balance at any time by authorizing LOYAL3 Securities to draw from your checking account, and you may withdraw from your LOYAL3 account balance at any time by authorizing LOYAL3 Securities to return your account balances to your checking account. LOYAL3 Securities does not charge any fees for withdrawals of funds from your LOYAL3 account. If your LOYAL3 account withdrawal places your LOYAL3 account below the account minimum balance and you have an outstanding reservation to purchase shares in an IPO CSOP that has not yet closed, your reservation will be deemed withdrawn at the time that the balance of your LOYAL3 account moves below the account minimum balance. It takes approximately 3-5 business days from the date of your request to withdraw funds from your LOYAL3 account to be deposited into your checking account. Absent your request for withdrawal of funds, all unused account balances will remain in your LOYAL3 account.

Step Two – Reserve your Maximum Purchase Amount

You will select an investment amount of $200, $400, or $800 as the maximum dollar amount you would like to purchase (“your maximum amount”) in a conditional offer by you to purchase shares in the IPO CSOP; each participant will have a minimum purchase amount of $200. You may withdraw your reservation at any time until the end of the two-hour decision period, at which time, if it has not been canceled and the price is within the automatic confirmation range, it will be deemed an accepted order. However, you may not increase or decrease your maximum amount. As explained in greater detail below, we will allocate shares among enrolled participants using a proprietary allocation algorithm developed by LOYAL3, and you may not receive your maximum amount, but will always receive at least shares having a value (based on the final IPO price) equal to the minimum purchase amount offered. Your purchase will always be in a dollar amount and the aggregate purchase price paid by you will not increase or decrease because of a change in the final IPO price, although the number of shares you will receive will vary based on the final IPO price. You may reserve shares in the IPO CSOP, which will be open until [—], 2012, and is four business days before the anticipated date for the setting of the final IPO price (or a later date as is determined by us in our discretion), or at any earlier point when the maximum number of participants is reached or otherwise at our discretion.

Step Three – Final IPO Pricing and Your IPO CSOP Investment Decision

Approximately two business days before the determination of the final IPO price (that determination, the “final IPO pricing”) you will receive an alert or “heads up” email with a link to a page with a countdown clock (the “countdown page”) for the anticipated timing of the final IPO pricing. If there is a material change to this prospectus, the link to any new filings by us in connection with the IPO CSOP will reside on the countdown page and we, in our discretion, may require participants to reconfirm reservations. The timing for the final IPO pricing is subject to change, and it may change on multiple occasions. Accordingly, we recommend that you bookmark the countdown page and check back often to review new filings by us in connection with the IPO CSOP and/or changes in the timing for the final IPO pricing. Even if you have reconfirmed your reservation, you will have the option to cancel your reservation at any time within the two-hour decision period.

When the countdown page clock first reaches zero, it means the final IPO pricing has occurred, and the countdown page will display a new time clock with the digits in red font showing the time left in a two-hour decision period. If the final IPO price is within the price range set forth in this prospectus, or within 20% of the higher end of the price range (“automatic confirmation range”), you may cancel your reservation until the two-hour decision period expires, otherwise you will be deemed to have confirmed your reservation. If the final IPO price is outside the automatic confirmation range set forth in this prospectus (even by a single cent), you must reconfirm your reservation within the two-hour decision period, otherwise you will

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be deemed to have withdrawn your reservation and you will not receive any allocation of shares in the IPO CSOP. Once you have reconfirmed your reservation, you will be bound by that reservation and will not have the option to cancel your reservation later within the two-hour decision period. In addition, if the price range is changed prior to the setting of the final IPO price, you will be required to reconfirm your reservation, subject to an additional reconfirmation if the final IPO price is outside the newly established automatic confirmation range.

We are making our IPO CSOP shares available for a maximum of [—] participants, and when that number is reached, the IPO CSOP enrollment will be closed. Once enrollment is closed, allocations will not be re-opened even if enrolled participants withdraw from participation. Investors are enrolled by us on a first-come, first-served basis (subject to a proprietary financial risk assessment algorithm developed by LOYAL3 and electronic screening for anti-money laundering and other eligibility criteria) until the maximum number of participants have submitted reservations. We limit the number of participants based on the value of shares we decide to allocate to the IPO CSOP delivered by the lowest purchase amount allowed, which is intended to result in a minimum allocation of $200 per participant. If some of the IPO CSOP participants cancel their conditional purchase offers, we will not re-open the enrollment process to accept additional participants.

If reservations are deemed confirmed or reconfirmed, as applicable, after the two-hour decision period expires, with maximum amounts in the aggregate representing a number of shares (valued on a per-share basis at the final IPO price) exceeding the 100,000 shares offered in the IPO CSOP, we will allocate the shares to the participants through a proprietary allocation algorithm developed by LOYAL3. The algorithm will include filling the first $200 of all participant orders, and then allocating shares in $10 increments to all participants with maximum amounts that permit such an allocation until the algorithm has allocated all of the IPO CSOP shares (or exhausted of IPO CSOP participants with maximum amounts in excess of allocations received). You may be allocated shares representing an amount equal to your maximum amount or shares representing an amount less than your maximum amount, but will never be allocated shares representing an amount more than your maximum amount.

Because you will purchase a fixed-dollar amount of securities, you will typically receive an allocation that includes a fraction of a share and also not receive share amounts that correspond to a “round lot” (that is, amounts of shares generally in multiples of 100). For this reason, it would be difficult or costly to sell your IPO CSOP shares outside the CSOP platform. In addition, you will only be able to vote your whole shares.

Assuming you satisfy the account minimum balance, you will receive the full number of shares allocated to you even if the aggregate purchase price of those shares exceeds your current balance. Subsequent to the expiration of the two-hour decision period, and upon the allocation of IPO CSOP shares to you, LOYAL3 Securities will debit your LOYAL3 account in an amount equal to the value of your allocated shares (valued on a per-share basis at the final IPO price). If the purchase price of the shares allocated to you exceeds your LOYAL3 account balance, by confirming your reservation (or permitting it to be confirmed as a result of not withdrawing it during the two-hour decision period), you will be deemed to have authorized LOYAL3 Securities to immediately debit your checking account for the remaining amount to fully pay for your allocated shares on or before the settlement date for the transaction. The amount of shares delivered to your LOYAL3 account at settlement will not exceed the amount for which you have fully paid. You will bear the entire risk that the funds arrive in your LOYAL3 account in time to receive your full share allocation.

Because all IPO CSOP purchases are by dollar amount, you will receive the exact dollar amount (valued on a per share basis at the final IPO price) of your allotted amount in IPO CSOP shares, which normally will include fractional shares. You will receive notice of the amount of your allocation and receive a confirmation of the purchase from LOYAL3 Securities prior to the opening of the stock market on the first day of trading of our common stock. The shares will be in your LOYAL3 account and may be sold the first day of trading of our common stock in the batch order for that day, if you place your sale order at or before 2:00 p.m. Eastern Time (“ET”) that day. For more information concerning the sale of IPO CSOP shares, see “Records and Transactions through LOYAL3 – Sale of Shares” below. You will be the legal and beneficial owner of the shares held in your LOYAL3 account, and these shares will be registered in the name of LOYAL3 Securities or its designees consistent with customary arrangements by which securities are maintained in a single registered “street name.”

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LOYAL3 Securities will act as agent to the participants to facilitate transactions in IPO CSOP shares on the LOYAL3 platform and to maintain LOYAL3 accounts on their behalf.

Fully Electronic

Consent to Fully Electronic Communications and Reports to IPO CSOP Participants

By becoming an IPO CSOP participant, you agree to receive all communications from us and LOYAL3 relating to the IPO CSOP and the IPO CSOP shares acquired by you electronically, either via email or email notification to access online information (except when required to provide the option for non-electronic communication or documentation by law or regulation at your request). Electronic communications will include, among others, confirmations of transactions, LOYAL3 account statements, annual reports, proxy materials and shareholder communications, notices of modifications of LOYAL3’s privacy policies, as well as other basic communications, including information about your LOYAL3 account. Depending on the nature of the communication, you will be emailed directly at the email address you provide or notified by email of the availability of such communications on a password-protected site for your LOYAL3 account. This also includes information posted, as described in this IPO CSOP prospectus, on the countdown clocks that will not be subject to alerts by email. Your consent to receive all communications from us and LOYAL3 Securities relating to the IPO CSOP and the IPO CSOP shares acquired by you electronically is required for so long as your IPO CSOP shares are held through a LOYAL3 account. If, at any time after opening your LOYAL3 account, you wish to receive communications by non-electronic means, you must transfer your IPO CSOP shares from your LOYAL3 account to another financial institution for which non-electronic communications are an available option. See “– Records and Transactions through LOYAL3 – Transfer of Shares.”

All offering materials relating to the IPO CSOP will be available on our website or the Facebook page hosting the LOYAL3 platform. We will notify you by email at the email address you provide us of important developments, including the anticipated date of the final IPO pricing (the “heads up” email discussed above) and the number of shares allocated to your LOYAL3 account.

Failure to advise us of a change in your email address will prevent us from sending you these offering-related notifications as well as notification of the availability of other communications.

You will also electronically receive U.S. tax reporting documents (such as a 1099-B reflecting proceeds in the case of a sale of shares), unless you affirmatively opt to receive them in paper form by writing to LOYAL3 Support Services, P.O. Box 26027, San Francisco, CA 94126 or using the email function when logged into your LOYAL3 account (include your name, address, daytime phone number, and the email address you are using for the IPO CSOP in such correspondence).

Records & Transactions through LOYAL3

Electronic Book-Entry of Shares

For your convenience, shares purchased in the IPO CSOP will be maintained by LOYAL3 Securities, in your name, in book-entry form. LOYAL3 Securities does not provide a mechanism for physical share certificates to be issued in your name, but you may transfer your IPO CSOP shares to another U.S. financial institution and request that the financial institution have the shares registered in your name and reflected on physical share certificates issued to you.

Fractional Shares

Because all share purchases in an IPO CSOP are by dollar amount, you will receive the exact dollar amount of your allotted amount of shares, which normally will include fractional shares. Depending on the size of your IPO CSOP share purchase, the fractional shares could represent a significant percentage of your position. Any shares, including fractional shares, are recorded in book-entry form by LOYAL3 Securities in your name. You can only vote whole shares and not fractional shares beyond any whole-share holdings, so your voting rights will not be fully commensurate with your investment in our company. (For example, if you own 8.712965 shares, you will

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only be able to vote eight shares.) You may sell fractional shares as part of an overall order to sell all your shares. For more detailed information concerning sale of shares, see “Sale of Shares” below. If you decide to transfer your IPO CSOP shares from your LOYAL3 account to another financial institution, it is likely that you will only be able to transfer your whole shares and will receive cash in lieu of your fractional shares, which you will transfer to your checking account. See “Transfers of Shares” below.

Sale of Shares

Once IPO CSOP shares have been allotted to your LOYAL3 account on the closing of the firm-commitment underwritten offering and the IPO CSOP, you may sell, with no transaction fees, all your IPO CSOP shares (including any fractional shares) or a specific whole-share portion of your shares through a batched or combined order process administered by LOYAL3 Securities. The batched or combined order process is the only way you can sell your IPO CSOP shares through the LOYAL3 platform under which you pay no commissions or other fees for transactions. You may sell your shares by entering sale instructions online via the platform. If you place a sell order for all of your shares or any of your whole shares at or before 2:00 p.m. ET, starting with the first day of trading of our common stock, your sale order will be sent to a third-party brokerage firm designated by LOYAL3 and will be executed that same trading day after 2:00 p.m. ET. Any order placed after 2:00 p.m. ET will be batched with the next trading day’s sale order (for any trading day when the market closes early, the cut-off time will be 2:00 p.m. ET the next full trading day). Your price will be the market price of the sale obtained by the broker (based on the volume-weighted average price of all participants within the same batched or combined order). LOYAL3 Securities may, but will not be required to, arrange more than one batched or combined order per trading day.

Sale orders for IPO CSOP shares placed after 2:00 p.m. ET will be placed after 2:00 p.m. ET in the trading day after the date the sale order is entered. Because your shares will be sold on a batched basis with all other sale orders for that day, there may be a significant delay before your order is executed and it is likely that you will not receive the exact market price prevailing at the time you place your order. During that period, the market price of the shares may change rapidly and may exceed or fall below the final IPO price by a significant amount.

To sell your shares, you must have a current checking account entered into your LOYAL3 account profile. You may keep the sale proceeds in your LOYAL3 account or request that the proceeds (net of any amounts owing to LOYAL3 Securities for CSOP shares or otherwise) be sent electronically to your checking account. In the latter case, the proceeds of the sale will typically be distributed on the day the sale transaction is settled. Your bank will credit the proceeds based on its standard processing time, but, in general, LOYAL3 estimates the average time for funds to reach your checking account may take 3-5 business days. Please note that the timing of any sale order processing may be affected by market events such as trade halts, whether initiated by us or due to external causes.

Transfers of Shares

If you decide to transfer your IPO CSOP shares from your LOYAL3 account to another U.S. financial institution, you must provide appropriate instructions to LOYAL3 Securities. It is likely that you will only be able to transfer your whole shares and will receive cash in lieu of your fractional shares (that you may transfer to your checking account).

Additional Information about IPO CSOP Shares

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Voting.  As an IPO CSOP participant, you will enjoy all of the voting rights and privileges associated with ownership of your whole shares. You will not be able to vote your fractional shares, so your voting rights will not be fully commensurate with your investment in our company (for example, if you own 8.712965 shares, you will only be able to vote eight shares). You will receive all shareholder communications relating to your shares electronically, including proxy materials and annual reports. Your shares will not be voted in any way unless expressly authorized by you.

•	Handling of Stock Splits and Other Distributions/Anti-Dilution. The number of shares held by you in your LOYAL3 account as well as any calculations based on the number of such shares will reflect

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any increase or decrease in the number of our issued and outstanding shares resulting from a subdivision or combination of our shares or similar capital adjustment, the payment by us of a stock dividend, or other increase or decrease in our shares, if effected without receipt of consideration by us.

Comparison of Share Purchases through an IPO CSOP with Share Purchases in the firm-commitment underwritten Offering/Open Market Transactions

The IPO CSOP offers many advantages and certain disadvantages compared to purchasing our shares in the firm-commitment underwritten offering or in open-market transactions. The following table summarizes the significant differences:

	IPO CSOP	Firm-Commitment Underwritten Offering/Open- Market Transactions
Fees and commissions paid by investors	No fees or commissions whatsoever.	Normal brokerage commissions will apply.

Number of shares	Allocation will include fractional shares and less than round lot, having aggregate value between $200 and $800.	Allocations will be in round lots of a multiple of 100 shares.

Pricing	Final IPO price.	Final IPO price.

Resale	Sales orders are batched for each trading day and executed in the open market as market orders; the batches are created for same day execution for all sale orders entered at or before 2:00 p.m. ET, starting with the day on which trading of our common stock commences. Trades placed after 2:00 p.m. ET will be executed in the batched trade executed after 2:00 p.m. ET during the next day the market is open. Limit orders are not accepted.	Resales normally made in round lots and sale orders usually executed on same day as order entered. Seller may place a limit or market order.

Voting	Full voting rights for whole shares and no right to vote fractional shares.	Full voting rights.

Shareholder communications	Fully electronic.	May elect to receive paper copies.

Physical share certificates	No physical share certificates, but participants wishing to receive such certificates may transfer their IPO CSOP shares to another financial institution.	May elect to receive physical share certificates.

Transferability of shares	Whole shares may be transferred, and you will receive cash from the sale of any fractional shares. No fees to transfer shares.	Shares may be transferred, often subject to transfer fees.

Payment for shares	Electronic bank transfer.	By check as well as electronic bank transfer.

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Use of Proceeds

Assuming an initial public offering price of $10.00 per share, the midpoint of the range on the front cover of this prospectus, the net proceeds from the sale of 100,000 shares of our common stock in this offering will be up to $0.96 million, after deducting the estimated underwriting discounts and commissions.

We intend to use net proceeds from the IPO CSOP for working capital. The expected use of net proceeds from this offering represents our current intentions based upon our present plans and business conditions; however, our plans and business conditions are subject to change and there may be circumstances where a reallocation of funds is necessary. The amount and timing of our actual expenditures depend on numerous factors, including fluctuations in corporate hiring, economic conditions and availability of opportunities. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

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Plan of Distribution

Plan of Distribution Relating to the IPO CSOP

The IPO CSOP is an offering by us and not part of the firm-commitment underwritten offering, which is offered under a separate prospectus. We are offering up to 100,000 shares of our common stock in the IPO CSOP. No underwriting discounts will be granted by us with respect to the IPO CSOP, nor are any overallotment shares being provided to LOYAL3 Securities or any its affiliates. We have agreed to pay LOYAL3 Securities, which has no obligation with regard to the number or shares purchased, commissions of 4% of gross proceeds in the IPO CSOP in consideration of the use of its platform and various services to facilitate participant transactions through the platform without charging commissions or other fees to participants on those transactions.

The IPO CSOP uses a new method for underwritten offerings based on the proprietary LOYAL3 platform. LOYAL3 Securities is new to the role of conducting an initial public offering. LOYAL3 Securities is not an underwriter with respect to the firm-commitment underwritten offering and is not making any recommendation or engaging in any solicitation activities in connection with the IPO CSOP or the firm-commitment underwritten offering, will not participate in the final IPO pricing, and will not receive commissions from us or purchase shares at a discount for distribution to participants or any other person. Nonetheless, although LOYAL3 Securities does not and will not engage in these activities, LOYAL3 Securities is a statutory underwriter as defined in the Securities Act in connection with the our distribution of its shares through the IPO CSOP, and any fees pay to LOYAL3 Securities in connection with the IPO CSOP will be deemed underwriting compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority relating to underwriters’ compensation. No other broker-dealer is an underwriter with respect to the IPO CSOP. We have agreed to indemnify LOYAL3 Securities and its affiliates against certain liabilities, including liabilities arising under the Securities Act.

The following table shows the per-share and total public offering price assuming the sale of all [—] shares reserved for the IPO CSOP, the total IPO CSOP fees we will pay assuming the maximum number of participants enroll in the IPO CSOP, and the per-share and total proceeds before expenses to us.

	Per-Share	Total
Offering price	$10.00	$1,000,000
IPO CSOP commissions*	0.40	$40,000
Proceeds	$9.60	$960,000

*	The IPO CSOP commissions are 4% of gross proceeds in the IPO CSOP.

The estimated offering expenses payable by us in connection with the IPO CSOP, exclusive of the IPO CSOP fee, are approximately $50,000.

LOYAL3 Securities will not engage in any stabilization activities with respect to the IPO CSOP shares.

Indemnification

The agreement with LOYAL3 provides for indemnification between us and LOYAL3 against specified liabilities, including liabilities under the Securities Act, and for contribution by us and LOYAL3 to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

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Information regarding the Separate Plan of Distribution for the Firm-Commitment Underwritten Offering

The firm-commitment underwritten offering is separate from the IPO CSOP and subject to a different plan of distribution as described in the prospectus for the that offering. Aegis Capital Corp. is acting as the underwriter of the firm-commitment underwritten offering and has agreed to purchase, and we have agreed to sell to it, 1,000,000 shares of common stock offered by the prospectus for the firm-commitment underwritten offering.

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Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by SNR Denton US LLP, Chicago, Illinois.

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Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and an accountable expense allowance of up to 1.5% of the gross proceeds from the sale of the firm shares, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Amount
Securities and Exchange Commission registration fee	$2,112.95
FINRA filing fee	$2,344.00
NASDAQ Capital Market listing fee	$50,000.00
Legal fees and expenses	$550,000.00
Accounting fees and expenses	$100,000.00
Printing expenses	$200,000.00
Transfer agent and registrar fees and expenses	$1,600.00
Miscellaneous	$80,000.00

Total	$986,056.95

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Our amended and restated certificate of incorporation and amended and restated bylaws that we intend to adopt prior to the consummation of this offering limit the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our proposed bylaws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the fullest extent permitted by law.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriter of us [and our executive officers and directors] in connection with matters specifically provided in writing by the underwriter for inclusion in the registration statement, and by us of the underwriter for certain liabilities, including liabilities arising under the Securities Act.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to us, regardless of whether our proposed bylaws permit indemnification. Prior to the commencement of the offering, we intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
1.2**	Form of Technology and Services Agreement among Professional Diversity Network LLC, LOYAL3 Securities, Inc. and LOYAL3 Labs, Inc.
3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be adopted.
3.2*	Form of Amended and Restated Bylaws of the Registrant to be adopted.
4.1*	Form of Common Stock Certificate.
5.1*	Form of Opinion of SNR Denton US LLP, counsel to the Registrant, with respect to the legality of securities being registered.
10.1†	Agreement between Monster Worldwide Inc. and the Registrant (previously filed).
10.2†	First Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated April 18, 2008 (previously filed).
10.3†	Second Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated January 31, 2009 (previously filed).
10.4†	Third Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated February 2010 (previously filed).
10.5	Fourth Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated September 16, 2011 (previously filed).
10.6**	Master Services Agreement between Apollo Group and the Registrant, dated October 1, 2012.
10.7*	Form of Employment Agreement to be entered into between the company and James Kirsch
10.8*	Form of Employment Agreement to be entered into between the company and Rudy Martinez
10.9*	Form of Contribution and Reorganization Agreement
10.10*	Form of Debt Conversion Agreement
10.11	Insertion Order between Apollo Group and the Registrant, dated June 11, 2012 (previously filed).
10.12**†	Diversity Recruitment Partnership Agreement between the Registrant and LinkedIn Corporation, dated as of November 6, 2012 (previously filed).
21	Subsidiaries of the Registrant - None.
23.1**	Consent of Marcum LLP.
23.2*	Consent of SNR Denton US LLP (see Exhibit 5.1)
24.1	Powers of Attorney (previously filed)
99.1	Consent of Barry Feierstein (previously filed)
99.2	Consent of Stephen Pemberton (previously filed)
99.3	Consent of Daniel Marovitz (previously filed)

Exhibit Number	Description of Exhibit
99.4	Consent of Andrea Saenz (previously filed)
99.5	Draft registration statement, dated April 16, 2012, confidentially submitted to the SEC. (previously filed)

*	Denotes to be filed by amendment
**	Filed herewith
†	Confidential treatment requested as to certain portions of this exhibit. Such portions have been redacted and submitted separately to the SEC.

All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Schedule II. Valuation and Qualifying Accounts

All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 9 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 15th day of January, 2013.

Professional Diversity Network, LLC

/s/ James Kirsch
By:	James Kirsch
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Kirsch James Kirsch	Chief Executive Officer (principal executive officer)	January 15, 2013

/s/ Myrna Newman Myrna Newman	Chief Financial Officer and Secretary (principal financial and accounting officer)	January 15, 2013

/s/ * Daniel Ladurini	Manager	January 15, 2013

/s/ * Ferdinando Ladurini	Manager	January 15, 2013

/s/ * Rudy Martinez	Manager	January 15, 2013

Daniel Kirsch	Manager

*By: /s/ James Kirsch James Kirsch Attorney-in-fact

Professional Diversity Network, LLC

Registration Statement On Form S-1

Exhibit Index

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
1.2**	Form of Technology and Services Agreement among Professional Diversity Network LLC, LOYAL3 Securities, Inc. and LOYAL3 Labs, Inc.
3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be adopted.
3.2*	Form of Amended and Restated Bylaws of the Registrant to be adopted.
4.1*	Form of Common Stock Certificate.
5.1*	Form of Opinion of SNR Denton US LLP, counsel to the Registrant, with respect to the legality of securities being registered.
10.1†	Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated (previously filed).
10.2†	First Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated April 18, 2008 (previously filed).
10.3†	Second Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated January 31, 2009 (previously filed).
10.4†	Third Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated February 2010 (previously filed).
10.5	Fourth Amendment to the Alliance Agreement between Monster Worldwide Inc. and the Registrant, dated September 16, 2011 (previously filed).
10.6**	Master Services Agreement between Apollo Group and the Registrant, dated October 1, 2012.
10.7*	Form of Employment Agreement to be entered into between the company and James Kirsch
10.8*	Form of Employment Agreement to be entered into between the company and Rudy Martinez
10.9*	Form of Contribution and Reorganization Agreement
10.10*	Form of Debt Conversion Agreement
10.11	Insertion Order between Apollo Group and the Registrant, dated June 11, 2012 (previously filed).
10.12**†	Diversity Recruitment Partnership Agreement between the Registrant and LinkedIn Corporation, dated as of November 6, 2012 (previously filed).
21	Subsidiaries of the Registrant - None.
23.1**	Consent of Marcum LLP.
23.2*	Consent of SNR Denton US LLP (see Exhibit 5.1).
24.1	Powers of Attorney (previously filed)
99.1	Consent of Barry Feierstein (previously filed)
99.2	Consent of Stephen Pemberton (previously filed)
99.3	Consent of Daniel Marovitz (previously filed)
99.4	Consent of Andrea Saenz (previously filed)
99.5	Draft registration statement, dated April 16, 2012, confidentially submitted to the SEC. (previously filed)

*	Denotes to be filed by amendment
**	Filed herewith
†	Confidential treatment requested as to certain portions of this exhibit. Such portions have been redacted and submitted separately to the SEC.